UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Sysco Corporation

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1390 Enclave Parkway
Houston, Texas 77077-2099

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 18, 2009

To the Stockholders of Sysco Corporation:

The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held on Wednesday, November 18, 2009 at 10:00 a.m. at The St. Regis Hotel located at 1919 Briar Oaks Lane, Houston, Texas 77027, for the following purposes:

1.	To elect as directors the four nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2012;

2.	To approve the 2009 Non-Employee Directors Stock Plan;

3.	To authorize amendments to Sysco’s 2007 Stock Incentive Plan, as amended;

4.	To approve the material terms of, and the payment of compensation to certain executive officers pursuant to, the 2009 Management Incentive Plan, so that the deductibility of such compensation will not be limited by Section 162(m) of the Internal Revenue Code;

5.	To ratify the appointment of Ernst & Young LLP as Sysco’s independent accountants for fiscal 2010;

6.	To consider and approve an advisory proposal relating to the company’s executive compensation philosophy, policies and procedures;

7.	To consider a stockholder proposal, if presented at the meeting, requesting that the Board of Directors adopt certain principles for health care reform; and

8.	To transact any other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 21, 2009 will be entitled to receive notice of and to vote at the Annual Meeting. You may inspect a list of stockholders of record at the company’s offices during regular business hours during the 10-day period before the Annual Meeting. You may also inspect this list at the Annual Meeting.

We hope you will be able to attend the Annual Meeting in person. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

By Order of the Board of Directors

Manuel A. Fernandez
Chairman of the Board

October 8, 2009

SYSCO CORPORATION
1390 Enclave Parkway
Houston, Texas 77077-2099

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

October 8, 2009

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Wednesday, November 18, 2009 at 10:00 a.m. at The St. Regis located at 1919 Briar Oaks Lane, Houston, Texas 77027.

Information About This Proxy Statement

We are providing you with a Notice of Internet Availability of Proxy Materials and access to these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. Unless the context otherwise requires, the terms “we,” “our,” “us,” the “company” or “Sysco” as used in this proxy statement refer to Sysco Corporation.

Information About the Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now generally furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet.

•	Stockholders who have previously signed up to Receive Proxy Materials on the Internet: On or about October 8, 2009, we will send electronically a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to those stockholders that have previously signed up to receive their proxy materials and other stockholder communications on the Internet instead of by mail.

•	Stockholders who have previously signed up to Receive All Future Proxy Materials in Printed Format by Mail: On or about October 8, 2009, we will begin mailing printed copies of our proxy materials, including our annual report to stockholders, to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format.

•	All other Stockholders: On or about October 8, 2009, we will begin mailing the E-Proxy Notice to all other stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the annual report to stockholders. Instead, the E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials, including our annual report to stockholders. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, including our annual report to stockholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Receiving Future Proxy Materials Electronically:  Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices, and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Visit http://enroll.icsdelivery.com/syy for additional information regarding electronic delivery enrollment.

Where to Find Information in this Proxy Statement:  For your convenience, set forth below is a listing of the major topics in this proxy statement.

Who Can Vote

You can vote at the Annual Meeting if you owned shares at the close of business on September 21, 2009. You are entitled to one vote for each share you owned on that date on each matter presented at the Annual Meeting.

On September 21, 2009, there were 591,305,919 shares of Sysco Corporation common stock outstanding. All of our current directors and executive officers (20 persons) owned, directly or indirectly, an aggregate of 1,051,446 shares, which was less than 1% of our outstanding stock as of September 21, 2009. We expect that these individuals will vote their shares in favor of electing the four nominees named below, and FOR each of the following:

•	approval of the 2009 Non-Employee Directors Stock Plan;
•	approval of amendments to Sysco’s 2007 Stock Incentive Plan, as amended;
•	approval of the material terms of, and the payment of compensation to certain executive officers pursuant to, the 2009 Management Incentive Plan;
•	the ratification of the appointment of Ernst & Young as independent accountants for fiscal 2010; and
•	approval of an advisory vote relating to the company’s executive compensation philosophy, policies and procedures.

We expect that these individuals will vote AGAINST the stockholder proposal requesting that the Board of Directors adopt certain principles for health care reform.

How to Vote

You may vote your shares as follows:

•	in person at the Annual Meeting; or
•	by telephone (see the instructions at www.ProxyVote.com); or,
•	by Internet (see the instructions at www.ProxyVote.com); or
•	if you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for, against or abstain with respect to all, some or none of the nominees for director and with respect to ratification of the appointment of the independent accountants, approval of an advisory vote relating to the company’s executive compensation philosophy, policies and procedures, and approval of the stockholder proposal.

If you sign and return your proxy card without indicating your voting instructions, your shares will be voted as follows

•	FOR the election of the four nominees for director;
•	FOR approval of the 2009 Non-Employee Directors Stock Plan;
•	FOR approval of amendments to Sysco’s 2007 Stock Incentive Plan, as amended;
•	FOR approval of the material terms of, and the payment of compensation to certain executive officers pursuant to, the 2009 Management Incentive Plan;
•	FOR the ratification of the appointment of Ernst & Young as independent accountants for fiscal 2010;
•	FOR approval of an advisory vote relating to the company’s executive compensation philosophy, policies and procedures; and
•	AGAINST the stockholder proposal requesting that the Board of Directors adopt certain principles for health care reform.

If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

How to Revoke or Change Your Vote

You may revoke or change your proxy at any time before it is exercised by:

•	delivering written notice of revocation to Sysco’s Corporate Secretary in time for him to receive it before the Annual Meeting;
•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or
•	voting in person at the Annual Meeting.

The last vote that we receive from you will be the vote that is counted.

Broker Non-Votes

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner.

Quorum Requirement

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain broker non-votes as to one or more items.

Votes Necessary for Action to be Taken

Sysco’s Bylaws and Corporate Governance Guidelines include a majority vote standard for uncontested director elections. Since the number of nominees timely nominated for the Annual Meeting does not exceed the number of directors to be elected, each director to be elected shall be elected if the number of votes cast “for” election of the director exceeds those cast “against.” Any incumbent director who is not re-elected will be required to tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the recommendation within 120 days following certification of the stockholders’ vote and will promptly make a public disclosure of its decision regarding whether to accept the director’s resignation offer.

Pursuant to Sysco’s Bylaws, the affirmative vote of a majority of the votes cast, either for or against, is required to approve the:

•	the 2009 Non-Employee Directors Stock Plan;
•	amendments to Sysco’s 2007 Stock Incentive Plan, as amended;
•	material terms of, and the payment of compensation to certain executive officers pursuant to, the 2009 Management Incentive Plan, so that the deductibility of such compensation will not be limited by Section 162(m) of the Internal Revenue Code;
•	ratification of the appointment of the independent accountants,
•	advisory vote relating to the company’s executive compensation philosophy, policies and procedures; and
•	stockholder proposal requesting that the Board of Directors adopt certain principles for health care reform.

Broker non-votes will be disregarded with respect to the election of directors and all other proposals. Abstentions will be disregarded with respect to the election of directors and all other proposals except the proposals to approve the 2009 Non-Employee Directors Stock Plan and amend Sysco’s 2007 Stock Incentive Plan, as amended. NYSE rules require that the proposals to approve the 2009 Non-Employee Directors Stock Plan and amend Sysco’s 2007 Stock Incentive Plan, as amended, receive a majority of the votes cast, whether for, against or abstain. Accordingly, abstentions will count as votes against with respect to these proposals.

In addition, NYSE rules require that at least 50% of the shares entitled to vote at the meeting actually cast a vote, either for, against or abstain, with respect to the proposals to approve the 2009 Non-Employee Directors Stock Plan and amend Sysco’s 2007 Stock Incentive Plan, as amended. Broker non-votes will not be counted as votes cast for purposes of the NYSE 50% vote requirement.

Who Will Count Votes

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote and will count all votes and ballots cast for and against and any abstentions or broker non-votes with respect to all proposals and will determine the results of each vote.

Cost of Proxy Solicitation

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement, should we choose to mail any written proxy materials, and the E-Proxy Notice. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the company (who will not receive any additional compensation for any solicitation of proxies).

We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials. We have retained Georgeson Shareholder Communications to help us solicit proxies from these entities and certain other stockholders, in writing or by telephone, at an estimated fee of $14,500 plus reimbursement for their out-of-pocket expenses.

Other Matters

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

Annual Report

We will furnish additional copies of our annual report to stockholders, including our Annual Report on Form 10-K, without charge upon your written request if you are a record or beneficial owner of Sysco Corporation common stock whose proxy we are soliciting in connection with the Annual Meeting. Please address requests for a copy of the annual report to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors — Financial Information” at www.sysco.com.

Householding

Stockholders who share the same last name and address may receive only one copy of the E-Proxy Notice and any other proxy materials we choose to mail unless we receive contrary instructions from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice, and any other proxy materials that we mail, at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice and other proxy materials, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors — Financial Information” at www.sysco.com.

If your shares are not registered in your own name, you can request additional copies of the E-Proxy Notice and any other proxy materials we mail or you can request householding by notifying your broker or agent in whose name your shares are registered.

ELECTION OF DIRECTORS
ITEM NO. 1 ON THE PROXY CARD

Four directors are to be elected at the meeting. The Board of Directors currently consists of 12 members divided into three classes of four directors each. The company’s governing documents provide that the Board of Directors shall be divided into three classes with no class of directors having more than one director more than any other class of directors. The directors in each class serve for a three-year term. A different class is elected each year to succeed the directors whose terms are expiring.

The Board of Directors has nominated the following four persons for election as directors in Class II to serve for three-year terms or until their successors are elected and qualified:

•	Jonathan Golden
•	Joseph A. Hafner, Jr.
•	Nancy S. Newcomb
•	Kenneth F. Spitler

Each of Mr. Golden, Mr. Hafner, Ms. Newcomb and Mr. Spitler is currently serving as a director of Sysco and has consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

Set forth below is biographical information for each nominee for election as a director at the 2009 Annual Meeting.

Nominees for election as Class II Directors for terms expiring at the 2012 Annual Meeting:

Jonathan Golden, 72, has served as a director of Sysco since February 1984. Mr. Golden is a partner of Arnall Golden Gregory LLP, counsel to Sysco. Mr. Golden is a member of the Finance Committee and the Corporate Sustainability Committee.

Joseph A. Hafner, Jr., 64, has served as a director of Sysco since November 2003. In November 2006, Mr. Hafner retired as Chairman of Riviana Foods, Inc., a position he had held since March 2005. He served as President and Chief Executive Officer of Riviana from 1984 until March 2004. Mr. Hafner is Chairman of the Finance Committee and is also a member of the Audit Committee, the Executive Committee, the Corporate Sustainability Committee and the Employee Benefits Committee.

Nancy S. Newcomb, 64, has served as a director of Sysco since February 2006. Ms. Newcomb served as Senior Corporate Officer, Risk Management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation of Citigroup) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is also a director of Moody’s Corporation and The DIRECTV Group, Inc. Ms. Newcomb is a member of the Audit Committee and the Finance Committee.

Kenneth F. Spitler, 60, has served as a director since January 2009. Mr. Spitler was promoted to the role of President and Chief Operating Officer, effective July 1, 2007. In January 2009, he assumed the additional role of Vice Chairman of the Board of Directors. Mr. Spitler joined Sysco in 1986 and has held a variety of executive positions with the company including serving as president and chief executive officer of the company’s Detroit and Houston operating companies. In 2000, he was named senior vice president, operations for the Northeast Region, with responsibility for 14 Sysco operating companies in eight states. Mr. Spitler relocated to Sysco’s corporate headquarters in 2002 when he was promoted to executive vice president, redistribution and foodservice operations with responsibility for nationwide broadline operations and the development of redistribution facilities. He was promoted to the position of Executive Vice President and President of North American foodservice operations in January 2005, and served in that role until his promotion to his current position. Mr. Spitler is a member of the Executive Committee, the Finance Committee, the Corporate Sustainability Committee and the Employee Benefits Committee.

The Board of Directors recommends a vote FOR the nominees listed above.

Class III directors whose terms expire at the 2010 Annual Meeting:

John M. Cassaday, 56, has served as a director of Sysco since November 2004. He is President and Chief Executive Officer of Corus Entertainment Inc., a media and entertainment company based in Canada, a position he has held since September 1999. He also serves as a director of Corus Entertainment Inc. and Manulife Financial Corporation. Mr. Cassaday is Chairman of the

Compensation Committee and is also a member of the Corporate Governance and Nominating Committee and the Executive Committee. He served as the Presiding Director of the Board during fiscal 2009.

Manuel A. Fernandez, 63, has served as a director of Sysco since November 2006 and as the non-executive Chairman of the Board since June 28, 2009. He has been the Managing Director of SI Ventures, a venture capital firm, since 2000 and Chairman Emeritus of Gartner, Inc., a leading information technology research and consulting company, since 2000. Prior to his present positions, Mr. Fernandez was Chairman, President, and Chief Executive Officer of Gartner. Previously, he was President and Chief Executive Officer at Dataquest, Inc., Gavilan Computer Corporation, and Zilog Incorporated. Mr. Fernandez also serves on the board of directors of Brunswick Corporation, Flowers Foods, Inc., The Black & Decker Corporation and several private companies and foundations. Mr. Fernandez is a member of the Corporate Governance and Nominating Committee, the Compensation Committee and the Executive Committee.

Hans-Joachim Koerber, 63, has served as a director of Sysco since January 2008. Dr. Koerber served as the chairman and chief executive officer of METRO Group, Germany’s largest retailer, from 1999 until his retirement in October 2007. Dr. Koerber is a director of Air Berlin PLC, Skandinaviska Enskilda Benken AB and Esprit Holdings Limited. Dr. Koerber is a member of the Audit Committee and the Finance Committee.

Jackie M. Ward, 71, has served as a director of Sysco since September 2001. Ms. Ward founded in 1968, and later served as Chairman, President and Chief Executive Officer of, Computer Generation Incorporated, which was acquired in December 2000 by Intec Telecom Systems PLC, a technology company based in the United Kingdom. Ms. Ward is a director of Flowers Foods, Inc., Sanmina-SCI Corporation and WellPoint, Inc. Ms. Ward is Chairman of the Corporate Governance and Nominating Committee and is also a member of the Compensation Committee and the Executive Committee.

Class I Directors whose terms expire at the 2011 Annual Meeting:

William J. DeLaney, 53, has been a director of Sysco since January 2009 and began serving as Sysco’s Chief Executive Officer on March 31, 2009. Mr. DeLaney began his Sysco career in 1987 as assistant treasurer at the company’s corporate headquarters. He was promoted to treasurer in 1991, and in 1993 he was named a vice president of the company, continuing in those responsibilities until 1994. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 as chief financial officer, progressed to senior vice president in 1998 and executive vice president in 2002. In 2004, Mr. DeLaney was appointed president and chief executive officer of Sysco Food Services of Charlotte. He held that position until December 2006, when he was named Sysco’s Senior Vice President of Financial Reporting. Effective July 1, 2007, Mr. DeLaney was promoted to the role of Executive Vice President and Chief Financial Officer and has continued to serve in such position following his promotion to CEO until the appointment of Sysco’s new Chief Financial Officer becomes effective on October 5, 2009. Mr. DeLaney is Chairman of the Executive Committee and Chairman of the Employee Benefits Committee and is also a member of the Finance Committee.

Judith B. Craven, M.D., 64, has served as a director of Sysco since July 1996. Dr. Craven served as President of the United Way of the Texas Gulf Coast from 1992 until her retirement in September 1998. Dr. Craven is also a director of Belo Corporation, Luby’s, Inc., Sun America Funds and VALIC. Dr. Craven is Chairman of the Corporate Sustainability Committee and is also a member of the Corporate Governance and Nominating Committee, the Compensation Committee and the Employee Benefits Committee.

Phyllis S. Sewell, 78, has served as a director of Sysco since December 1991. Currently retired, she formerly served as Senior Vice President of Federated Department Stores, Inc. Mrs. Sewell is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

Richard G. Tilghman, 69, has served as a director of Sysco since November 2002. Mr. Tilghman served as Vice Chairman and Director of SunTrust Banks from 1999 until his retirement in 2000. He served as Chairman and Chief Executive Officer of Crestar Financial Corporation, a bank holding company, from 1986 until 1999. Mr. Tilghman is Chairman of the Audit Committee and is also a member of the Finance Committee and the Executive Committee.

Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance Guidelines

The Board of Directors has adopted the Sysco Corporation Corporate Governance Guidelines. These guidelines outline the functions of the Board, director responsibilities, and various processes and procedures designed to ensure effective and responsive governance. These guidelines also outline qualities and characteristics we consider when determining whether a member or candidate is qualified to serve on the Board, including diversity, skills, experience, time available and the number of other boards the member sits on, in the context of the needs of the Board and Sysco. We review these guidelines from time to time in response to changing regulatory requirements and best practices and revise them accordingly. The guidelines were last revised in May 2009. We have published the Corporate Governance Guidelines on our website under “Investors — Corporate Governance” at www.sysco.com and you may obtain a copy in print by writing to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Code of Business Conduct

We require all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller to comply with our long-standing Code of Business Conduct to help ensure that we conduct our business in accordance with the highest standards of moral and ethical behavior. Our Code of Business Conduct addresses:

•	professional conduct, including customer relationships, equal opportunity, payment of gratuities and receipt of payments or gifts,
•	competition and fair dealing,
•	compliance with the Foreign Corrupt Practices Act,
•	political contributions,
•	antitrust,
•	conflicts of interest,
•	legal compliance, including compliance with laws addressing insider trading,
•	financial disclosure,
•	intellectual property, and
•	confidential information.

The Code, which was last updated in September 2007, requires strict adherence to all laws and regulations applicable to our business and requires employees to report any violations or suspected violations of the Code. We have published the Code of Business Conduct on our website under “Investors — Corporate Governance” at www.sysco.com. You may obtain the Code in print by writing to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Director Independence

Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence that the New York Stock Exchange has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be independent and that all members of the Audit Committee satisfy the additional requirements of the New York Stock Exchange and applicable rules promulgated under the Securities Exchange Act of 1934.

Under New York Stock Exchange listing standards, to consider a director to be independent, we must determine that he or she has no material relationship with Sysco other than as a director. The standards specify the criteria by which we must determine whether directors are independent, and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Sysco or its independent public accountants.

In addition to the NYSE’s standards for independence, our Corporate Governance Guidelines contain categorical standards that provide that the following relationships will not impair a director’s independence:

•	if a Sysco director is an executive officer of another company that does business with Sysco and the annual sales to, or purchases from, Sysco are less than two percent of the annual revenues of the company he or she serves as an executive officer;

•	if a Sysco director is an executive officer of another company which is indebted to Sysco, or to which Sysco is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer, so long as payments made or received by Sysco as a result of such indebtedness do not exceed the two percent thresholds provided above with respect to sales and purchases; and

•	if a Sysco director serves as an officer, director or trustee of a tax-exempt charitable organization, and Sysco’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts; Sysco’s automatic matching of employee charitable contributions will not be included in the amount of Sysco’s contributions for this purpose.

The Board of Directors has reviewed all relevant relationships of the directors with Sysco. The relationships reviewed included those described under “Certain Relationships and Related Transactions,” and several relationships that did not automatically make the individual non-independent under the NYSE standards or our Corporate Governance Guidelines, either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds. Such relationships include the following (for purposes of this section, “Sysco”, “we,” “us” and “our” include our operating companies):

•	Mr. Cassaday serves as a director of Fort Reliance, a subsidiary of which is one of our suppliers.

•	Dr. Craven serves as a member of the Board of Directors of Luby’s, Inc., which is one of our customers;

•	Mr. Fernandez serves as a director of Flowers Foods, Inc, which is one of Sysco’s suppliers, and as Chairman Emeritus of Gartner, Inc., a technology firm that provides certain services to which we subscribe;

•	Mr. Hafner serves as a Trustee of The Kinkaid School, which is one of our customers; during the first half of fiscal 2009, Mr. Hafner served on the Houston regional advisory board of JPMorgan Chase Bank, which provides investment banking and cash management services to our company; JPMorgan and its affiliates also serve as administrative agents on our revolving credit facility, as the issuing and paying agent and a dealer on our commercial paper program and as the trustee on certain rabbi trust arrangements related to Sysco’s executive retirement programs; Mr. Hafner also serves on the boards or committees of several non-profit organizations to which Sysco makes donations; in addition, Mr. Hafner serves as a member of the President’s Advisory Council of the University of Houston — Downtown, which purchases our products through subcontracting arrangements;

•	Ms. Newcomb is a director of Moody’s Corporation, which provides credit ratings for certain of our debt obligations, and is a trustee of the Woods Hole Oceanographic Institution, which purchases our products through a subcontracting arrangement;

•	Mr. Tilghman is a trustee of the Colonial Williamsburg Foundation, a director of the Colonial Williamsburg Company, and a trustee of the Virginia Museum of Fine Arts; all three of these organizations are our customers;

•	During a portion of fiscal 2009, Ms. Ward was a director of Bank of America Corporation, which provides us with investment banking and cash management services. Bank of America’s affiliate, Banc of America Securities LLC, was a co-manager of our March 2009 offering of $500 million of senior notes. In addition, Ms. Ward is a director of Flowers Foods, Inc., which is one of our suppliers.

After reviewing such information, the Board of Directors has determined that each of Mr. Cassaday, Dr. Craven, Mr. Fernandez, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Mrs. Sewell, Mr. Tilghman and Ms. Ward has no material relationship with Sysco and is independent under the NYSE standards and the categorical standards set forth in the Corporate Governance Guidelines and described above. Mr. Golden is not considered to be independent. The Board has also determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent. The independence decisions referenced above were based on the Board’s determinations that the relevant positions fell within the categorical standards of the Corporate Governance Guidelines, that status as a director or trustee of an entity with which Sysco does business does not present a material relationship or that specific amounts involved in a transaction were not large enough to impact the director’s independence. Our Corporate Governance Guidelines also provide that no independent director who is a member of the Audit, Compensation or Corporate Governance and Nominating Committees may receive any compensation from Sysco other than in his or her capacity as a non-employee director or committee member. The Board has determined that none of the above-named directors has received any compensation from Sysco during fiscal 2009, and no member of the Audit Committee has received any compensation from Sysco at any time while he or she has served as such, other than in his or her capacity as a non-employee director or committee member.

Director Compensation

See “Director Compensation” for a discussion of compensation received by our non-employee directors during fiscal 2009.

Chairman of the Board and Presiding Director

During fiscal 2009, the non-management directors held three executive sessions without the CEO or any other member of management present. Mr. Cassaday served as presiding director and presided at these executive sessions during fiscal 2009. Concurrently with Mr. Schnieders’ retirement effective June 27, 2009, Mr. Fernandez was chosen to serve as the non-executive Chairman of Sysco’s Board of Directors. Sysco’s Corporate Governance Guidelines provide that at any time that the Chairman of the Board is an independent director, he or she shall also be deemed to be the Presiding Director. Whenever the Chairman of the Board is also a current or former officer of the Company or is otherwise not an independent director, the Board will choose a separate presiding director annually from among the independent directors. Because he is an independent director serving as Chairman of the Board, Mr. Fernandez is also currently serving as the presiding director.

The Chairman of the Board (as presiding director), among other things, establishes the agenda for, and presides at, meetings of the non-employee directors. In addition, the independent directors, exclusive of all directors who have not been determined to be independent, meet in executive session at least once a year, and the Chairman (as presiding director) presides at such meetings.

The Chairman has the following additional duties and responsibilities:

•	serving as the primary liaison between the independent directors and the Chief Executive Officer;

•	overseeing information and materials sent to the Board;

•	reviewing meeting agendas and schedules for meetings of the Board with the Chief Executive Officer; and

•	being available for consultation and director communication.

Board Meetings and Attendance

The Board of Directors held ten meetings, including five regular meetings and five special meetings, during fiscal 2009, and all directors attended 75% or more of the aggregate of:

•	the total number of meetings of the Board of Directors, and
•	the total number of meetings held by all committees of the Board on which he or she served during fiscal 2009.

It is the Board’s policy that directors attend the Annual Meeting of Stockholders, to the extent practicable. In fiscal 2009, all directors who were in office at that time attended the Annual Meeting held in November 2008.

Committees of the Board

As of the date of this proxy statement, each of the individuals continues to serve on the committees listed in his or her biographical information under “Election of Directors.”

Audit Committee — The Audit Committee held twelve meetings during fiscal 2009. During fiscal 2009, Mr. Hafner, Dr. Koerber, Ms. Newcomb and Mr. Tilghman (Chair) served on the Audit Committee for the full year, and Mr. Richard G. Merrill served on the Committee until his retirement on November 19, 2008. The Audit Committee oversees and reports to the Board with respect to various auditing and accounting matters, including:

•	the selection of the independent public accountants,
•	the scope of audit procedures,
•	the nature of all audit and non-audit services to be performed by the independent public accountants,
•	the fees to be paid to the independent public accountants,
•	the performance of the independent public accountants, and
•	Sysco’s accounting practices and policies.

The Audit Committee also reviews with the Finance Committee enterprise-wide risk assessment and risk management policies, and assists the Board in its oversight of legal and regulatory compliance. Each member of the Audit Committee is financially literate and has been determined by the Board to be independent, as defined in the New York Stock Exchange’s listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. No Audit Committee member serves on the audit committees of more than two other companies. The Board has determined that Messrs. Hafner and Tilghman and Ms. Newcomb each meet the definition of an audit committee financial expert as promulgated by the Securities and Exchange Commission.

Compensation Committee — The Compensation Committee held nine meetings during fiscal 2009. During fiscal 2009, Mr. Cassaday (Chair), Dr. Craven, Mr. Fernandez, Mr. Merrill, Mrs. Sewell, Mr. Tilghman and Ms. Ward served on the

Compensation Committee. Mr. Merrill served on the Committee until his retirement on November 19, 2008. Mr. Tilghman served on the Committee until May 15, 2009, and Dr. Craven and Mr. Fernandez were appointed to the Committee effective May 15, 2009. All other committee members served for the full year. The function of the Compensation Committee is to determine and approve all compensation of the Chief Executive Officer and the other executive officers, including the named executive officers, and to oversee the administration of:

•	Sysco’s Management Incentive Plans,
•	stock incentive and option plans,
•	the 2004 Cash Performance Unit Plan,
•	the 2008 Cash Performance Unit Plan,
•	the Supplemental Executive Retirement Plan,
•	the Executive Deferred Compensation Plan, and
•	all other executive benefit plans.

Except for decisions that impact the compensation of the Chief Executive Officer, the Compensation Committee is authorized to delegate any decisions it deems appropriate to a subcommittee. In such a case, the subcommittee must promptly make a report of any action that it takes to the full Compensation Committee. For a detailed description of the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “Compensation Discussion and Analysis”.

Corporate Governance and Nominating Committee — The Corporate Governance and Nominating Committee held nine meetings during fiscal 2009. During fiscal 2009, Ms. Ward (Chair), Mr. Cassaday, Dr. Craven, Mr. Fernandez and Mrs. Sewell served on the Corporate Governance and Nominating Committee. All committee members served for the full year. The function of the Corporate Governance and Nominating Committee is to:

•	propose directors, committee members and officers to the Board for election or reelection,
•	oversee the evaluation of management, including the Chief Executive Officer,
•	review the performance of the members of the Board and its committees,
•	recommend to the Board the annual compensation of non-employee directors,
•	review related party transactions,
•	review and make recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and Sysco’s governing documents, and
•	monitor compliance with and approve waivers to Sysco’s Code of Business Conduct and Ethics and Policy on Trading in Company Securities.

Finance Committee — The Finance Committee held five meetings during fiscal 2009. During fiscal 2009, Mr. Hafner (Chair), Dr. Craven, Mr. DeLaney, Mr. Fernandez, Mr. Golden, Dr. Koerber, Ms. Newcomb, Mr. Schnieders, Mr. Spitler and Mr. Tilghman served on the Finance Committee. Dr. Craven, Mr. Fernandez and Mr. Schnieders served on the Committee through May 15, 2009, and Mr. DeLaney, Mr. Spitler and Mr. Tilghman were appointed to the Committee effective May 15, 2009. All other Committee members served for the full year. The function of the Finance Committee is to assist the Board in satisfying its fiduciary responsibilities relating to Sysco’s financial performance and financial planning. The Finance Committee:

•	reviews policies regarding capital structure, dividends and liquidity;
•	reviews with the Audit Committee risk assessment and risk management policies;
•	reviews and recommends the sale or issuance of equity and certain debt securities;
•	reviews acquisitions and financing alternatives;
•	reviews and approves certain capital expenditures;
•	establishes and monitors high-level investment and funding objectives and investment performance and funding of Sysco’s tax-qualified retirement and non-qualified benefit plans; and
•	reviews and oversees Sysco’s information technology and security matters.

The Finance Committee annually reviews with the Audit Committee Sysco’s enterprise-wide risk assessment and risk management policies, policies regarding financial risk management and insurance risk management strategies. In addition, the Finance Committee assists the Audit Committee in reviewing and overseeing Sysco’s environmental, health and safety matters and related regulatory compliance. The Finance Committee reports regularly, and makes recommendations to the Audit Committee regarding specific actions to be taken in this area at least annually.

Executive Committee — The Executive Committee did not meet during fiscal 2009. During fiscal 2009, Mr. Schnieders (Chair), Mr. Cassaday, Mr. DeLaney, Mr. Hafner, Mr. Spitler, Mr. Tilghman and Ms. Ward served on the Executive Committee. Mr. DeLaney and Mr. Spitler were appointed to the Committee effective May 15, 2009. All other committee members served for the full year. In conjunction with Mr. Schnieders’ retirement, Mr. Fernandez was appointed Chair of the Committee effective June 28, 2009. The Executive Committee is authorized to exercise all of the powers of the Board when necessary, to the extent permitted by applicable law.

Employee Benefits Committee — The Employee Benefits Committee met once during fiscal 2009. During fiscal 2009, Mr. DeLaney, Mr. Hafner, Mr. Schnieders, Mr. Spitler and Dr. Craven served on the Employee Benefits Committee. Mr. Schnieders served on the Committee and acted as its Chair through February 13, 2009. Messrs. DeLaney and Spitler were appointed to the Committee effective February 13, 2009, and Mr. DeLaney has served as its Chair since that date. Mr. Hafner was appointed to the Committee effective May 15, 2009. The Employee Benefits Committee’s purpose is to oversee the maintenance and administration of the Corporation’s employee stock purchase, employee welfare benefit, and tax-qualified retirement plans, except that the Employee Benefits Committee does not have authority with respect to the compensation of executive officers.

Corporate Sustainability Committee — The Corporate Sustainability Committee met four times during fiscal 2009. During fiscal 2009, Dr. Craven (Chair), and Messrs. Fernandez, Golden, Hafner, Schnieders and Spitler served on the Corporate Sustainability Committee. Messrs. Hafner and Schnieders served on the Committee through May 15, 2009. Mr. Golden was appointed to the Committee effective July 18, 2008, and Mr. Spitler was appointed to the Committee effective May 15, 2009. The Corporate Sustainability Committee’s purpose is to provide review and act in an advisory capacity to the Board and management with respect to policies and strategies that affect Sysco’s role as a socially responsible organization and with respect to Sysco’s long-term sustainability.

Current copies of the charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Corporate Sustainability Committee are published on our website under “Investors — Corporate Governance — Committees” at www.sysco.com and are available in print by writing to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Nominating Committee Policies and Procedures in Identifying and Evaluating Potential Director Nominees

In accordance with its Charter, the Corporate Governance and Nominating Committee will observe the procedures described below in identifying and evaluating candidates for election to Sysco’s Board of Directors.

In considering candidates for election to the Board, the Committee will determine the incumbent directors whose terms expire at the upcoming Annual Meeting and who wish to continue their service on the Board. The Committee will also identify and evaluate new candidates for election to the Board for the purpose of filling vacancies. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, Sysco’s management and stockholders who beneficially own individually or as a group at least five percent of Sysco’s outstanding shares for at least one year and who have expressed an interest in recommending director candidates. In evaluating candidates, the Committee will consider the absence or presence of material relationships with Sysco that might impact independence, as well as the diversity, age, skills, experience, time available and the number of other boards the candidate sits on in the context of the needs of the Board and Sysco, and such other criteria as the Committee shall determine to be relevant at the time. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee shall set its fees and scope of engagement.

The Committee will also consider candidates recommended by stockholders. The Committee will evaluate such recommendations using the same criteria that it uses to evaluate other candidates. Stockholders can recommend candidates for consideration by the Committee by writing to the Corporate Secretary, 1390 Enclave Parkway, Houston, Texas 77077, and including the following information:

•	the name and address of the stockholder;

•	the name and address of the person to be nominated;

•	a representation that the stockholder is a holder of the Sysco stock entitled to vote at the meeting to which the director recommendation relates;

•	a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and

•	the candidate’s written, signed consent to serve if elected.

The Committee typically recommends director candidates to the Board in early July of each year. The Committee will consider in advance of Sysco’s next Annual Meeting of stockholders those director candidate recommendations that the Committee receives by May 1st.

With respect to all incumbent and new candidates that the Committee believes merit consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information required to be disclosed in a proxy statement under the rules of the SEC or any other regulatory agency or exchange or trading system on which Sysco’s securities are listed, and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the qualifications required by the company’s Corporate Governance Guidelines of candidates for election as director, as set forth above;

•	determine if the candidate possesses qualities, experience or skills that the Committee has determined to be desirable;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board;

•	consider the candidate’s capacity to be an effective director in light of the time required by the candidate’s primary occupation and service on other boards;

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors; and

•	consider, with respect to an incumbent director, whether the director satisfactorily performed his or her duties as director during the preceding term, including attendance and participation at Board and Committee meetings, and other contributions as a director.

In its discretion, the Committee may designate one or more of its members, or the entire Committee, to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will recommend to the full Board for nomination those candidates who, in the view of the Committee, are most suited for membership on the Board.

The Committee has not received any recommendations for director nominees for election at the 2009 annual stockholders meeting from any Sysco security holder or group of security holders.

If we receive by June 9, 2010 a recommendation of a director candidate from one or more stockholders who have beneficially owned at least five percent of our outstanding common stock for at least one year as of the date the stockholder makes the recommendation, then we will disclose in our next proxy materials relating to the election of directors the identity of the candidate, the identity of the nominating stockholder(s) and whether the Committee determined to nominate such candidate for election to the Board. However, we will not provide this disclosure without first obtaining written consent of such disclosure from both the nominating stockholder and the candidate it is planning to identify. The Committee will maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

Majority Voting in Director Elections

The Company’s Bylaws provide for majority voting in uncontested director elections. Majority voting means that directors are elected by a majority of the votes cast — that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any incumbent director who is not re-elected in an election in which majority voting applies shall tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee shall consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The Board shall act on the recommendation within 120 days following certification of the stockholders’ vote and shall promptly disclose its decision regarding whether to accept the director’s resignation offer. In contested elections, where there are more nominees than seats on the Board as of the record date of the meeting at which the election will take place, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

Communicating with the Board

Interested parties may communicate with the independent Chairman of the Board, the non-management directors as a group and the individual members of the Board by confidential email. All emails will be delivered to the parties to whom they are addressed. The Board requests that items unrelated to the duties and responsibilities of the Board not be submitted, such as product inquiries and complaints, job inquiries, business solicitations and junk mail. You may access the form to communicate by email in the corporate governance section of Sysco’s website under “Investors — Corporate Governance — Contact the Board” at www.sysco.com.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers of Sysco. Except for Mr. Kreidler, each person listed below has served as an officer of Sysco and/or its subsidiaries for at least the past five years.

Name	Title	Age

William B. Day	Senior Vice President, Merchandising and Supply Chain	52
William J. DeLaney*	Chief Executive Officer and Chief Financial Officer	53
Kirk G. Drummond	Senior Vice President of Finance and Treasurer	54
G. Mitchell Elmer	Senior Vice President, Controller and Chief Accounting Officer	50
Michael W. Green*	Executive Vice President, Northeast and North Central U.S. Foodservice Operations	50
James D. Hope	Senior Vice President, Business Transformation	49
Robert C. Kreidler	Executive Vice President and Chief Financial Officer	45
Michael C. Nichols	Senior Vice President, General Counsel and Corporate Secretary	57
Larry G. Pulliam*	Executive Vice President, Foodservice Operations	53
Stephen F. Smith*	Executive Vice President, South and West U.S. Foodservice Operations	59
Kenneth F. Spitler*	Vice Chairman, President and Chief Operating Officer	60

*	Named Executive Officer

William B. Day has served as Senior Vice President — Merchandising and Supply Chain since July 1, 2009. He began his Sysco career in 1983 as a staff accountant at Sysco’s Memphis, Tennessee subsidiary. Between 1984 and 1987 he divided his time between Sysco’s corporate headquarters and Sysco’s Atlanta subsidiary, where he served as the Chief Financial Officer. In 1987 Mr. Day officially moved to Sysco’s corporate headquarters in Houston where he served in a variety of roles until 1999, when he was promoted to Assistant Controller. Mr. Day started Sysco’s RDC project in 2000, was named Vice President, Supply Chain Management in 2003 and was promoted to Senior Vice President, Supply Chain in July 2007.

William J. DeLaney is described under “Election of Directors”.

Kirk G. Drummond has served as Sysco’s Senior Vice President, Finance and Treasurer since December, 2005. Mr. Drummond joined Sysco in 1986 as Controller of Sysco’s Grand Rapids, Michigan subsidiary. In 1989 he transferred to Sysco’s Atlanta operation as Chief Financial Officer and Controller, a position he held until 1992 when he assumed the added duties of Vice President of Finance. Mr. Drummond relocated to Sysco’s corporate headquarters in Houston in 1997 when he was appointed Vice President and Controller. He was named Vice President and Chief Information Officer in 2000 and served in that position until January 2005, when he was appointed to the role of Senior Vice President and Chief Information Officer. In December 2005, Mr. Drummond was appointed to his current duties.

G. Mitchell Elmer was promoted to Senior Vice President and Controller in November 2008 after serving as Vice President and Controller from 2000 to November 2008 and assuming the added responsibility of Chief Accounting Officer in July 2005. Mr. Elmer began his Sysco career in 1989 as a staff auditor in operations review at Sysco’s corporate office in Houston. In 1991 he transferred to Sysco’s Virginia subsidiary as Director of Finance, and the following year he was named Vice President of Finance and Administration. Mr. Elmer was appointed Vice President of Finance for Sysco’s Louisville, Kentucky operation in 1995 and progressed to Senior Vice President of Marketing, Merchandising and Finance at that company in 1997. The following year he transferred to Sysco’s Denver operation as Vice President of Finance. In 2000 he returned to Sysco’s corporate office to serve as Vice President and Controller.

Michael W. Green has served as Executive Vice President of Northeast and North Central U.S. Foodservice Operations since January 2008. Mr. Green began his Sysco career in 1991 as a member of the Management Development Program and was named Sysco’s Vice President of Marketing later that year. In 1992, he was promoted to Senior Vice President of Marketing and Merchandising, and then to Executive Vice President, of Sysco’s Chicago operating company. In 1994, Mr. Green became the President and Chief Executive Officer of Sysco Food Services of Detroit. He was promoted in 2004 to Senior Vice President of Operations for Sysco’s Midwest Region, a position he held until his promotion to his current title.

James D. Hope has served as Senior Vice President, Business Transformation, since November 2008. Mr. Hope started his career at Sysco’s corporate headquarters as a financial analyst in 1987. He advanced through the Operations Review department, becoming Manager in 1992. He transferred to Sysco Food Services of Kansas City, Inc. in 1993 as Chief Financial Officer, where he was named President and Chief Executive Officer in 2000. Mr. Hope served as Group President, Demand, in the company’s Strategic Group from December 2005 until July 2007. He was promoted in July 2007 to Senior Vice President, Sales and Marketing, a position he held until November 2008.

Robert C. Kreidler began serving as Sysco’s Executive Vice President and Chief Financial Officer on October 5, 2009. Mr. Kreidler most recently served as Chief Financial Officer for C&S Wholesale Grocers from February 2007 through March 2009. Between December 2003 and February 2007, he served as Senior Vice President of Corporate Strategy and Treasurer for Yum! Brands, Inc., which includes the worldwide operations of KFC, Pizza Hut, Taco Bell, Long John Silver’s and A&W All-American Food Restaurants.

Michael C. Nichols has served as Sysco’s General Counsel since 1998, assumed the added responsibility of Corporate Secretary in 2002, and was promoted to Senior Vice President in July 2006. In 2009, Mr. Nichols assumed additional responsibilities for the oversight of Sysco’s Human Resources and Administrative functions. Mr. Nichols began his Sysco career in 1981 as General Counsel at Sysco’s corporate office in Houston, a position he held through 1988. In 1991, he rejoined Sysco Corporation as Vice President of Management Development and Human Resources, and in 1998 he advanced to the position of General Counsel.

Larry G. Pulliam has served as Sysco’s Executive Vice President, Foodservice Operations since July 2009. In his new role, Mr. Pulliam has responsibility for Sysco’s specialty companies and SYGMA (Sysco’s quick-serve restaurant distribution company), while continuing to have executive management responsibility for Sysco’s sales to contract and multi-unit customers in the casual dining and large venue market segments. Mr. Pulliam began his foodservice career in 1975 with a regional foodservice company in Fort Worth, Texas. He served in a variety of areas for that company, from warehouse operations to information services, before joining Sysco’s corporate office in 1987. Mr. Pulliam was named Vice President of Operations for Sysco’s Los Angeles operation in 1991, and in 1995 he transferred to the Baltimore subsidiary to serve as Executive Vice President and Chief Operating Officer. He returned to Sysco’s corporate office in 1997 as Vice President and Chief Information Officer, a position he held until he was promoted to President and Chief Executive Officer of Sysco Food Services of Houston, LP in 2000. Mr. Pulliam then returned to Sysco’s corporate office as Senior Vice President, Merchandising Services in 2002 and served in that role until 2005, when he was promoted to Executive Vice President, Merchandising Services. From 2005 to July 2009, he served as Executive Vice President, Global Sourcing and Supply Chain.

Stephen F. Smith has served as Executive Vice President of South and West U.S. Foodservice Operations since January 2008. Mr. Smith began his career at Sysco in 1980, progressing through positions of increasing responsibility at several operating companies. Mr. Smith was appointed as President and Chief Executive Officer of Sysco’s Atlanta, Georgia operations in 1983, of Sysco’s Little Rock, Arkansas operations in 1987, and of Sysco Food Services of Central Florida in 1995. In June 2002, Mr. Smith was promoted to Senior Vice President, Foodservice Operations for Sysco’s Southeast Region, a position that he held until he was promoted to his current title.

Kenneth F. Spitler is described under “Election of Directors”.

Management Development and Succession Planning

On an ongoing basis, the Board plans for succession to the position of CEO and other key management positions, and the Corporate Governance and Nominating Committee oversees this management development and succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the company. In addition, the CEO periodically provides the Board with an assessment of potential successors to other key positions.

During fiscal 2008, as part of the Board’s ongoing succession planning, the executive management team engaged an independent advisor to evaluate and analyze the strengths and weaknesses of Sysco’s top executives. In addition, in fiscal 2009, the Board and its Corporate Sustainability Committee engaged in discussions with management regarding increasing the diversity of Sysco’s executive management team. In addition, the Chief Executive Officer and Chief Operating Officer have included Sysco’s effectiveness in management development and succession planning as part of their fiscal 2010 non-financial performance goals, which are reviewed at the end of the fiscal year by the Compensation and Corporate Governance and Nominating Committees. Management development and succession planning remain top priorities of executive management and the Board.

STOCK OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of Sysco’s common stock, as of September 21, 2009, by (i) each director and each director nominee, (ii) each named executive officer (as defined under “Compensation Discussion and Analysis”), and (iii) all directors, director nominees and executive officers as a group. To our knowledge, no person or group beneficially owned more than 5% of our common stock as of September 21, 2009. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares. Fractional shares have been rounded down to the nearest whole share.

					Shares of		Total Shares of
	Shares of		Shares of		Common Stock		Common Stock		Percent of
	Common Stock		Common Stock		Underlying		Beneficially		Outstanding
	Owned Directly		Owned Indirectly		Options(1)		Owned(1)		Shares(2)

John M. Cassaday	34,878	(3)	3,500	(4)	15,000		53,378			*
Judith B. Craven	37,325	(3)	—		47,000		84,325			*
William J. DeLaney	64,073		—		128,480		192,553			*
Manuel A. Fernandez	24,615	(3)	—		3,500		28,115			*
Jonathan Golden	54,163	(3)	18,500	(4)	47,000		119,663			*
Michael W. Green	20,853		—		199,968		220,821
Joseph A. Hafner, Jr.	30,908	(3)	—		23,000		53,908			*
Hans-Joachim Koerber	13,061	(3)	—		—		13,061			*
Nancy S. Newcomb	19,267	(3)	—		3,500		22,767			*
Larry G. Pulliam	143,078		—		325,400		468,478			*
Richard J. Schnieders(5)	342,184		61,604	(6)	709,000		1,112,788			*
Phyllis S. Sewell	41,851	(3)	—		47,000		88,851			*
Steven F. Smith	55,043		—		263,200		318,243
Kenneth F. Spitler	177,348		100,215	(7)	456,200		733,763			*
Richard G. Tilghman	36,441	(3)	1,957	(6)	31,000		69,398			*
Jackie M. Ward	37,817	(3)	61	(6)	39,000		76,878			*
All Directors, Director Nominees and Executive Officers as a Group (20 Persons)	917,523	(8)	133,923	(9)	2,263,128	(10)	3,314,574	(8)(9)(10)		*

(*)	Less than 1% of outstanding shares.

(1)	Includes shares underlying options that are presently exercisable or will become exercisable within 60 days after September 21, 2009. Shares subject to options that are presently exercisable or will become exercisable within 60 days after September 21, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(2)	Applicable percentage ownership at September 21, 2009 is based on 591,305,919 shares outstanding, adjusted as described in footnotes (1) and (3).

(3)	Includes the following shares that were elected to be received in lieu of non-employee director retainer fees during the first half of calendar 2009, and related matching shares under the Non-Employee Directors Stock Plan: Mr. Cassaday — 938 elected shares and 469 matching shares, Dr. Craven — 938 elected shares and 469 matching shares, Mr. Fernandez — 772 elected shares and 385 matching shares, Mr. Golden — 772 elected shares and 385 matching shares, Mr. Hafner — 938 elected shares and 469 matching shares, Dr. Koerber — 540 elected shares and 270 matching shares, Ms. Newcomb — 772 elected shares and 385 matching shares, Mrs. Sewell — 772 elected shares and 385 matching shares, Mr. Tilghman — 938 elected shares and 469 matching shares and Ms. Ward — 938 elected shares and 469 matching shares. These shares will be issued on December 31, 2009 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. These shares are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(4)	These shares are held by a family trust or corporation affiliated with the director.

(5)	Mr. Schnieders retired as Chief Executive Officer effective March 31, 2009 and as executive Chairman of the Board effective June 27, 2009.

(6)	These shares are held by the spouse of the director or executive officer.

(7)	The total number of shares owned indirectly by Mr. Spitler includes 190 shares held by his children and 100,025 shares held by a family limited partnership.

(8)	Includes an aggregate of 126,802 shares directly owned by the current executive officers other than the named executive officers. Does not include any shares held by Mr. Schnieders, who retired on June 27, 2009, or Robert C. Kreidler, who became an executive officer on October 5, 2009.

(9)	Includes an aggregate of 9,690 shares owned by the spouses and/or dependent children of current executive officers other than the named executive officers.

(10)	Includes an aggregate of 633,880 shares underlying options that are presently exercisable or will become exercisable within 60 days after September 21, 2009 held by current executive officers other than the named executive officers. Does not include any shares underlying options held by Mr. Schnieders, who retired on June 27, 2009, or Robert C. Kreidler, who became an executive officer on October 5, 2009.

Stock Ownership Guidelines

To align the interests of our executives with those of our stockholders, Sysco’s Board of Directors concluded that our executive officers should have a significant financial stake in Sysco stock. To further that goal, for several years we have maintained stock ownership guidelines for our executives. Our Corporate Governance Guidelines provide that the executives should own the number of shares, by position, as described in the following table:

	Required to	Required to
	Own by Third	Own by Fifth
	Anniversary in	Anniversary in
Position	Position	Position

CEO	100,000 shares	175,000 shares
Non-CEO President or COO	40,000 shares	75,000 shares
CFO and Executive Vice Presidents	15,000 shares	30,000 shares
Senior Vice Presidents	10,000 shares	20,000 shares
Other Section 16 Officers	5,000 shares	10,000 shares

The three- and five-year periods begin when the executive is elected to the listed position. If an individual is promoted from one listed position to another, he or she will be required to meet the new position ownership guideline by the third and fifth years following the promotion, while continuing to meet the guideline under his or her previous position.

For purposes of the guidelines, the shares counted towards ownership include shares owned directly or indirectly by the executive through the Sysco Corporation Employee Stock Purchase Plan, as well as any other shares of vested, unvested or restricted stock held by the executive, but do not include shares held through any other form of indirect beneficial ownership or shares underlying unexercised options.

In the event that these ownership guidelines present an undue hardship for an executive, the Chairman of the Corporate Governance and Nominating Committee may make an exception or provide an alternative to address the intent of the guidelines, taking into consideration the executive’s personal circumstances.

We adopted guidelines with a specific number of shares rather than a multiple of salary to protect executives from unnecessary concern regarding fluctuations in the stock price, and the Corporate Governance and Nominating Committee will periodically review the guidelines to determine if they need to be updated due to, among other things, significant changes in the price of Sysco stock. Based on an assumed $25 Sysco stock price, the CEO ownership requirement of 175,000 shares equals a value of approximately five and one-half times Mr. DeLaney’s salary. The other officer ownership requirements are set at lower levels that Sysco believes are reasonable given their salaries and responsibility levels. The graduated approach of a three-year and then five-year requirement also allows a reasonable amount of time for an executive to accumulate the shares necessary to satisfy the ownership requirements imposed upon him following his appointment or promotion. Restricted stock incentives, coupled with shares obtained from the exercise of stock options, are anticipated to provide all executives with ample opportunity to satisfy these requirements within the specified time frames.

We provide the Board of Directors with the status of the executives’ stock ownership at its regularly-scheduled meetings to ensure compliance with these holding requirements. As of September 21, 2009, all named executive officers met the then-applicable stock ownership requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our common stock and changes in ownership of such common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2009, all of our executive officers and directors complied with the Section 16(a) requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policies and Procedures

The Board has adopted written policies and procedures for review and approval or ratification of transactions with related persons. We subject the following related persons to these policies: directors, director nominees, executive officers, beneficial owners of more than 5% of our stock and any immediate family members of these persons.

We follow the policies and procedures below for any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Sysco was or is to be a participant, the amount involved exceeds $100,000, and in which any related person had or will have a direct or indirect material interest. These policies specifically apply without limitation to purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by Sysco of a related person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not related person transactions to which these policies and procedures apply:

•	Interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction; or

•	Interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest, other than a general partnership interest, in another entity which is a party to the transaction; or

•	Interests arising from both the position and ownership level described in the two bullet points above; or

•	Interests arising solely from the ownership of a class of Sysco’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, such as dividends; or

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee, the Board of Directors or a group of independent directors of Sysco performing a similar function; or

•	A transaction that involves compensation to a director for services as a director of Sysco if such compensation will be reported pursuant to Item 402(k) of Regulation S-K.

Any of our employees, officers or directors who have knowledge of a proposed related person transaction must report the transaction to our General Counsel. Whenever practicable, before the transaction goes effective or becomes consummated, the Corporate Governance and Nominating Committee of the Board of Directors will review and approve the proposed transaction in accordance with the terms of this policy. If the General Counsel determines that it is not practicable to obtain advance approval of the transaction under the circumstances, the Committee will review and, in its discretion may ratify, the transaction at its next meeting. In addition, the Board of Directors has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $500,000.

In addition, if a related person transaction is ongoing in nature and the Committee has previously approved it, or the transaction otherwise already exists, the Committee will review the transaction during its first meeting of each fiscal year to:

•	ensure that such transaction has been conducted in accordance with the previous approval granted by the Committee, if any,

•	ensure that Sysco makes all required disclosures regarding the transaction, and

•	determine if Sysco should continue, modify or terminate the transaction.

We will consider a related person transaction approved or ratified if the transaction is authorized by the Corporate Governance and Nominating Committee or the Chair, as applicable, in accordance with the standards described below, after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee will review and consider such of the following as it deems necessary or appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in Sysco’s ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Sysco than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Sysco of, the transaction; and

•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review such additional information about the transaction as it in its sole discretion shall deem relevant. The Committee may approve or ratify the transaction only if the Committee determines that, based on its review, the transaction is in, or is not inconsistent with, the best interests of Sysco. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on Sysco or the related person when approving a transaction. If the Committee or the Chair, as applicable, does not ratify a related person transaction, we will either rescind or modify the transaction, as the Committee or the Chair, as applicable, directs, as soon as practicable following the failure to ratify the transaction. The Chair will report to the Committee at its next regularly scheduled meeting any action that he or she has taken under the authority delegated pursuant to this policy. If any director has an interest in a related person transaction, he or she is not allowed to participate in any discussion or approval of the transaction, except that the director is required to provide all material information concerning the transaction to the Committee.

Transactions with Related Persons

Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden Gregory LLP, Atlanta, Georgia, which provided legal services to Sysco during fiscal 2009 and continues to do so in fiscal 2010. During fiscal 2009, Sysco incurred approximately $3.17 million in legal fees and disbursements related to these services. We believe the amounts were fair and reasonable in view of the level and extent of services rendered. Due to this relationship, Mr. Golden is not considered to be an independent director under the NYSE standards or the categorical standards set forth in Sysco’s Corporate Governance Guidelines.

Mr. Green’s brother-in-law works for Red Gold, Inc., which supplies tomato products to Sysco. Sysco paid Red Gold approximately $65 million during fiscal 2009.

Ms. Twila Day, who is not an executive officer, is the wife of William Day, our Senior Vice President, Merchandising and Supply Chain. Ms. Day is employed by us as Sysco’s Vice President and Chief Information Officer, a position she has held since December 2005. Ms. Day has 17 years of experience in Sysco’s information technology department and has been a corporate officer since 2000. With respect to fiscal 2009, we paid Ms. Day a base salary of $250,000; however, she did not receive a MIP bonus payout with respect to fiscal 2009. For fiscal 2008, she earned a MIP bonus of $471,271 in cash that we paid in August 2008 and received 4,675 matching shares with a value of $131,929. In August 2008, Ms. Day received a $28,438 payment with respect to the September 2005 CPU grant. Ms. Day received a new CPU grant in September 2008 of 2,000 units with a target value of $35 each, which will be payable following conclusion of fiscal 2011 if all specified criteria are met. See “Executive Compensation — Cash Performance Unit Plans.” In November 2008, Ms. Day received a grant of stock options to purchase 13,000 shares of common stock pursuant to our 2007 Stock Incentive Plan. This grant had a grant date fair value as calculated in accordance with SFAS 123(R) of $78,260. Ms. Day is included with other MIP participants under the fiscal 2010 MIP program, although her target bonus as a Vice President is lower than that of the named executive officers. See “Executive Compensation — 2005 Management Incentive Plan.” She is also a participant in the SERP, the EDCP and other regular and customary employee benefit plans, programs and benefits generally available to our officers, including those described in the “Compensation Discussion and Analysis” section, under the heading “Benefits, Perks and Other Compensation.”

The Corporate Governance and Nominating Committee has approved all of the above transactions in accordance with the disclosed policies and procedures.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of June 27, 2009.

Number of Securities
Remaining
	Number of Securities to be			Available for Future Issuance
	Issued Upon Exercise of		Weighted-Average Exercise	Under Equity Compensation
	Outstanding Options, Warrants		Price of Outstanding Options,	Plans (Excluding Securities
Plan Category	and Rights		Warrants and Rights	Reflected in Second Column)

Equity compensation plans approved by security holders	68,398,952	(1)	$29.72	21,530,737	(2)(3)
Equity compensation plans not approved by security holders	—		—	—
Total	68,398,952	(1)	$29.72	21,530,737	(2)(3)

(1)	Does not include 32,560 shares subject to options that were assumed in connection with our acquisition of Guest Supply, Inc. in March 2001. These options have a weighted average exercise price per share of $17.66.

(2)	Includes 15,908,961 shares issuable pursuant to our 2007 Stock Incentive Plan; 236,794 shares issuable pursuant to our Non-Employee Directors Stock Plan; and 5,384,982 shares issuable pursuant to our Employees’ Stock Purchase Plan as of June 27, 2009. Does not reflect the issuance of 540,517 shares in July 2009 pursuant to our Employees’ Stock Purchase Plan.

(3)	As of September 21, 2009, a total of 67,276,299 options remained outstanding under all of Sysco’s option plans. These options have a weighted average exercise price of $29.88 and an average remaining term of 3.39 years. As of September 21, 2009, the outstanding unvested shares consisted of 117,256 shares of stock that were issued under the 2005 Non-Employee Director Plan and predecessor plans, as well as 75,822 shares of stock and 5,000 restricted stock units that were issued under the 2007 Stock Incentive Plan, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains references to target performance levels for our annual and longer-term incentive compensation. These targets and goals are disclosed in the limited context of Sysco’s compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Introduction

Sysco is the global leader in selling, marketing and distributing food products, equipment and supplies to the foodservice industry. As such, our long-term success depends on our ability to attract, retain and motivate highly talented individuals who are committed to Sysco’s vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies. Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. The six Sysco executives who are identified in the Summary Compensation Table are referred to as our “named executive officers.” Mr. Schnieders retired as Chief Executive Officer effective March 31, 2009 and as executive Chairman of the Board effective June 27, 2009, after over 26 years of service to Sysco. The remaining five executives have a combined total of over 112 years of service with Sysco and its affiliates, during which they have gained broad experience and earned promotions to increasing levels of responsibility. The amount of compensation for each named executive officer reflects extensive management experience, continued high performance and exceptional service to Sysco and our stockholders over a long period of time.

Oversight of the Executive Compensation Program

Unless the context indicates otherwise, references to the “Committee” in this Compensation Discussion and Analysis and the executive compensation section following it refer to the Compensation Committee of the Board of Directors. The Committee determines and approves all compensation of the Chief Executive Officer, or CEO, and Sysco’s other executive officers, including the named executive officers. Although the Compensation Committee meets jointly with the Corporate Governance and Nominating Committee to discuss both the CEO’s personal goals and his performance in achieving such goals in each fiscal year, the Compensation Committee solely approves all compensation awards and payout levels. The Committee develops and oversees programs designed to compensate our corporate officers, including the named executive officers, as well as the presidents and executive vice presidents of our operating companies. The Committee is also authorized to approve all grants of restricted stock, stock options and other awards under our equity-based incentive plans for Sysco employees. Further information regarding the Committee’s responsibilities is found under “Committees of the Board” and in the Committee’s Charter, available on the Sysco website at www.sysco.com under “Investors — Corporate Governance — Committees”.

For the past several years and through September 2009, the Committee retained Mercer as its compensation consultant. Retained by and reporting directly to the Committee, Mercer provided assistance in evaluating Sysco’s executive compensation programs and policies, and, where appropriate, assisted with the redesign and enhancement of elements of the programs. Mercer also advised the Corporate Governance and Nominating Committee with respect to non-employee director compensation. In addition to providing background information and written materials, Mercer representatives attended meetings at which the Committee Chairman believed that Mercer’s expertise would be beneficial to the Committee’s discussions. The Committee reviewed annually the overall fees incurred by the Committee and by management for consulting services provided by Mercer and its affiliates, and the Committee does not believe Mercer’s or its affiliates’ provision of services to management affected in any way the advice Mercer provided to the Committee on executive compensation matters. The Committee is satisfied that Mercer follows rigorous guidelines and practices to guard against any conflict and ensure the objectivity of their advice. There is no overlap between the members of the consulting team that gave advice to the Committee and those involved with other work for Sysco. During fiscal 2009, Sysco’s Canadian subsidiary paid Mercer approximately $127,500 for non-executive benefit consulting services that Mercer was determined by the Canadian subsidiary as best suited to perform.

In September 2009, the consulting team from Mercer who advised the Committee resigned from Mercer to form a new advisory firm, Compensation Advisory Partners, or CAP. The Compensation Committee transferred its consulting arrangement to CAP, and terminated its arrangement with Mercer. For the remainder of fiscal 2010, the Compensation Committee has engaged CAP under the same terms and conditions described above. The CAP team will also continue to provide services to the Corporate Governance and Nominating Committee as described above. However, CAP is not expected to be engaged by Sysco management to perform any services for management or for Sysco’s Canadian subsidiary.

Executive Compensation Philosophy and Core Principles

Since the early 1970s, our executive compensation plans have directly linked a substantial portion of annual executive compensation to Sysco’s performance. These plans are designed to deliver superior compensation for superior individual and company performance; likewise, when individual and/or company performance falls short of expectations, certain programs deliver lower levels of compensation. However, the Committee tries to balance pay-for-performance objectives with retention considerations, so that even during temporary downturns in company performance, the programs continue to ensure that successful, high-achieving employees remain at Sysco. Furthermore, to attract and retain highly skilled management, our compensation program must remain competitive with that of comparable employers who compete with us for talent.

The following key principles are the cornerstone of Sysco’s executive compensation philosophy:

•	pay for performance;

•	enhance shareholder value;

•	strike appropriate balance between short-term and longer-term compensation and short- and long-term interests of the business; and

•	provide highly competitive executive compensation and benefits.

Sysco has historically paid base salaries from below the 25th percentile to the 50th percentile of similar positions in Sysco’s compensation peer group, while placing significant portions of executive pay at risk through short-term and long-term incentives. This emphasis on performance-based variable compensation has sometimes resulted in the loss of one or more significant components of the named executive officers’ target annual compensation. For example, in fiscal 2009, the named executive officers did not earn a MIP bonus because the company did not achieve at least a 4% increase in fully diluted earnings per share. Similarly, in fiscal 2006, the five highest paid executive officers did not earn a MIP bonus because the company did not satisfy the necessary performance criteria.

The Committee supports executive performance and retention by using continued service as a significant determinant of total pay opportunity. For example, in order to receive full vesting under the most commonly applicable vesting provision of the Supplemental Executive Retirement Plan, or SERP, an executive must be at least 55 years old, have at least 15 years of MIP service and have combined age and MIP service totaling 80, such as a 60 year old with 20 years of MIP service. Sysco also includes time-based factors in its long-term incentives, with outstanding option grants generally vesting over a period of five years, outstanding restricted stock awards vesting over three years, and cash performance unit payouts based on a three-year performance period. In addition, currently proposed restricted stock or restricted stock unit awards to be made in the future are expected to vest over three years. We believe that Sysco’s compensation strategies have been effective in promoting performance and retention and are aligned with our company culture, which places a significant value on the tenure of high-performing executives.

In developing our pay for performance policies, the Committee generally benchmarks elements of pay against a comparison peer group, discussed under “— External and Internal Analysis.” However, the Committee has not historically had an exact formula for allocating between fixed and variable, cash and non-cash, or short-term and longer-term compensation, allowing it to incorporate flexibility into our annual and longer-term compensation programs and adjust for the evolving business environment. Following last year’s comprehensive executive compensation review, the Committee identified the following long-term goals:

•	Maintain a conservative position for base salaries;

•	Maintain a competitive position for annual incentives;

•	Align longer-term incentive opportunities with our peer group median; and

•	Target total pay and retirement opportunities for senior executives between the market median and the 75th percentile of our peer group, based on Sysco’s achieving corresponding target performance levels.

The Committee intends to achieve these goals through, and has built the executive compensation program upon a framework that includes, the following components, each of which is described in greater detail later in this Compensation Discussion and Analysis:

ANNUAL COMPENSATION

Base Salary
Because Sysco weights executive compensation toward performance, the Committee begins its analysis of executives’ base salaries by looking between the 25th and 50th percentiles of the salary ranges for similar executive positions among companies in our peer group, which is described under “— External and Internal Analysis.” The Committee then adjusts the base salaries based on a number of factors, which may include the executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary. Because Mr. DeLaney has only recently been named to the position of Chief Executive Officer, his salary is somewhat below the 25th percentile of the peer group. As discussed above, Sysco has purposefully designed an integrated compensation structure that offers relatively low fixed compensation and high performance-based variable compensation.

Management Incentive Plan (MIP) Bonus
Our bonus plan is designed to pay for performance with potentially significant annual cash incentive bonuses based on Sysco performance under our Management Incentive Plan, or MIP. Payment of the MIP bonus is based on satisfaction of predetermined performance criteria that the Committee believes benefit stockholders. For fiscal 2009, these criteria included growth in fully diluted earnings per share and three-year average return on capital. The threshold requirements for payment of a bonus under the MIP in fiscal 2009 were Sysco’s achieving at least a 4% increase in fully diluted earnings per share and at least a 10% three-year average return on capital. Beginning with the MIP bonus program for fiscal 2009, the Committee removed the 28% automatic restricted stock match that we paid as part of the MIP bonus in prior years. Because Sysco did not achieve the required increase in earnings per share, we did not pay the named executive officers a MIP bonus for fiscal 2009.

LONGER-TERM INCENTIVES

Cash Performance Units
In 2004, the Committee implemented a cash incentive plan. From 2005 through 2007, grants made each fall were designed to award a cash bonus at the conclusion of a three-year period based on Sysco’s average growth in basic net earnings per share and average sales growth over that period. Grants made in September 2008, and the grants expected to be made in September 2009, are similar, but use average growth in fully diluted earnings per share and average sales growth over the three-year period as the performance criteria. Our corporate office CPUs paid out at the 81.25% level in August 2008 and the 43.75% level in August 2009.

Stock Options, Restricted Stock and Restricted Stock Units
Stock options reward long-term Sysco performance, more closely align the executives’ interests with those of our stockholders and focus executives on activities that increase stockholder value. The Committee also has the ability under the 2007 Stock Incentive Plan to grant restricted stock and other stock-based awards, which similarly reward long-term performance. The Committee currently expects to make annual grants of restricted stock or restricted stock units beginning in November 2009.

RETIREMENT/CAREER INCENTIVES

Retirement Benefits and Deferred Compensation Plan
The Supplemental Executive Retirement Plan, or SERP, and Executive Deferred Compensation Plan, or EDCP, also play a major role in our total compensation program for the named executive officers. Following retirement and other specified termination events, the SERP provides annuity payments based on prior years’ compensation. The EDCP allows participants to defer a portion of current cash compensation and employer contributions, plus applicable earnings, for payment upon certain specified termination events. The SERP and other elements of our compensation program encourage executives to perform at a competitive level and stay with Sysco for long and productive careers.

Based on Mercer’s 2008 benchmarking of Sysco’s pay and performance against the original peer group discussed below, Mercer informed the Committee that total compensation paid by Sysco for fiscal 2007, including retirement benefits, was aligned with Sysco’s performance, while total cash compensation exceeded performance. Compensation for fiscal 2008 showed a similar trend. As a result, the Committee’s subsequent actions have been designed to decrease the emphasis on annual incentives and retirement benefits and increase the emphasis on long-term incentives in order to bring Sysco more in line with its peer group. For fiscal 2009, total cash compensation was lower than usual since the executive officers did not receive an annual bonus payment. We will continue to pursue our long-term goals and to monitor the overall competitiveness of our compensation package.

External and Internal Analysis

External Analysis

For the compensation package to be effective, the Committee must balance the components so that they are both externally competitive and internally equitable.

Sysco is the largest foodservice distributor in North America, and other companies in the foodservice industry are significantly smaller. We believe that these smaller businesses would not create a satisfactory comparison group due to the greater skill levels and abilities required to manage a company of Sysco’s size. Absent an industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size and complexity are similar to ours and with which we compete for top executive positions. Therefore, the peer group developed for the executive compensation analysis is not the same peer group that is used in the stock performance graph in our annual report to stockholders.

In order to implement these conclusions regarding external comparison of executive pay, the Committee instructed Sysco’s management to work with Mercer to construct a peer group for Sysco’s executive compensation analysis. The peer group utilized by the Committee for compensation decisions made during fiscal 2009 was composed of publicly-traded U.S. companies with a revenue range of approximately one-half to three times Sysco’s revenues that shared similar business characteristics with Sysco. In particular, Mercer helped the Committee examine industry leaders and other high-performing companies in logistics and distribution businesses that involved a high volume of relatively low-margin products and employed large sales forces. For decisions made during fiscal 2009 for all named executive officers except Messrs. Smith and Green, the peer group, referred to herein as the fiscal 2009 peer group, consisted of the 14 companies identified below:

• AmerisourceBergen Corporation	• Express Scripts Inc.	• Pepsico Inc.
• Best Buy Company, Inc.	• FedEx Corp.	• Target Corp.
• Cardinal Health Inc.	• Home Depot Inc.	• Tyson Foods, Inc.
• Costco Wholesale Corp.	• Lowe’s Companies, Inc.	• Walgreen Company
• Dell Inc.	• McKesson Corp.

With respect to Messrs. Smith and Green, with respect to whom comparable peer group information was not readily available, the Committee made fiscal 2009 compensation decisions using information from the 2008 Mercer Benchmark Database broad-based industry survey of companies with annual revenues in excess of $10 billion.

During fiscal 2009, the Committee requested that Mercer begin a reevaluation of our executive compensation peer group, taking into account an investment peer analysis that we had already undertaken to determine companies that compete with Sysco for investor capital. In this process, Mercer continued to focus on companies with a revenue range of approximately one-half to three times Sysco’s revenues that shared similar business characteristics with Sysco, but also focused on companies that could be considered comparable to Sysco for purposes of attracting investor dollars and executive talent. As a result, in February 2009, Mercer recommended a new peer group of 12 companies. The Committee discussed the new peer group with Mercer, including the retention of one additional company that was previously included in the fiscal 2009 peer group, and approved selection of a new peer group of 13 companies as set forth below. The new peer group adds four companies identified by the investor relations department and removes five companies with larger revenue size and somewhat different business models from Sysco, resulting in a $45 billion median revenue level that is much closer to Sysco’s than that of the fiscal 2009 peer group’s $57 billion:

• Amerisource Bergen Corporation	• FedEx Corp.	• Staples, Inc.
• Best Buy Company, Inc.	• McDonald’s Corp	• Target Corp.
• Cardinal Health Inc.	• McKesson Corp.	• United Parcel Service Inc.
• Emerson Electric Company	• Pepsico Inc.	• Walgreen Company
• Express Scripts Inc.

Peer group compensation data is limited to information that is publicly reported and, to the extent it deems appropriate, the Committee uses it to benchmark the major components of compensation for our named executive officers. For general compensation decisions made prior to July 2009, Mercer prepared a study in September 2008 that used the fiscal 2009 peer group information to benchmark proposed fiscal 2009 base salary, total cash compensation, total direct compensation, executive retirement values and total direct compensation plus executive retirement values of each of the named executive officers to equivalent peer company positions. The Committee also reviewed a September 2008 Mercer report on long-term incentive compensation in connection with its grants of cash incentive units and stock options in the fall of 2008. During fiscal 2009, Mercer also prepared an analysis of executive Chairman of the Board, Chief Executive Officer and Vice Chairman compensation programs in connection with Mr. Schnieders’ retirement and transition to non-CEO Chairman of the Board and the promotions of Messrs. DeLaney and Spitler. With respect to Messrs. Smith and Green, Mercer provided information from its Benchmark Database survey regarding Mr. Smith and Green’s total direct compensation. Mercer also prepared a July 2009 compensation report using the revised peer group information, for the Committee’s use in making fiscal 2010 compensation decisions, particularly long-term incentive compensation decisions, with respect to the named executive officers.

For purposes of the Mercer reports, total cash compensation for fiscal 2008 was defined as base salary plus the annual MIP bonus, including the stock match portion and the effect of the supplemental bonus, and excluding payments pursuant to cash performance units we granted in prior years. Target 2009 total cash compensation was similarly defined, although Mercer used the target bonus of 200% of base salary and assumed no supplemental bonus or reduction. Total direct compensation was defined as total cash compensation plus the value of stock options and cash performance units. The Committee believes the exclusion of the supplemental bonus/reduction was appropriate because the supplemental bonus is only paid for performance levels that exceed expectations and that are therefore over and above the target level of performance that the Committee considers in benchmarking executive compensation. To determine an annualized cost of providing retirement benefits, Mercer projected benefits to retirement age 60 for each named executive officer and each comparable peer group company executive, using each company’s specific pay mix, and then determined the amount of total cash compensation that, if deferred at 7% annual interest for each year of executive service, would equal the same lump sum value payable from all employer sponsored retirement plans. In performing this analysis, Mercer assumed that each peer company executive had the same age, service and career progression as the corresponding Sysco executive.

Internal Analysis

With respect to annual salary and the various incentive awards available to the named executive officers, the Committee does not perform a formal internal equity analysis, but does consider the internal equity of the compensation awarded by utilizing comparisons within the Sysco organization. On an annual basis, the Committee compares the CEO’s compensation with that of the President and the Executive Vice Presidents to ensure that the CEO compensation, as well as its relationship to the compensation of the CEO’s direct reports, is reasonable. The Committee makes similar evaluations among the President, Executive Vice Presidents and Senior Vice Presidents. These comparisons only provide a point of reference, as we do not use specific formulas to determine compensation levels, which reflect the responsibilities of a particular officer position. Although officers at different levels of the organization receive a different percentage of their base salary as payment of the MIP bonus, the financial performance criteria used for most corporate officers, including the named executive officers, for payment of the bonus are identical.

Annual Compensation

Base Salary

The table below shows the salaries of each named executive officer at the beginning and end of fiscal 2009 and the percentage changes over that period:

	July 1, 2008	June 27, 2009
Named Executive Officer	Base Salary	Base Salary		% Change

William J. DeLaney	$560,500	$800,000	(1)	42.7	%(1)
Kenneth F. Spitler	693,500	730,000	(2)	5.3	%(2)
Larry G. Pulliam	532,000	532,000		0%
Stephen F. Smith	494,000	494,000		0%
Michael W. Green	494,000	494,000		0%
Richard J. Schnieders(3)	1,116,250	1,116,250		0%

(1)	Mr. DeLaney was promoted to the position of Chief Executive Officer effective March 31, 2009.

(2)	Mr. Spitler assumed additional responsibilities as Vice Chairman of the Board effective January 17, 2009.

(3)	Mr. Schnieders retired as Chief Executive Officer on March 31, 2009 and as executive Chairman of the Board on June 27, 2009.

Analysis

The Committee typically reviews base salaries each November and sets them for the following calendar year. In prior years in which expense control was not a prevailing factor, the Committee would subjectively consider each executive’s performance in the prior year and recent company performance, as well as each executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary. After taking into consideration the difficult economic and market environment facing Sysco and the corresponding need to maintain strict discipline on expense control, in May 2008, each named executive officer agreed to a 5% salary reduction effective July 1, 2008. At such time, the Committee determined that it would not increase executive officer salaries during fiscal 2009.

During the fall of 2008, the Committee reviewed the Mercer report, which showed that although the fiscal 2009 base salaries of Messrs. DeLaney, Spitler, Pulliam and Schnieders approximated the 25th percentile relative to the fiscal 2009 peer group, their target total cash compensation for fiscal 2009 was at or above the 75th percentile for all except Mr. Schnieders, who was slightly above the median; however, due to the Committee’s prior decision to not increase any executive officer salaries during fiscal 2009, the Committee did not make any base salary modifications at that time. Similarly, for the same reason, the Committee did not request Mercer to compile new information comparing Messrs. Smith’s and Green’s salaries relative to similar peer group positions.

Sysco’s culture has been built around the belief that establishing a relatively modest base salary and placing more of the executives’ annual pay at risk will drive both individual and company performance in order to achieve our business targets. Although the Committee’s base salary decisions are made at a different time than its decisions regarding other elements of compensation, the Committee does consider how each executive’s salary affects the other elements of his total cash compensation and total compensation, such as the impact on the annual target bonus, which is based on a multiple of salary, and the impact on future benefits under the SERP.

In the second quarter of fiscal 2009, Mr. Schnieders was serving as Chairman of the Board and Chief Executive Officer, but informed the Board that he was considering retirement in the near future. The Board then began discussions with Mr. Schnieders regarding whether he might be persuaded to remain with Sysco, and if so, in what capacity and for how long. During this period, it became the consensus of the Board that should Mr. Schnieders notify Sysco of his intent to retire, Mr. DeLaney would likely be appointed Chief Executive Officer and that Mr. Spitler, remaining as President and Chief Operating Officer, would work closely with Mr. DeLaney to assist him in the transition to his new position. As a result, the Committee engaged Mercer to assist it in developing appropriate pay packages for Mr. DeLaney and Mr. Spitler in the event that Mr. Schnieders determined to retire. Because this management change would mark Mr. DeLaney’s elevation to a new executive level, the Committee instructed Mercer that Mr. DeLaney should receive sufficient increases effective upon his promotion to constitute a material step towards peer group competitiveness, but that his pay package should be made competitive at the Chief Executive Officer level with Sysco’s peer group only as his tenure and experience in the CEO role increased. Because of Mr. Spitler’s long tenure at Sysco’s upper executive levels, and his responsibility to work closely with Mr. DeLaney to assist him in his transition, the Committee instructed Mercer that Mr. Spitler’s compensation should be made competitive at the Chief Operating Officer level with Sysco’s peer group at the higher percentiles. Mr. Schnieders notified Sysco on January 17, 2009 of his intent to retire as Chief Executive Officer, effective March 31, 2009, and to remain as executive Chairman of the Board through June 27, 2009. Following this notice, Sysco promoted Mr. DeLaney to Chief Executive Officer, effective March 31, 2009. Mr. Spitler retained his position as President and Chief Operating Officer, Mr. DeLaney and Mr. Spitler were elected to the Board, and the Board elected Mr. Spitler as its Vice Chairman.

In connection with these actions, the Committee approved the salary increases disclosed above for Messrs. DeLaney and Spitler, which had been recommended by Mercer based on competitive data and the Committee’s instructions regarding its compensation philosophy. For the reasons discussed above, Mr. DeLaney’s salary increase placed him below the 25th percentile of the fiscal 2009 peer group with respect to base salary and slightly below the 25th percentile of the fiscal 2009 peer group with respect to target total cash compensation; Mr. Spitler’s salary increase placed him between the 25th percentile and the median of the fiscal 2009 peer group with respect to base salary and above the 75th percentile of the fiscal 2009 peer group with respect to target total cash compensation. However, Mercer also informed the Committee that comparisons for Mr. Spitler at the median level were impacted by the fact that a number of peer group companies had recently hired new chief operating officers with lower pay than their predecessors. In both instances, these comparisons were made using comparable peer group positions. In approving the salary increases, the Committee also reviewed an internal pay equity comparison of base salary for Messrs. DeLaney and Spitler and determined that these salary increases provided appropriate base salary differentiation for Mr. DeLaney’s first year as Chief Executive Officer.

The Committee made its decisions regarding the continuation of Mr. Schnieders’ full base salary level during his term as executive Chairman of the Board in connection with its negotiation of Mr. Schnieders’ transition and retirement agreement, discussed at “— Severance Agreements” below.

In September 2009, the Board of Directors appointed Robert C. Kreidler to serve as Sysco’s Executive Vice President and Chief Financial Officer effective October 5, 2009. Before such appointment, Mercer provided information to the Compensation Committee with competitive information regarding the compensation of chief financial officers in Sysco’s compensation peer group. The Compensation Committee set Mr. Kreidler’s base salary at $500,000. This initial salary would place him below the 25th percentile of the fiscal 2009 peer group with respect to base salary and slightly above the 75th percentile of the fiscal 2009 peer group with respect to target total cash compensation, including a target MIP bonus equal to 200% of salary.

Management Incentive Plan

The MIP is designed to offer opportunities for compensation tied directly to annual and/or multi-year company performance. Under the terms of the plan, we pay the annual bonus in cash with payments made in the first quarter of the fiscal year for bonuses earned with respect to performance in the prior fiscal year. In connection with its comprehensive review of the compensation program, the Committee removed the 28% stock match from the plan, beginning with the fiscal 2009 bonus that would have been payable in fiscal 2010. This change was made in order to shift the compensation mix emphasis from short-term to longer-term incentives, with the expectation that this portion of the bonus will be replaced beginning in November 2009 with grants of restricted stock or restricted stock units vesting over a three-year period. We currently pay the bonus pursuant to the 2005 Management Incentive Plan, which is described in further detail under “Executive Compensation — 2005 Management Incentive Plan.”

Each year the Committee approves MIP agreements that are entered into between Sysco and each of the named executive officers. In May 2008 and 2009, the Committee approved respective fiscal 2009 and 2010 bonus agreements with each of the named executive officers pursuant to the 2005 Management Incentive Plan. In approving the agreements, the Committee generally targeted each named executive officer’s bonus at approximately 200% of his base salary. Payouts for the CEO, President and Executive Vice Presidents under the MIP agreements equaled 196% of salary in fiscal 2005, 0% of salary in fiscal 2006, approximately 300% of salary in fiscal 2007, approximately 275% of salary in fiscal 2008 and 0% of salary in fiscal 2009. This resulted in an average annual payout for the top corporate officers during the last five fiscal years of 154% of their salary under the MIP agreements.

Fiscal 2009

The named executive officers’ fiscal 2009 bonus was based solely on these corporate financial objectives:

•	the percentage increase in fully diluted earnings per share for fiscal 2009 as compared to fiscal 2008;

•	the average annual return on capital over the three-fiscal year period ending with fiscal 2009. Return on capital for each fiscal year is computed by dividing the company’s net after-tax earnings for the year by the company’s total capital for that year. Total capital for any given fiscal year is computed as the sum of:

◦	stockholders’ equity, computed as the average of stockholder’s equity at the beginning of the year and at the end of each quarter during the year; and

◦	long-term debt, computed as the average of the long-term debt at the beginning of the year and at the end of each quarter during the year.

Because Sysco did not achieve at least a 4% increase in fully diluted earnings per share for fiscal 2009, we paid no MIP bonus to the named executive officers for fiscal 2009.

Fiscal 2010

The fiscal 2010 bonus program is based on the same criteria as the 2009 program. Unlike prior MIP awards, however, the fiscal 2010 awards are subject to clawback provisions that provide that, subject to applicable governing law, all or a portion of the bonus paid pursuant to the 2010 awards may be recovered by Sysco if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the bonus and the restatement would result in the payment of a reduced bonus if the bonus was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment. See “— Potential Impact on Compensation of Financial Restatements.”

As discussed above, the fiscal 2010 bonus does not have a stock match portion. Varying levels of performance will earn varying levels of bonus between 20% and a maximum 330% of base salary. The target bonus level is 200% of base salary. The various levels of performance and the percentage of base salary they would yield as a bonus are set forth in the table under “Executive Compensation — 2005 Management Incentive Plan,” based on the degree to which actual results meet, exceed or fall short of pre-established performance goals.

Analysis

The Committee develops the annual bonus program with respect to the executive officers as a group and does not customize it for individuals. With respect to both the fiscal 2009 and fiscal 2010 MIP grants, Sysco’s executive management team prepared the grids used for calculating the earnings per share and average three-year return on capital components of the bonus. Management submitted the fiscal 2009 grid to the Committee and the Committee asked Mercer to review it. Mercer confirmed to the Committee that, based on the fiscal 2009 peer group information available at that time, and assuming payment of Sysco’s target bonuses of 200% of base salary, Sysco’s target for total cash compensation in fiscal 2009 would place the named executive officers near the peer group’s 75th percentile, except for Mr. Schnieders’ target total cash compensation, which would be near the median. The Committee approved the same grid for fiscal 2010 based on the prior year’s analysis.

Although the fiscal 2009 peer group information indicated that Sysco’s overall annual financial performance relative to the peer group companies for fiscal 2008 approximated or somewhat exceeded the median, the Committee determined that the 75th percentile was generally the appropriate target for total cash compensation, based on the Committee’s stated goal of maintaining conservative base salaries with premium positioned annual bonus opportunities. With base salaries generally set near or below the median for each named executive officer, a significant part of the executives’ total cash compensation is at risk and is only paid based upon performance, thus justifying compensation in excess of the median when that performance is attained. Therefore, target total cash compensation of each of the named executive officers for fiscal 2009 was above the 75th percentile, except with respect to Mr. Schnieders, whose target cash compensation was near the median, and except with respect to Mr. DeLaney, whose target cash compensation following his promotion was below the 25th percentile for the reasons discussed above. Mr. Schnieders’ target total cash compensation was closer to the median, in order to maintain his compensation at historical compensation levels and minimize the difference between his compensation and the other named executive officers. The Committee’s consideration of the potential impact of the supplemental bonus on total cash compensation relative to the peer group is discussed under “— Supplemental Performance Bonus — Analysis.”

Ongoing suggestions by, and discussions among, the Committee members, various members of the executive management team and Mercer led to the Committee approving the following changes in the fiscal 2009 program compared to prior years’ programs:

•	use of three-year return on capital rather than return on equity;
•	use of fully diluted earnings per share rather than basic earnings per share;
•	elimination of a component of the bonus based on operating company performance; and
•	elimination of the 28% stock match.

The move to the use of three-year return on capital reflected an acknowledgement by Sysco that, while it was previously believed that return on stockholder’s equity was an important metric to shareholders and the investment community, return on capital has now become a more significant part of such investors’ focus. These changes were also made, and the specific levels of performance chosen, in order to bring Sysco more in line with the compensation programs of its peers, focus on company sales and earnings growth, focus on improved asset management, more closely link compensation to Sysco’s growth expectations and shareholder value creation, and improve the alignment between Sysco’s business strategy and performance. These measures were carried forward to the fiscal 2010 program.

The Committee approved the fiscal 2009 and fiscal 2010 grids and bonus opportunities on the basis of these considerations.

Supplemental Performance Bonus

In May 2008, Sysco entered into supplemental bonus agreements with each of Messrs. Schnieders and Spitler for fiscal 2009. The May 2008 agreements provided that the Committee, in its sole discretion, could increase or decrease by up to 25% the cash portion of the executives’ 2009 MIP bonuses, depending upon whether the Committee concluded that the executives’ performance “exceeded expectations” or was “below expectations,” based on the Committee’s separate review of each individual, including but not limited to a review of these performance areas:

•	implementation of Sysco’s long-term strategy;
•	succession planning; and
•	implementation of Sysco’s planned information technology initiatives.

If the executives’ performance had simply “met expectations,” the executives would neither have received an additional bonus nor have had their 2009 bonus reduced. Because the named executives did not earn a MIP bonus for 2009, Sysco did not pay any supplemental bonuses to either Mr. Schnieders or Mr. Spitler for fiscal 2009. The Committee does not currently intend to approve supplemental bonus agreements for any named executive officer with respect to fiscal 2010.

Analysis

The Committee approved the May 2008 supplemental bonus agreements based on its belief that a portion of the CEO’s and the President’s bonus potential should be based on the Committee’s subjective evaluation of their individual performance with respect to non-financial performance goals. When Mercer benchmarked target total cash compensation for fiscal 2009, the supplemental bonus and/or any supplemental reduction was not taken into account because the supplemental bonus is only paid for performance that exceeds expectations regarding the target level of performance. However, the Committee determined that the importance of emphasizing these non-financial performance goals outweighed any negative peer group comparisons if supplemental bonus amounts were paid. The Committee chose the performance areas for the supplemental bonus agreements, after consultation with Mr. Schnieders, based on its subjective determination of the most important non-financial areas of focus for the CEO and the President. The Committee chose goals and targets designed to measure performance that would provide long-term benefits to our operations. The Committee determined that the financial performance targets of the MIP for fiscal 2009 were properly aligned with the responsibilities of the other named executive officers and that a supplemental bonus based on non-financial performance criteria was not necessary or appropriate for them for fiscal 2009.

In May 2009, Messrs. DeLaney and Spitler and the Compensation Committee jointly agreed to align the framework of the top executives’ annual compensation with that of the named other executive officers by eliminating supplemental bonus agreements for fiscal 2010. The Committee determined that sufficient incentives are currently in place for each named executive officer to achieve superior performance, and as a result, that payment of the supplemental bonuses would not provide material additional benefits to Sysco. Likewise, in the event of performance that does not meet expectations, the Committee believes that it has sufficient ability to adjust the other components of the compensation program in order to appropriately penalize such performance. The Committee intends to continue to subjectively evaluate the named executive officers based on such criteria as it deems appropriate and to make appropriate adjustments to their compensation to reflect the results of these evaluations.

Longer-Term Incentives

Fiscal 2009 longer-term incentives consisted of three-year cash performance units granted in September 2008 and stock options granted in November 2008. For details regarding these grants see “Executive Compensation — Cash Performance Unit Plan” and “Executive Compensation — Grants of Plan-Based Awards.” Now that the MIP bonus no longer includes a stock match portion, it is the intent of the Committee to add restricted stock or restricted stock units, with vesting over a period of three years, to the mix of longer-term incentives, beginning with the fiscal 2010 grants in November 2009.

During fiscal 2009, exclusive of the special grants to Messrs. DeLaney and Spitler made in January and February 2009 and except as discussed below with respect to Messrs. Spitler and Schnieders, the named executive officers received approximately 50% of the value of their long-term incentives in stock options, valued using a Black-Scholes model, and the remaining 50% in cash performance units, valued at their target levels. While the Committee always retains discretion regarding future grants of equity-based awards and long-term incentives, it is currently anticipated that beginning in fiscal 2010, Sysco’s CEO, President and all corporate Executive Vice Presidents will receive approximately 50% of the value of their long-term incentives in stock options, approximately 25% in cash performance units, and approximately 25% in grants of restricted stock or restricted stock units, with the options valued using the Black-Scholes model, CPUs valued at the target level of $35 per unit and each share of restricted stock or restricted stock unit valued at the closing price of Sysco common stock on the business day prior to the grant.

As part of Mr. Kreidler’s employment package and to more quickly align his interests with those of Sysco’s stockholders, the Committee made a special one-time sign-on incentive grant to Mr. Kreidler of 5,000 restricted stock units and 75,000 stock options on September 24, 2009 effective October 5, 2009. He will also be eligible to receive annual long-term incentive grants in November 2009.

Cash Performance Units

Under the Sysco Corporation 2004 Cash Performance Unit Plan, participants in the MIP have the opportunity to receive cash incentive payments based on Sysco’s performance over a three-year period. We pay any awards earned under these plans in cash rather than in Sysco stock or stock units. CPU grants are forward-looking and the grant of CPUs typically does not take into account prior Sysco or individual performance. The payout on CPUs is based on the company’s actual performance over the three-year performance cycle beginning with the fiscal year in which the CPU is granted. In September 2008, the Committee granted three-year cash performance units under the 2004 plan. In addition, the cash performance units that we issued in 2005 were paid out in August 2008, and the cash performance units that we issued in 2006 were paid out in August 2009. In November 2008, our stockholders approved our 2008 Cash Performance Unit Plan, which replaces the 2004 plan. We expect to make fiscal 2010 cash performance unit grants under the 2008 plan, which does not differ materially from the 2004 plan.

The Committee established performance criteria for grants to the named executive officers in September 2006 covering the three-year performance period ended June 27, 2009. For each of the corporate officers, one-half of the payout was based on the average growth in basic net earnings per share and one-half of the payout was based on average increase in sales, adjusted for product inflation and deflation. For these purposes, we calculate basic earnings per share prior to the accruals for the MIP and supplemental bonuses. Achievement of the target would have yielded a 100% payout, while the minimum satisfaction of only one criterion would have yielded a 25% payout and maximum performance above target on both criteria would have provided a 150% payout. The Committee took the total value that was targeted at 100% payout for CPUs for a given level of participant and divided by the $35.00 value assigned to each unit to determine the number of units to be granted to each participant. We believe that the minimum and target amounts under the CPUs have historically been achievable, although the maximum payout would generally be difficult to obtain at the corporate level and for most of our subsidiaries.

Our average growth in basic net earnings per share over the three-year performance period ended on June 27, 2009 was 9.6%, and our adjusted sales growth was negative 0.24%, which yielded a payout of 43.75% of the value of the units to each corporate participant previously granted units, including Messrs. Spitler, Pulliam, Smith, Green and Schnieders. Our average growth in basic net earnings per share over the three-year performance period ended on June 28, 2008 was 11.14%, and our adjusted sales growth was 4.42%, which yielded a payout of 81.25% of the value of the units to each corporate participant previously granted units, including Messrs. Spitler, Pulliam, Smith, Green and Schnieders. In order for generally accepted accounting principles to be applied consistently year-over-year, these performance measures for the CPUs may be calculated slightly differently from those in our financial statements.

At the time of the 2004 and 2005 grants, Mr. DeLaney was serving as President of Sysco’s Charlotte subsidiary, so one-half of his payout was based on that subsidiary’s increase in operating pre-tax earnings and one-half was based on the percentage increase in the subsidiary’s sales, adjusted for product inflation and deflation. The performance of Sysco’s Charlotte subsidiary yielded a payout of 150% for the units previously granted to Mr. DeLaney in September 2005 that we paid in August 2008 and a payout of 75% for the units previously granted to Mr. DeLaney in September 2006 that we paid in August 2009. Mr. DeLaney’s grant that we paid in August 2009 was his last remaining grant with a payout tied to our Charlotte subsidiary’s performance.

The grants related to the three-year performance periods ending in fiscal 2010 and 2011 each have a value of $35 per unit and have the same payout possibilities, ranging from 25% to 150% of the total value of the units granted in each year. For each of the remaining corporate grants that are currently outstanding, the Committee used the same performance criteria described above, except that:

•	we do not calculate basic earnings per share prior to the accruals for the MIP and supplemental bonuses;

•	we do not adjust the sales performance measure for product inflation and deflation;

•	as a result of the change described in the bullet points above, the threshold, target and maximum sales performance measures were increased; and

•	for the three-year performance period ending in fiscal 2011, the threshold, target and maximum earnings performance measures were increased in order to more closely align the performance measures with the company’s long-term goal of maintaining low- to mid- double digit annualized earnings growth.

Actual payout amounts to the named executive officers for the fiscal 2006 CPU grants that we paid in fiscal 2009 are set forth in footnote (3) to the Summary Compensation Table. The specific performance measures and related payouts for each year’s corporate grant are shown under “Executive Compensation — Cash Performance Unit Plans.” Pursuant to the terms of the grant agreements, Mr. Schnieders’ will continue to receive any amounts earned pursuant to his CPUs following his retirement.

Analysis

In July and September of 2008, in order to begin moving towards the anticipated fiscal 2010 long-term incentive split of 50% options, 25% CPUs and 25% restricted stock or restricted stock units, the Committee determined the approximate target aggregate annual long-term incentive values for each of the named executive officers. The Committee reviewed the Mercer reports on executive compensation and long-term incentive compensation, and the Committee’s analysis also included a review of the then-current long-term incentive compensation, adding the target value of the CPUs and the Black-Scholes value of options granted to each of the named executive officers during fiscal 2008, plus the value of the 28% stock match on the targeted 200% fiscal 2008 MIP bonus, to set a minimum baseline for its fiscal 2009 long-term incentive value determination. At that time, the Committee recognized that there needed to be an increase for Mr. DeLaney to provide long-term incentives that more closely matched the amounts granted to the Chief Financial Officer at peer group companies.

Mercer’s recommendations included suggested targets for annual long-term incentive amounts for Messrs. DeLaney, Pulliam and Schnieders that were near the median in accordance with Sysco’s general compensation philosophy. Mercer’s recommendations with respect to Mr. Spitler were above the median, which Mercer believed was appropriate because his peer group comparative data had changed significantly since Mercer’s prior reports. Mercer explained that several new presidents or COOs had been recently appointed at peer group companies, with such individuals receiving compensation amounts significantly lower than their more experienced predecessors, thereby artificially lowering the comparative data for Mr. Spitler. Award levels for Messrs. Smith and Green were determined in light of their January 2008 promotions and the desire to bring their longer-term compensation levels more in line with those of the other named executive officers.

The Committee considered the market data and recommendations provided by Mercer, as well as the fact that fiscal 2009 was a transition year for Sysco’s long-term incentive compensation, with the stock match portion of the MIP having been paid for the last time in August 2008 but no restricted stock scheduled for issuance until fiscal 2010. The Committee ultimately targeted long-term incentive amounts that were greater than the baseline values calculated using the awards for fiscal 2008, but less than the amounts recommended by Mercer to reflect the company’s competitive pay strategy. The Committee made this decision based on its subjective determination that the increases necessary to bring the long-term incentives up to Mercer’s recommended levels were too great to be made in one year and should be phased in over two or more years. The targets for fiscal 2009 long-term incentive amounts chosen by the Committee would place each of the executive officers’ total long-term incentive compensation from slightly below the 25th percentile to the median for total long-term incentives granted to similar positions within the peer group companies, except for Mr. Spitler, whose total long-term incentive compensation would be somewhat above the median for the reasons discussed above.

After consulting with Mercer and members of executive management, the Committee determined that a long-term incentive breakdown for fiscal 2009 of approximately 50% stock options and 50% cash performance units was appropriate, since no restricted stock would be awarded during fiscal 2009 and the Committee desired to maintain some consistency with prior year grants while also allowing fiscal 2009 to serve as a transition to the anticipated fiscal 2010 long-term incentive mix. The Committee generally followed Mercer’s recommendations with respect to the breakdown for each Executive Vice President’s fiscal 2009 long-term incentive compensation, with slightly more than 50% of their fiscal 2009 long-term incentives granted in the form of options. However, the Committee determined that, if the number of options to be granted to Messrs. Spitler and Schnieders were increased sufficiently for the fiscal 2009 option grant values to equal half of the total long-term incentive values originally targeted, the increase in the size of their option grants would be larger than the Committee subjectively determined was appropriate in one year. As a result, the Committee maintained the overall value of the anticipated fiscal 2009 long-term incentive grants for Messrs. Schnieders and Spitler, reducing the size of the option piece and increasing the size of the CPU component. This resulted in the target value of their fiscal 2009 CPU grants exceeding the Black-Scholes value of their fiscal 2009 option grants, which were made in November 2008.

The minimum, target and maximum performance criteria levels and the payouts for the awards made during fiscal 2009 were recommended by the executive management team and were similar to those made during fiscal 2008, provided that the Committee increased the threshold, target and maximum earnings performance levels, in order to more closely align the performance measures with the company’s long-term goal of maintaining low- to mid- double digit annualized earnings growth.

Stock Options

The Committee approved the fiscal 2009 stock option grants to the named executive officers in November 2008 under our 2007 Stock Incentive Plan, which was approved by stockholders in November 2007. The specific grants are shown under “Executive Compensation — Grants of Plan-Based Awards.” The 2007 Stock Incentive Plan calls for options to be priced at the closing price of our common stock on the business day prior to the grant date, and the fiscal 2009 option grant agreement provides for ratable vesting over a five-year period.

Our stock option grant administrative guidelines were adopted in February 2007, as described under “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.” Under the guidelines, the Committee will generally not make grants during a period preceding an anticipated event that is likely to cause a substantial increase or a substantial decrease in the trading price of Sysco’s common stock, such as an earnings release. The Committee will generally authorize and grant options during normal trading windows. If we have grants scheduled to occur outside of a normal trading window or when Sysco is in possession of material non-public information, then:

•	management must inform the Committee or the Board of Directors, as the case may be, of all material information in its possession regarding Sysco; and

•	if, in the Committee’s or Board’s judgment, such information is reasonably likely to affect the trading price of Sysco’s common stock, then due consideration should be given to the number and exercise price of options that may be granted in light of such material non-public information; for example, if the Committee or Board believes that the information is likely to increase the stock price, then the Committee or Board should consider granting fewer options or setting an exercise price that is higher than the current market price.

The Committee anticipates that the guidelines will be revised so that they apply to grants of restricted stock and restricted stock units. The Committee currently anticipates that annual grants of restricted stock and/or restricted stock units will begin in November 2009. The Committee reserves the right to make exceptions to the guidelines when it determines that it would be in the best interests of Sysco to do so.

The Committee made an additional option grant to Mr. DeLaney in February 2009 in connection with his promotion to Chief Executive Officer. See “Stock Options — Analysis” below.

Analysis

See “Cash Performance Units — Analysis” above for an analysis of the Committee’s fiscal 2009 overall annual longer-term incentive grant decisions, which affected the Committee’s stock option grant decisions.

The Committee believes that option grants benefit employee performance and retention, particularly in years in which Sysco’s performance does not create high cash compensation. They will also help to ensure that longer-term strategic initiatives are not compromised by having executives focus solely on short-term profitability for payment of the annual bonus. Sysco’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. The Committee expects that this longer-term focus will benefit Sysco and its stockholders, as it more closely aligns the executives’ interests with those of stockholders and focuses executives on strategies that increase long-term stockholder value. Existing ownership levels are not a factor in the Committee’s granting of options because it does not want to discourage executives from holding significant amounts of Sysco stock.

In connection with Mr. DeLaney’s promotion to Chief Executive Officer, as discussed above at “Base Salary,” the Committee engaged Mercer to assist it in developing the appropriate pay package for him. Following its review of the peer group information prepared by Mercer, the Committee determined that Mr. DeLaney should receive a special stock option grant in February 2009 with an aggregate value that, when added to Mr. DeLaney’s prior fiscal 2009 stock option and CPU grants, would bring the total value of his fiscal 2009 longer-term incentives to or slightly above the peer group 25th percentile. The peer group 25th percentile was chosen for the reasons discussed under “Base Salary” above. The Committee determined to make the grant 100% in stock options, as opposed to 50% stock options and 50% CPUs, due to the Committee’s inability to utilize the fiscal 2009 performance criteria and periods contained in the September 2009 grants while maintaining deductibility limit under Section 162(m) of the Code. See “— Income Deduction Limitations,” below. As with the fiscal 2009 stock option grants made in November 2008, the Committee valued the options at their Black-Scholes value. The Committee also reviewed an internal pay equity comparison of fiscal 2009 longer-term incentives for Mr. DeLaney and Mr. Spitler and determined that these additional grants, taken together with Mr. DeLaney’s prior fiscal 2009 grants, provided appropriate differentiation from Mr. Spitler for Mr. DeLaney’s first transition year.

Restricted Stock and Restricted Stock Units

As discussed above, the Committee currently intends to add restricted stock or restricted stock units to Sysco’s long-term incentive package beginning in November 2009. Based on information provided by Mercer, the Committee believes that granting restricted stock or restricted stock units to the named executive officers beginning in fiscal 2010 will bring Sysco more in line with its peer group when comparing the total mix of short- and longer-term compensation. The Committee expects the restricted stock or restricted stock units to constitute approximately 25% of the total value of longer-term incentives for the named executive officers and to vest in 1/3 increments over three years. In January 2009, in connection with his promotion to Vice Chairman, the Committee made a restricted stock grant to Mr. Spitler, as discussed in footnote 7 to the Summary Compensation Table. This restricted stock vests ratably over three years beginning on the first anniversary of the grant date.

Analysis

In connection with the retirement of Mr. Schnieders, Mr. DeLaney’s succession to the position of Chief Executive Officer, and Mr. Spitler’s election as Vice Chairman, the Board and the Committee determined that Mr. Spitler’s skill, experience and assistance with the CEO transition were very important to Sysco’s continuing success. As a result, as discussed above at “Base Salary,” the Committee engaged Mercer to assist it in developing the appropriate pay package for Mr. Spitler, with specific emphasis on his long-term retention and his key executive role. After receiving guidance from Mercer that the grant fell within the competitive parameters set by the Company, the Committee approved the restricted stock grant discussed above. The size of the grant was based on the determination of the Committee chair, after taking into consideration the respective roles and relationships of the CEO and COO, in negotiation with Mr. Spitler in order to ensure his continued involvement with Sysco during Mr. DeLaney’s first few years as CEO, while the three-year ratable vesting was designed to provide Mr. Spitler with sufficient incentive to remain in the employ of Sysco for at least the next three years while at the same time providing him with a portion of the value of the grant at the end of each year of the three-year vesting period. The Committee does not expect this special restricted stock grant to affect the size or amount of Mr. Spitler’s future annual long term incentive grants.

Retirement/Career Incentives

Supplemental Executive Retirement Plan

We provide annual retirement benefits to all corporate employees and most of our non-union operating company employees under the broad-based tax-qualified Sysco Corporation Retirement Plan, which we simply refer to as the “pension plan.” In addition, Sysco offers supplemental retirement plans to approximately 170 corporate and operating company officers. Each of the named executive officers participates in the Supplemental Executive Retirement Plan, or SERP. The Committee utilizes the SERP to increase the retirement benefits available to officers whose benefits under the pension plan are limited by law. The earliest an executive can retire and receive any benefits under the SERP is age 55 with a minimum of 15 years of MIP service. The SERP was designed to provide fully vested participants with post-retirement monthly payments, with the annual benefits equaling to up to 50% of a qualified participant’s final average annual compensation, as discussed below, in combination with other retirement benefits, including other pension benefits, the company match under the 401(k) plan and social security payments. Annual retirement benefits from the SERP for a participant who is 100% vested in his accrued benefit are generally limited to approximately $2.25 million, with such maximum limit adjusted for cost-of-living increases. However, each of Messrs. Spitler and Smith qualify for, and at the time of his retirement Mr. Schnieders qualified for, a protected benefit under the SERP. This limit does not apply to the protected benefit, which we will pay if it is greater than the benefit under the current provisions. The other named executive officers who do not qualify for the protected benefit will receive a SERP benefit based on the greater of the benefit determined under the current provisions of the SERP or the accrued benefit determined as of June 28, 2008 under the prior provisions of the SERP, but with vesting and eligibility for immediate benefit payments determined as of the separation date. For the protected participants, we calculate SERP benefits as the greatest of the benefits determined under four calculations using each of the regular and protected participant benefit formulas under both the current provisions of the SERP and their frozen June 28, 2008 benefits. The terms of the SERP are more specifically described at “Executive Compensation — Pension Benefits — Supplemental Executive Retirement Plan.” The amounts accrued by each named executive officer under the pension plan and the SERP as of June 27, 2009 are set forth under “Executive Compensation — Pension Benefits.” Mr. Schnieders’ annual SERP benefit following his retirement on June 27, 2009 is approximately $1.9 million.

In December 2008, the Committee recommended and the Board approved additional amendments to the SERP based on the Committee’s consultation with Mercer. Those amendments that could materially impact the compensation of the named executive officers under the SERP are summarized below:

•	The SERP previously provided that if a participant separated from service as a result of disability, was not otherwise eligible to commence receiving distributions and was at least age 60 with 10 years of service with Sysco as of the date of the separation from service due to disability, then if the participant remained disabled through age 65 the participant would be 100% vested in his SERP benefit. These special vesting provisions were removed for participants who separate from service due to disability on or after December 16, 2008;

•	The MIP bonus is no longer capped at 150% of base pay for purposes of calculating the non-service related active death benefit, although beginning in fiscal 2009 it was capped for all other SERP benefit purposes; and

•	The benefit payable upon the death of a vested, terminated participant prior to age 55 now reflects an actuarial reduction for the difference between 55 and the executive’s age at death.

In addition to the amendments discussed above, the Committee also recommended, and the Board approved, additional amendments in December 2008 designed to bring the SERP into compliance with Section 409A of the Code.

Analysis

Sysco’s retirement plans are an important performance and retention tool, the effectiveness of which the Committee tries to balance with the cost of providing them. Our history supports that this approach works, as our named executive officers, including Mr. Schnieders, had an average tenure of over 20 years with Sysco at the end of fiscal 2009. Based on Mercer’s report, as of September 2008, compensation to the named executive officers under the SERP placed Sysco above the 75th percentile for retirement benefits relative to the peer group, but total target compensation plus retirement benefits placed Sysco between the median and the 75th percentile for the named executive officers. As a result, the Committee believes that these benefits, as modified during fiscal 2009, are appropriate in light of Sysco’s overall compensation structure.

The Committee continues to review the SERP regularly in order to achieve the following goals:

•	maintain the SERP as a retention tool;

•	reduce the cost of the SERP;

•	bring Sysco’s level of retirement benefits more in line with the peer group; and

•	increase the proportion of long-term and performance-based compensation in the compensation mix, relative to fixed and retirement compensation such as the SERP.

The modifications to the SERP approved by the Committee during fiscal 2009 to remove the special disability vesting provisions and to provide for the actuarial reduction in death benefits paid prior to age 55 further these goals by potentially reducing Sysco’s anticipated cost of payments. The decision not to cap the amount of the MIP bonus included in the non-service related active death benefit was based on the Committee’s subjective determination that the life insurance benefits available to all SERP participants, including the named executive officers, did not provide adequate financial protection in the event of the participant’s death and that the SERP death benefit should therefore be increased.

Nonqualified Executive Deferred Compensation Plan

Sysco offers an Executive Deferred Compensation Plan, or EDCP, to provide MIP participants, including the named executive officers, the opportunity to save for retirement and accumulate wealth in a tax-efficient manner beyond what is available under Sysco’s 401(k) retirement savings plan. Participants may defer up to 100% of their base salary and up to 40% of their cash MIP bonus to the EDCP. Sysco does not match any salary deferrals into the EDCP. For participants who defer a portion of their MIP bonus, Sysco matches 15% of the first 20% deferred, making the maximum possible match to the EDCP 3% of the cash bonus. This match generally vests at the tenth anniversary of the crediting date, subject to earlier vesting in the event of death, disability, a change in control or the executive’s attaining age sixty. Participants who defer compensation under the EDCP may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield, with respect to amounts deferred. Company matching contributions are credited with the Moody’s Average Corporate Bond Yield. The EDCP is described in further detail under “Executive Compensation — Nonqualified Deferred Compensation.”

In November 2008, the Committee recommended and the Board approved additional amendments to the EDCP based on the Committee’s consultation with Mercer. The only such amendment potentially materially affecting the compensation of the named executive officers allowed EDCP participants to elect, on or before December 15, 2008, to receive a one-time lump sum distribution during calendar 2009 of some or all of the participants’ deferrals under the EDCP, as well as a portion of vested company matching amounts, determined as of May 15, 2009. The calendar 2009 distributions were made on June 30, 2009. Messrs. Spitler, Pulliam, Smith and Green made distribution elections under the EDCP pursuant to this provision. The details of these elections are included under “Executive Compensation — Executive Deferred Compensation Plan.”

In addition to the amendments discussed above, the Committee also recommended, and the Board approved, additional amendments in November 2008 designed to bring the EDCP into compliance with Section 409A of the Code.

Analysis

Currently, individual contributions to the 401(k) plan are limited by law to $16,500 per year. The Committee believes that the EDCP motivates and assists in the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation payments. The EDCP is an important recruitment and retention tool for Sysco, as the companies with which we compete for executive talent typically provide a similar plan to their senior employees.

The Committee’s decision to amend the EDCP to provide for the one-time lump sum distribution election was driven primarily by the current economic crisis and by certain transitional relief under the provisions of Section 409A of the Code, which allowed such amendments to be made prior to December 31, 2008. Given declines in Sysco’s stock price and in the investment portfolios of virtually all EDCP participants, the Committee deemed it appropriate to provide for this one-time ability to receive a current distribution of deferred amounts in order to assist those participants in need of additional liquidity or those participants who believed that current income tax levels were more favorable than those that would be in effect following their retirement.

Severance Agreements

In prior years, the Committee approved, and the Board of Directors ratified, severance agreements for certain executive officers, including Messrs. Schnieders and Spitler. Mr. Schnieders’ severance agreement terminated on March 31, 2009 pursuant to the terms of his transition and retirement agreement, discussed below. The other named executive officers do not currently have severance agreements. The severance agreement for Mr. Spitler does not contain any classic “single trigger” provisions that would cause an immediate payment obligation solely as a result of a change in control of Sysco; however, the agreement does provide for certain tax gross up payments in the event he incurs a golden parachute excise tax following a change in control. Under the terms of this agreement, if we terminate Mr. Spitler without cause or he terminates his employment for good reason, as these terms are defined in the agreement, he is entitled to two years’ base salary plus two years’ MIP bonus, based on his average bonus over the prior five years, in 24 equal monthly installments. In addition, if the termination occurs before the end of a fiscal year in which a bonus would have been earned but for the termination, Mr. Spitler will receive a pro rated share of the cash bonus payable.

The agreement also provides for waivers of the provisions of the SERP and the EDCP that reduce payments thereunder to the extent that they would not be deductible by Sysco pursuant to Section 280G of the Internal Revenue Code. In addition, if we make payments to Mr. Spitler that are contingent on a change in control as provided for under Section 280G, the IRS may impose an excise tax on him pursuant to Section 4999 of the Internal Revenue Code with respect to such payments and certain other payments conditioned on a change in control. In that event, the severance agreement provides that Mr. Spitler will be entitled to receive an indemnity payment of any such tax and a “gross up” of that payment so that he will have no out of pocket costs as a result of the excise tax and tax reimbursement payments. The severance agreement also requires a general release from Mr. Spitler and contains non-compete and non-disparagement provisions. The severance agreement is described under “Executive Compensation — Severance Agreements.”

We amended Messrs. Schnieders’ and Spitler’s severance agreements in late calendar 2008 in order to bring them into compliance with Section 409A.

In connection with his resignation, Sysco entered into a transition and retirement agreement with Mr. Schnieders on January 19, 2009, which became effective as of January 27, 2009. The material terms of the retirement agreement are described under “Executive Compensation — Executive Severance Agreements.”

Analysis

When Sysco entered into the severance agreement with Mr. Spitler and various other individuals then serving as executive officers, the Committee and the Board believed that it was necessary in order to retain the executives and to ease their transition in the event of their involuntary termination of employment with Sysco without “cause” or for a voluntary termination for “good reason.” The Committee has reviewed a January 2008 Mercer review of severance provisions among our peer group companies, which indicates that approximately half of the peer group companies offered such protections. It was the Committee’s intent that provisions in the severance agreement regarding Mr. Spitler’s termination following a change in control preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of Sysco. In addition, these provisions align executive and stockholder interests by enabling Mr. Spitler to consider corporate transactions that are in the best interests of Sysco’s stockholders and other constituents without undue concern over whether the transactions may jeopardize his employment and compensation. The Committee does not believe that the severance agreement provides undue incentive for Mr. Spitler to encourage a change in control. Finally, the provisions protect stockholder interests in the event of a change in control by helping assure some amount of management continuity, which could improve company performance and maintain stockholder stock value.

The Committee has reviewed the potential costs associated with the gross-up payments called for by the severance agreement and has determined that they are fair and appropriate for several reasons. The excise tax tends to penalize employees who defer compensation, as well as penalizing those employees who do not exercise options in favor of those who do. In addition, the lapse of restrictions and acceleration of vesting on equity awards can cause an executive to incur excise tax liability before actually receiving any cash severance payments. Therefore, the Committee believes that the gross-up payments are necessary to ensure proper consideration of a change in control by Mr. Spitler.

As part of the Committee’s comprehensive review of compensation, the Committee reviewed whether or not agreements with change in control provisions similar to those in the severance agreements should be extended to the other named executive officers. In late fall 2008, the Committee determined that it would not offer such agreements to the other named executive officers at that time. This determination was based on the Committee’s subjective belief that many other companies had ceased to offer such agreements to their executives, as well as an analysis of the benefits offered under Sysco’s compensation programs to executives in the event of a change in control. The Committee determined that it would not ask Mr. Schnieders or Mr. Spitler to amend or terminate their previously existing severance agreements since they represented previously negotiated arrangements that continued to benefit the company.

The Committee approved the terms of Mr. Schnieders’ transition and retirement agreement pursuant to arms’ length negotiations with Mr. Schnieders. Mr. Schnieders agreed to have his severance agreement terminated on March 31, 2009 in exchange for the transition and retirement agreement. Although the Committee did not engage Mercer to specifically benchmark Mr. Schnieders’ compensation as executive Chairman of the Board, the Committee did rely on Mercer’s advice that executive Board Chairs are typically paid pursuant to a company’s existing executive compensation programs, although often at reduced levels. The Committee balanced this information with its primary objectives of ensuring that Mr. Schnieders would remain available for a reasonable period to assist Messrs. DeLaney and Spitler in their transition and that Mr. Schnieders’ severance agreement would terminate without triggering any payments to Mr. Schnieders or accelerating or triggering any of Mr. Schnieders’ other rights under the agreement.

Benefits, Perks and Other Compensation

We provide benefits for executives that we believe are reasonable, particularly since the cost of these benefits constitutes a very small percentage of each named executive officer’s total compensation.

Sysco’s named executive officers are generally eligible to participate in Sysco’s regular employee benefit programs, which include the defined benefit pension plan, a 401(k) plan, our employee stock purchase plan, group life insurance and other group benefit plans. We also provide MIP participants, including the named executive officers, with additional life insurance benefits, long-term disability coverage, including disability income coverage, and long-term care insurance, as well as reimbursement for an annual comprehensive wellness examination by a physician of their choice. We believe these benefits are required to remain competitive with our competitors for executive talent. Although the executive officers are eligible to participate in Sysco’s group medical and dental coverage, we adjust employees’ contributions towards the monthly cost of the medical plan according to salary level; therefore, executives pay a higher percentage of the cost of these benefits than do non-executives.

MIP participants, including the named executive officers, are encouraged to occasionally have their spouses accompany them at business dinners and other business functions in connection with some meetings of the Board of Directors, certain business meetings and other corporate-sponsored events, and Sysco pays, either directly or by reimbursement, all expenses associated with their spouses’ travel to and attendance at these business-related functions. Furthermore, Sysco owns fractional interests in private aircraft that are made available to members of the Board of Directors, executives and other members of management for business use, but are not allowed to be used for personal matters. Spouses may occasionally accompany executive officers on such flights in connection with travel to and from business-related functions if there is space available on the aircraft. In addition, the transition and retirement agreement entered into with Mr. Schnieders allowed him to utilize such flights for travel to and from his residence in Santa Fe, New Mexico and Sysco’s corporate headquarters from January 2009 through his retirement on June 27, 2009.

Officers, as well as many other associates, are provided with cell phones and PDA devices that are paid for by Sysco, are intended primarily for business use and which we consider to be necessary and integral to their performance of their duties. All employees, including our named executive officers, and members of our Board of Directors are also entitled to receive discounts on all products carried by Sysco and its subsidiaries.

Consistent with Sysco’s practices on relocation of officers, we have agreed to provide Mr. Kreidler reimbursement for certain relocation expenses in connection with his appointment as Executive Vice President and Chief Financial Officer at our headquarters in Houston, Texas.

Sysco does not provide the named executive officers with automobiles, security monitoring or split-dollar life insurance.

Benefits Following a Change in Control

As discussed above, we have no “single trigger” provisions in any severance or similar agreement that would cause an immediate cash payment obligation solely as a result of a change in control of Sysco; however, Mr. Spitler’s severance agreement does provide for certain tax gross up payments in the event of a change in control. We have included provisions regarding a change in control in several of Sysco’s benefit plans and agreements, including an immediate payout of CPUs at the maximum payout level and 100% vesting of SERP balances, EDCP amounts, options, and restricted stock upon a change in control. See “Executive Compensation — Quantification of Termination/Change in Control Payments” for a detailed explanation of potential benefits under the various provisions.

Analysis

The Committee believes that these provisions will preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of Sysco. The Committee has balanced the impact of these acceleration provisions with corresponding provisions in the SERP and the EDCP that provide for a reduction in benefits to the extent they are not deductible under Section 280G of the Code.

Potential Impact on Compensation of Financial Restatements

In the event of a restatement of our financial results, other than a restatement due to a change in accounting policy, it is the Committee’s policy that it will review all incentive payments made to MIP participants within the 36 months prior to the restatement on the basis of having met or exceeded specific performance targets in grants or awards made on or after May 14, 2009. If such incentive payments would have been lower had they been calculated based on the restated results, the Committee will, to the extent permitted by applicable law, seek to recoup any such excess payments for the benefit of Sysco. The Committee has the sole discretion to determine the form and timing of the recoupment, which may include repayment from the MIP participant or an adjustment to the payout of a future incentive. In addition, the executives are subject to forfeiture of benefits under the SERP and EDCP in certain circumstances. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of non-performance-based compensation that Sysco may deduct for federal income tax purposes in any given year with respect to the compensation of each of the named executive officers other than the chief financial officer. The Committee has adopted a general policy of structuring the performance-based compensation arrangements, including the MIP bonus and CPUs but not the supplemental bonuses, in order to preserve deductibility to the extent feasible after taking into account all relevant considerations. However, the Committee also believes that Sysco needs flexibility to meet its incentive and retention objectives, even if Sysco may not deduct all of the compensation paid to the named executive officers.

Based on the factors discussed under “Annual Compensation — Base Salary,” the Committee paid Mr. Schnieders a base salary of in excess of $1 million in order to remain competitive. The Committee determined that the additional base salary was appropriate even though the excess over $1 million was not deductible.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code deals specifically with non-qualified deferred compensation plans. We have made amendments to Mr. Spitler’s severance agreement, the SERP and the EDCP, and have designed the 2008 CPU Plan, in order to ensure that they comply with Section 409A.

Stock Ownership Guidelines

See “Stock Ownership — Stock Ownership Guidelines” for a description of our executive stock ownership guidelines and stock retention policies.

Total Compensation

In September, 2009, after reviewing the Mercer reports and survey and the Company’s fiscal 2009 performance, the Committee determined that each named executive officer’s total fiscal 2009 compensation provided the executive with adequate and reasonable compensation. The Committee also determined that each named executive officer’s total fiscal 2009 compensation was appropriate given Sysco’s performance in fiscal 2009 and the executive’s performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Sysco Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

  John M. Cassaday, Chairman
  Judith B. Craven*
  Manuel A. Fernandez*
  Phyllis S. Sewell
  Richard G. Tilghman**
  Jackie M. Ward

*	Joined the Committee effective May 15, 2009

**	Served on the Committee during fiscal 2009 through May 15, 2009

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to each of the named executive officers — our Chief Executive Officer and Chief Financial Officer as of the end of fiscal 2009, the four most highly compensated of the other executive officers of Sysco and its subsidiaries employed at the end of fiscal 2009 and our previous Chief Executive Officer, Mr. Schnieders, who retired as Chief Executive Officer as of March 31, 2009 and as executive Chairman of the Board as of June 27, 2009. In determining the three other most highly compensated executive officers, we excluded the amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” The “Bonus” column was intentionally omitted because no cash bonuses have been paid outside of incentive plans during the fiscal years shown below.

							Change in
							Pension
							Value
						Non-Equity	and
						Incentive	Nonqualified
						Plan	Deferred
			Stock		Option	Compen-	Compensation	All Other
	Fiscal	Salary	Awards		Awards	sation	Earnings	Compensation
Name and Principal Position	Year	($)	($)(1)(2)		($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

William J. DeLaney(6)	2009	$620,375	—		$864,632	$72,188	$155,784	$12,004	$1,724,983
Chief Executive Officer and	2008	560,000	398,334		187,654	2,084,295	1,236,183	210,661	4,677,127
Chief Financial Officer	2007	n/a	n/a		n/a	n/a	n/a	n/a	n/a

Kenneth F. Spitler	2009	702,625	266,303	(7)	1,277,496	160,781	588,905	13,256	3,009,366
Vice Chairman, President and	2008	690,000	492,850		844,373	2,698,836	1,514,552	92,325	6,332,936
Chief Operating Officer	2007	572,500	436,855		791,038	2,334,665	2,281,398	89,390	6,505,846

Larry G. Pulliam	2009	532,000	—		658,908	160,781	400,655	13,108	1,765,452
Executive Vice President,	2008	550,000	378,077		463,434	2,139,874	573,188	69,694	4,174,267
Global Sourcing and Supply Chain	2007	530,000	399,833		406,599	2,044,028	1,905,992	73,485	5,359,937

Stephen W. Smith(8)	2009	494,000	—		655,681	99,531	75,628	19,515	1,344,355
Executive Vice President,	2008	n/a	n/a		n/a	n/a	n/a	n/a	n/a
South and West U.S. Foodservice Operations	2007	n/a	n/a		n/a	n/a	n/a	n/a	n/a

Michael W. Green(8)	2009	494,000	—		298,486	99,531	191,030	15,657	1,098,704
Executive Vice President,	2008	n/a	n/a		n/a	n/a	n/a	n/a	n/a
Northeast and North Central U.S. Foodservice Operations	2007	n/a	n/a		n/a	n/a	n/a	n/a	n/a

Richard J. Schnieders	2009	1,116,250	—		2,153,886	1,715,000	166,618	31,356	5,183,110
Former Chairman and	2008	1,146,500	793,285		1,205,228	7,048,400	1,657,979	141,386	11,992,778
Chief Executive Officer	2007	1,096,500	827,803		1,388,768	6,350,095	4,531,447	156,620	14,351,233

(1)	For fiscal 2007 and 2008, these amounts relate to the 28% stock match on the MIP bonus earned with respect to each of those years and paid in the first quarter of fiscal 2008 and 2009, respectively. We calculated this stock match without taking into account any increases from the Supplemental Bonus Plan or other supplemental bonus arrangements. With respect to fiscal 2008 awards issued in August 2008, we valued the shares at the June 27, 2008 closing stock price of $28.22 per share. Amounts shown include cash issued in lieu of any fractional shares. We did not issue any shares in fiscal 2009 pursuant to the MIP.

(2)	The amounts in these columns reflect the dollar amount recognized as compensation expense for financial statement reporting purposes for the fiscal years ended June 30, 2007, June 28, 2008 and June 27, 2009 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments.” The option awards column includes amounts from awards issued prior to fiscal 2007 as well as those issued during fiscal 2007, fiscal 2008 and fiscal 2009. See Note 13 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 30, 2007, Note 15 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 28, 2008, and Note 16 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 27, 2009 regarding assumptions underlying valuation of equity awards. Because the shares in the stock awards column for fiscal 2007 and fiscal 2008 are not transferable by the recipient for two years from the date of issuance except in specified circumstances, they are recorded with a 12% discount from the value described in footnote (1) above.

(3)	These amounts include the cash portion of the MIP bonus paid in August 2007 with respect to fiscal 2007 performance and the cash portion of the MIP bonus paid in August 2008 with respect to fiscal 2008 performance, in each case exclusive of the

28% stock match included in the “Stock Awards” column, and as adjusted by the Supplemental Bonus. We did not pay a MIP bonus for fiscal 2009 because Sysco did not achieve the required performance levels. The amounts shown also include payments made in August 2007 for fiscal 2007, August 2008 for fiscal 2008 and August 2009 for fiscal 2009 with respect to the cash performance unit grants previously made under our 2004 Cash Performance Unit Plan. The following table shows the relative amounts attributable to each of these awards for fiscal 2009:

	Fiscal 2009
	Cash Portion of MIP	Fiscal 2009
	Bonus	CPU Payouts

DeLaney	—	$72,188
Spitler	—	160,781
Pulliam	—	160,781
Smith	—	99,531
Green	—	99,531
Schnieders	—	1,715,000

(4)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect above- market interest on amounts in the EDCP, and the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by Sysco, determined using interest rate and mortality rate assumptions consistent with those used in Sysco’s financial statements. The pension plan amounts, some of which may not be currently vested, include:

•	increase in pension plan value, and
•	increase in Supplemental Executive Retirement Plan, or SERP, value.

To the extent that the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the pension plan and the SERP was a decrease, this decrease is not included in the amounts shown in the column.

The following table shows, for each named executive officer, the change in the actuarial present value for each of the pension plan and the SERP and the above-market interest on amounts in the EDCP for fiscal 2009:

	Change in		Above-Market
	Pension	Change in	Interest on
Name	Plan Value	SERP Value	EDCP

DeLaney	$(9,135)	$147,981	$16,938
Spitler	3,062	463,383	122,460
Pulliam	(10,937)	356,035	55,557
Smith	(2,058)	(238,720)	75,628
Green	(12,309)	202,764	575
Schnieders	5,775	(625,923)	166,618

(5)	Fiscal 2009 amounts include the following perquisites and personal benefits:

a.	the amount paid for accidental death and dismemberment insurance coverage,
b.	the amount paid for long-term care insurance,
c.	the amount reimbursed to the individual for an annual medical exam,

d.	the amounts paid for long-term disability coverage under the company’s disability income plan,

e.	the amount paid for spousal travel in connection with business events, which amounts reflect only commercial travel; no incremental costs were incurred in connection with travel of spouses on the company plane with executive officers to and from business events,
f.  the estimated amount paid for spousal meals in connection with business events,

g.	with respect to Mr. Smith, his proportionate interest in payments from a Sysco subsidiary for use of a hunting lodge in with he owns an ownership interest for customer or supplier hunting trips; and
h.	with respect to Mr. Schnieders, the incremental cost to Sysco of his use, during the period January 19, 2009 through June 27, 2009, of the company airplane for travel between his residence in Santa Fe, New Mexico and Sysco’s corporate headquarters.

No named executive officer received any single perquisite or personal benefit in fiscal 2009 with a value greater than $25,000. With the exception of Messrs. Smith, Green and Schnieders, the aggregate value of all perquisites and personal benefits received by each named executive officer in fiscal 2009 was less than $10,000. No named executive officer received any other item of compensation in fiscal 2009 required to be disclosed in this column with a value of $10,000 or more.

(6)	Compensation for Mr. DeLaney is provided only for fiscal 2008 and fiscal 2009 because he was not a named executive officer in fiscal 2007.

(7)	The amount shown represents the dollar amount recognized as compensation expense for financial statement reporting purposes in fiscal 2009 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” in connection with the January 2009 restricted stock grant of 75,822 shares we made to Mr. Spitler. See Note 16 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 27, 2009 regarding assumptions underlying valuation of equity awards. We granted these shares of restricted stock, which vest in equal portions on January 17 of 2010, 2011 and 2012, under our 2007 Stock Incentive Plan. If Mr. Spitler’s employment terminates for any reason prior to January 17, 2012, he will forfeit the unvested shares. Prior to vesting, Mr. Spitler is entitled to all other rights as a shareholder with respect to the shares underlying the restricted stock award, including the right to vote the shares and to receive dividends and other distributions, if any, payable with respect to the shares.

(8)	Compensation for Messrs. Smith and Green is provided only for fiscal 2009 because neither was a named executive officer in fiscal 2007 or fiscal 2008.

Grants of Plan-Based Awards

The following table provides information on CPU grants, stock options, restricted stock and MIP awards granted during fiscal 2009 to each of the named executive officers.

								All
							All	Other			Grant
							Other	Option			Date
							Stock	Awards:		Closing	Fair
			Number				Awards:	Number	Exercise	Market	Value
			of				Number	of	or Base	Price	of
			Shares,				of	Securities	Price	on the	Stock
			Units	Estimated Future Payouts Under			Shares of	Under-	of	Date	and
			or	Non-Equity Incentive Plan Awards			Stock or	lying	Option	of	Option
	Grant		Other	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date		Rights	($)	($)	($)	(#)	(#)(1)	($/Sh)(2)	($)	($)(3)

DeLaney	9/11/08	(4)	18,000	$157,500	$630,000	945,000
	11/11/08							125,000	$24.99	$24.05	$752,500
	2/11/09							322,000	23.36	23.52	1,738,800
	5/14/09	(5)		160,000	1,600,000	2,640,000
Spitler	9/11/08	(4)	40,000	350,000	1,400,000	2,100,000
	11/11/08							200,000	24.99	24.05	1,204,000
	1/17/09	(6)					75,822			23.74	1,800,014
	5/14/09	(5)		146,000	1,460,000	2,409,000
Pulliam	9/11/08	(4)	15,000	131,250	525,000	787,500
	11/11/08							100,000	24.99	24.05	602,000
	5/14/09	(5)		106,400	1,064,000	1,755,600
Smith	9/11/08	(4)	15,000	131,250	525,000	787,500
	11/11/08							100,000	24.99	24.05	602,000
	5/14/09	(5)		98,800	988,000	1,630,200
Green	9/11/08	(4)	15,000	131,250	525,000	787,500
	11/11/08							100,000	24.99	24.05	602,000
	5/14/09	(5)		98,800	988,000	1,630,200
Schnieders	9/11/08	(4)	90,000	787,500	3,150,000	4,725,000
	11/11/08							335,000	24.99	24.05	2,016,700

(1)	The options granted to the named executive officers under the 2007 Stock Incentive Plan during fiscal 2009 vest 20% per year for five years beginning on the first anniversary of the grant date. If an executive retires in good standing or leaves our employment because of disability, his options will remain in effect, vest and be exercisable in accordance with their terms as if he had remained employed. If an executive dies during the term of his option, all unvested options will vest immediately and may be exercised by his estate at any time until the earlier to occur of three years after his death, or the option’s termination date. In addition, an executive will forfeit all of his unexercised options if the Committee finds by a majority vote that, either before or after termination of his employment, he:

•	committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
•	disclosed our trade secrets; or

•	participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.

(2)	We granted all of these options under our 2007 Stock Incentive Plan, which directs that the exercise price of all options is the closing price of our stock on the New York Stock Exchange on the first business day prior to the grant date.

(3)	We determined the estimated grant date present value for the options of $6.02 per share using a modified Black-Scholes pricing model. In applying the model, we assumed a volatility of 34.49%, a 2.45% risk-free rate of return, a dividend yield at the date of grant of 3.23% and a 4.8-year expected option life. We did not assume any option exercises or risk of forfeiture during the 4.8-year expected option life. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized, if any, will be at or near the value estimated by the modified Black-Scholes model. We valued the restricted stock at the closing price of our common stock on January 16, 2009, the first business day prior to the grant date.

(4)	These amounts relate to cash performance units with a three-year performance period that we granted under our 2004 Cash Performance Unit Plan.

(5)	These amounts relate to MIP awards made during fiscal 2009 with respect to fiscal 2010. The minimum bonus amount if the threshold criteria are satisfied is 20% of the named executive officer’s annual salary as of the end of the fiscal year. The target bonus is approximately 200% of the named executive officer’s annual salary as of the end of the fiscal year and the maximum bonus is 330% of the named executive officer’s annual salary as of the end of the fiscal year.

(6)	We granted these shares of restricted stock, which vest in equal portions on January 17 of 2010, 2011 and 2012, under our 2007 Stock Incentive Plan. If Mr. Spitler’s employment terminates for any reason prior to January 17, 2012, he will forfeit the unvested shares. Prior to vesting, Mr. Spitler is entitled to all other rights as a shareholder with respect to the shares underlying the restricted stock award, including the right to vote the shares and to receive dividends and other distributions, if any, payable with respect to the shares.

Cash Performance Unit Plans

The Sysco Corporation 2004 Cash Performance Unit Plan was formerly known as the Sysco Corporation 2004 Mid-Term Incentive Plan and the Sysco Corporation 2004 Long-Term Incentive Cash Plan, and is referred to herein as the “2004 Cash Performance Unit Plan.” The 2004 Cash Performance Unit Plan provides certain key employees, including the named executive officers, the opportunity to earn cash incentive payments based on pre-established performance criteria over performance periods of at least three years. We refer to these units as “CPUs.” The Committee currently makes grants annually for performance periods ending at the end of the third fiscal year, including the year of grant. We made the last grants under the 2004 plan on September 11, 2008, and the plan was replaced with the 2008 Cash Performance Unit Plan in November 2008. With respect to the compensation of the named executive officers, the 2008 plan is identical in all material respects to the 2004 plan. All future CPU grants to the named executive officers will be made pursuant to the 2008 Plan. Beginning with the grants to be made in fiscal 2010, the Committee intends to set the performance goals for the awards during the first ninety days of the fiscal year and grant individual awards at its meeting the following November. The 2008 Plan will expire on November 30, 2014, unless sooner terminated by the Board.

Under the plans, the Committee may select performance goals from those specified in the plan, based on the performance of Sysco generally or on the performance of subsidiaries or divisions. With respect to the grants in fiscal 2007 that we paid in August 2009 and all currently outstanding corporate grants, the Committee set, or will set, performance criteria based on the average increases in Sysco’s earnings per share and sales over the performance periods. See below regarding certain adjustments to these measures. At the time of the fiscal 2007 grants, Mr. DeLaney was serving as President of Sysco’s Charlotte subsidiary, so one-half of his payout for the fiscal 2007 through fiscal 2009 performance period was based on that subsidiary’s increase in operating pre-tax earnings and one-half was based on the percentage increase in the subsidiary’s sales adjusted for product inflation and deflation. In addition to the awards that the named executives received in fiscal 2007 and that we paid to them in August 2009, as discussed in footnote (3) to the Summary Compensation Table, as of September 21, 2009, the named executives held cash performance unit grants in the amounts and for the performance periods set forth below:

		Number of
	Fiscal Year in	Performance		Payout Amount
Name	Which Granted	Units Held	Performance Period	Minimum	Target	Maximum

DeLaney	2009	18,000	6/29/2008-7/2/2011	$157,500	$630,000	$945,000
	2008	12,000	7/1/2007-7/3/2010	105,000	420,000	630,000
Spitler	2009	40,000	6/29/2008-7/2/2011	350,000	1,400,000	2,100,000
	2008	45,000	7/1/2007-7/3/2010	393,750	1,575,000	2,362,500
Pulliam	2009	15,000	6/29/2008-7/2/2011	131,250	525,000	787,500
	2008	12,000	7/1/2007-7/3/2010	105,000	420,000	630,000
Smith	2009	15,000	6/29/2008-7/2/2011	131,250	525,000	787,500
	2008	6,500	7/1/2007-7/3/2010	56,875	227,500	341,250
Green	2009	15,000	6/29/2008-7/2/2011	131,250	525,000	787,500
	2008	6,500	7/1/2007-7/3/2010	56,875	227,500	341,250
Schnieders	2009	90,000	6/29/2008-7/2/2011	787,500	3,150,000	4,725,000
	2008	112,000	7/1/2007-7/3/2010	980,000	3,920,000	5,880,000

Following the conclusion of each three-year performance period, if we meet the relevant performance criteria, we will pay each named executive an amount obtained by multiplying the number of performance units that the executive received by the $35 value assigned to each unit and then multiplying the resulting product by a specified percentage. Each of the outstanding CPU grants, as well as those paid in August 2009, including all grants to Messrs. Spitler, Pulliam, Smith and Green and the fiscal 2008 and fiscal 2009 grants to Mr. DeLaney, contains a sliding scale for each component for each of the performance periods as follows:

•	one-half of the payout is based on average growth in net earnings per share

◦	with respect to the 7/2/2006-6/27/2009 and 7/1/2007-7/3/2010 performance periods, this is basic earnings per share and with respect to the 6/29/2008-7/2/2011 and 6/28/2009-6/30/2012 performance periods, this is fully diluted earnings per share; and
◦	with respect to the 7/2/2006-6/27/2009 performance period, this excluded accruals for the MIP and supplemental bonuses,

plus

•	one-half of the payout is based on average increase in sales

◦	with respect to the 7/2/2006-6/27/2009 performance period, we adjusted for product inflation and deflation; there are no such adjustments for the three-year performance periods ending in fiscal 2010, 2011 and 2012.

All of these performance measures relate to performance for completed fiscal years. For period to period comparisons, we compare results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjust them for any fiscal year containing 53 weeks. Samples of the payment criteria and payout percentages, including the threshold, target and maximum payment criteria and payout percentages, for each component of the outstanding corporate grants are set forth below. The amounts shown reflect a simplified grid of payment criteria and payout amounts; they do not include incremental criteria and payouts between the amounts shown. In between the levels shown in the table, the payout percentage increases incrementally, approximately in proportion to increases in the criteria. The minimum percentage payout would be 25% if only one of the performance criteria is satisfied at the minimum level and the maximum percentage payout would be 150% if the maximum levels for both criteria are satisfied. As an example, achievement of 12% earnings per share growth and 6% sales growth for the corporate CPUs covering the fiscal years 2008-2010 would result in an 87.5% payout, determined by adding 62.5% and 25%, or $30.625 per unit, determined by multiplying 87.5% by $35 per unit.

	Part 1 — Growth in Earnings Per Share
Fiscal Years	Minimum		Target		Maximum

2009-2011	8%	10%	12%	14%	16% and up
2008-2010	6%	8%	10%	12%	14% and up
2007-2009 (paid August 2009)	6%	8%	10%	12%	14% and up
Applicable Payout	25%	37.5%	50%	62.5%	75%

PLUS

	Part 2 — Growth in Sales
Fiscal Years	Minimum		Target		Maximum

2009-2011	6%	7%	8%	9%	10% and up
2008-2010	6%	7%	8%	9%	10% and up
2007-2009 (paid August 2009)	4%	5%	6%	7%	8% and up
Applicable Payout	25%	37.5%	50%	62.5%	75%

The CPUs granted to Mr. DeLaney for the Charlotte subsidiary’s performance for fiscal year 2007 through fiscal year 2009 utilized a similar scale to the corporate scale for fiscal years 2007 through 2009 shown above, except that Part 1 is measured by reference to our Charlotte subsidiary’s increase in operating pre-tax earnings rather than earnings per share.

We will make all payments due with respect to the cash performance units in cash. No payments made under the Cash Performance Unit Plans to any named executive in any fiscal year may be higher than 1% of Sysco’s earnings before income taxes, as publicly disclosed in the “Consolidated Results of Operations” section of Sysco’s 10-K for the fiscal year ended immediately before the applicable payment date.

If the executive’s employment terminates during a performance period because the executive retires in good standing or leaves our employment due to disability, the executive will nonetheless receive the specified payment on the applicable payment date, as if he remained employed on that date. If the executive dies during the performance period, we will reduce the number of performance units that we awarded to the executive by multiplying the number of performance units we initially awarded to the executive by a fraction, the numerator being the number of months in the performance period during which the executive was an active employee of Sysco for at least 15 days of the month and the denominator being the number of months in the performance period. If the executive’s employment terminates before the end of the performance period for any reason other than retirement in good standing, death or disability, we will cancel the executive’s performance units, and the executive will not receive any payments under the plan with respect to the cancelled performance units. The plan provides that if a change in control occurs during a performance period we will pay the executive the maximum amount payable under the plan for the executive’s performance units for that performance period, as if the highest performance levels had been achieved.

2005 Management Incentive Plan

Our 2005 Management Incentive Plan provides key executives, including the named executive officers, with the opportunity to earn bonuses through the grant of annual performance-based bonus awards, payable in cash. The Committee generally makes bonus awards under the plan in May or June prior to the beginning of the fiscal year to which they relate and we pay amounts owed under such awards in August following the conclusion of such fiscal year. Bonus opportunities awarded to corporate participants, including the named executive officers, under the MIP may be based on any one or more of the following:

•	return on stockholders’ equity and increases in earnings per share;
•	return on capital and/or increases in pretax earnings of selected divisions or subsidiaries; and
•	one or more specified Sysco, division or subsidiary performance factors described in the plan.

All of these performance measures relate to performance for completed fiscal years or multiple completed fiscal year periods. For period to period comparisons, we compare results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjust them for any fiscal year containing 53 weeks. The Committee has the discretion to determine which performance factors will be used for a particular award and the relative weights of the factors. No named executive officer may receive an aggregate bonus for any given fiscal year under the MIP in excess of $10,000,000. The Committee will determine and pay all bonuses within 90 days following the end of the fiscal year for which the bonus was earned.

For the fiscal 2009 awards, as well as the awards we made in May 2009 with respect to fiscal 2010, we calculate the bonus utilizing a matrix based upon Sysco’s annual percentage increase in fully diluted earnings per share and its three-year average return on capital. The scale on the X-axis for the percentage increase in earnings per share begins at 4% and continues indefinitely, while the corresponding scale on the Y-axis for three-year average return on capital begins at 10% and also continues indefinitely; however, the maximum bonus that we will pay pursuant to this award is 330% of base salary. Where the two scales intersect determines the payout percentage of base salary. We will pay no bonus unless Sysco achieves at least a 4% increase in earnings per share and a 10% three-year average return on capital. For the fiscal 2010 awards, the three-year average return on capital will be calculated using fiscal 2008, 2009 and 2010. The average return on capital for fiscal 2008 and 2009 was 20.9% and 18.9%, respectively. We did not pay any bonuses pursuant to the fiscal 2009 awards under the MIP because Sysco did not achieve both an increase in fully diluted earnings per share of at least 4% and a three-year average return on capital for fiscal 2007, 2008 and 2009 of at least 10%.

A simplified version of the matrix for determining fiscal 2009 and 2010 payment amounts is set forth below. The criteria and payout percentage increase incrementally between the levels shown in the matrix below. Numbers shown in the body of the matrix are percentages applied to base salary in effect at the end of fiscal year.

	Percentage Increase in Earnings per Share
3-Year Average Return on Capital	4%	6%	8%	10%	12%	14%	16%	18%	20%+

10%	20	60	80	100	120	140	160	170	180
12%	40	80	100	120	140	160	180	190	200
14%	60	100	120	140	160	180	200	210	220
16%	80	120	140	160	180	200	220	230	240
18%	100	140	160	180	200	220	240	250	260
20%	100	140	180	200	220	240	260	270	280
22%	100	140	180	220	240	260	280	290	300
24%	100	140	180	220	260	280	300	310	320
25%+	100	140	180	220	260	290	310	320	330

If, during the fiscal year, the sale or exchange of an operating division or subsidiary results in the recognition of a net-after tax gain, the Committee has the discretion to reduce the bonus payable under the awards. However, the bonus cannot be reduced to an amount less than the bonus otherwise payable if we had not taken into account the net-after tax gain from the sale or exchange. See “Compensation Discussion and Analysis — Management Incentive Plan” and” — Potential Impact on Compensation of Financial Restatements,” for a discussion of certain clawback arrangements contained in the fiscal 2010 MIP awards and the Committee’s clawback policy.

Supplemental Performance Bonuses

Fiscal 2009 Grants

In May 2008, we entered into stand-alone fiscal year 2009 supplemental bonus agreements with Messrs. Schnieders and Spitler the purpose of which was to align a portion of their overall compensation package with individual qualitative performance goals. The agreements provide for an increase or reduction to the MIP bonus based on the Committee’s separate review of each individual, including but not limited to a review of these performance areas:

•	implementation of Sysco’s long-term strategy;
•	succession planning; and
•	implementation of Sysco’s planned information technology initiatives.

Based on this evaluation, the Committee adjusts the executive’s MIP bonus based on the following criteria:

•	If the executive’s performance “exceeds expectations,” the executive is entitled to receive a supplemental cash bonus of up to 25% of the cash portion of his MIP bonus for the fiscal year.
•	If the executive’s performance was “below expectations,” the Committee will reduce the cash portion of the executive’s MIP bonus by up to 25%; and
•	If the executive’s performance “meets expectations,” the executive’s bonus will not be increased or reduced.

We did not make any bonus adjustments pursuant to the fiscal 2009 supplemental bonus agreements, because the executives did not earn a MIP bonus for fiscal 2009.

The Committee did not approve supplemental bonus agreements for any named executive officer with respect to fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End

While the 2007 Stock Incentive Plan, and its predecessor, the 2004 Stock Option Plan, allow for options to vest and become exercisable in no more than one-third increments each year, grants under the plans have generally vested and become exercisable in five equal annual installments beginning one year after the grant date to create a longer-term incentive for the executives. The 2007 Stock Incentive Plan allows the Committee the discretion to grant stock options and restricted stock, as well as other stock-based awards, and the Committee currently intends to begin making annual grants of restricted stock or restricted stock units in November 2009. The Committee currently expects such annual grants to vest 1/3 per year over three years.

According to the terms of the 2004 and 2007 Plans, the exercise price of options may not be less than the fair market value on the date of the grant, which is defined in our plans as the closing price of our common stock on the New York Stock Exchange on the business day preceding the grant date. Our stock plans specifically prohibit repricing of outstanding grants without stockholder approval. Historically, subject to certain minor exceptions, the Committee granted options at its regularly scheduled September meeting, which we schedule at least one year in advance. However, in February 2007, the Committee adopted stock option grant administrative guidelines that set the second Tuesday in November as the annual grant date. This is a date when we are typically in a trading “window” under our Policy on Trading in Company Securities. The guidelines also establish timelines for granting stock options related to acquisitions or newly-hired key employees, which require that the Committee generally make the grants within 90 days of the event. The guidelines also establish procedures for the Committee’s action in the event that any of these pre-established dates/time periods conflict with an unanticipated trading blackout period related to material non-public information. The guidelines provide that the Committee should generally make option grants at a point in time when we have publicly disseminated all material information likely to affect the trading price of Sysco’s common stock. See “Compensation Discussion and Analysis — Longer Term Incentives — Stock Options”. The Committee anticipates that the guidelines will be revised so that they apply to grants of restricted stock and restricted stock units. The Committee currently anticipates that annual grants of restricted stock and/or restricted stock units will begin in November 2009.

The following table provides information on each named executive officer’s stock option and restricted stock grants outstanding as of June 27, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards(1)
								Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised		Option	Option	Stock That	Stock That
		Options	Options		Exercise	Expiration	Have Not	Have Not
Name	Date Granted	(#) Exercisable	(#) Unexercisable		Price($)	Date	Vested (#)	Vested ($)

DeLaney	February 2009	—	322,000	(2)	$23.3600	2/10/2016
	November 2008	—	125,000	(3)	24.9900	11/10/2015
	November 2007	14,600	58,400	(4)	33.3900	11/12/2014
	September 2006	5,800	8,700	(5)	31.7000	9/6/2013
	September 2005	7,560	5,040	(6)	33.0100	9/7/2012
	September 2004	4,000	1,000	(7)	32.1900	9/1/2011
	September 2003	12,500	—		31.7500	9/10/2013
	September 2002	27,000	3,000	(8)	30.5700	9/11/2012
	September 2001	11,000	—		27.7900	9/10/2011
Spitler	January 2009						75,822 (9)	$1,742,390
	November 2008	—	200,000	(3)	24.9900	11/10/2015
	November 2007	20,000	80,000	(4)	33.3900	11/12/2014
	September 2006	29,200	43,800	(5)	31.7000	9/6/2013
	September 2005	43,800	29,200	(6)	33.0100	9/7/2012
	September 2004	32,000	8,000	(7)	32.1900	9/1/2011
	September 2003	70,000	—		31.7500	9/10/2013
	September 2002	75,000	—		30.5700	9/11/2012
	September 2001	65,000	—		27.7900	9/10/2011
	September 2000	24,000	—		20.9688	9/6/2010
	September 1999	18,000	—		16.2813	9/1/2009

	Option Awards						Stock Awards(1)
								Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised		Option	Option	Stock That	Stock That
		Options	Options		Exercise	Expiration	Have Not	Have Not
Name	Date Granted	(#) Exercisable	(#) Unexercisable		Price($)	Date	Vested (#)	Vested ($)

Pulliam	November 2008	—	100,000	(3)	24.9900	11/10/2015
	November 2007	14,600	58,400	(4)	33.3900	11/12/2014
	September 2006	29,200	43,800	(5)	31.7000	9/6/2013
	September 2005	43,800	29,200	(6)	33.0100	9/7/2012
	September 2004	20,800	5,200	(7)	32.1900	9/1/2011
	September 2003	45,000	—		31.7500	9/10/2013
	September 2002	50,000	—		30.5700	9/11/2012
	September 2001	37,000	—		27.7900	9/10/2011
	September 2000	16,000	—		20.9688	9/6/2010
	September 1999	13,000	—		16.2813	9/1/2009
Smith	November 2008	—	100,000	(3)	24.9900	11/10/2015
	November 2007	7,800	31,200	(4)	33.3900	11/12/2014
	September 2006	15,600	23,400	(5)	31.7000	9/6/2013
	September 2005	23,400	15,600	(6)	33.0100	9/7/2012
	September 2004	20,800	5,200	(7)	32.1900	9/1/2011
	September 2003	45,000	—		31.7500	9/10/2013
	September 2002	50,000	—		30.5700	9/11/2012
	September 2001	37,000	—		27.7900	9/10/2011
	September 2000	15,000	—		20.9688	9/6/2010
	September 1999	6,443	—		16.2813	9/1/2009
Green	November 2008	—	100,000	(3)	24.9900	11/10/2015
	November 2007	7,800	31,200	(4)	33.3900	11/12/2014
	September 2006	15,600	23,400	(5)	31.7000	9/6/2013
	September 2005	23,400	15,600	(6)	33.0100	9/7/2012
	September 2004	20,800	5,200	(7)	32.1900	9/1/2011
	September 2003	20,000	—		31.7500	9/10/2013
	September 2002	22,000	—		30.5700	9/11/2012
	September 2001	37,000	—		27.7900	9/10/2011
	September 2000	4,768	—		20.9688	9/6/2010
Schnieders	November 2008	—	335,000	(3)	24.9900	11/10/2015
	November 2007	28,000	112,000	(4)	33.3900	11/12/2014
	September 2006	56,000	84,000	(5)	31.7000	9/6/2013
	September 2005	84,000	56,000	(6)	33.0100	9/7/2012
	September 2004	68,000	17,000	(7)	32.1900	9/1/2011
	September 2003	90,000	—		31.7500	9/10/2013
	September 2002	100,000	—		30.5700	9/11/2012
	September 2001	115,000	—		27.7900	9/10/2011

(1)	Pursuant to the MIP agreements, we have historically paid the annual bonus in the first quarter of the fiscal year following the year for which we have awarded the bonus, and for fiscal years prior to fiscal 2009, we made an automatic 28% stock match on the cash portion of the MIP bonus, without taking into account any increase from the supplemental bonus. The shares issued to the named executive officers pursuant to the MIP matching component were “vested” at the time of issuance, but are not transferable by the named executive officers for two years following receipt, and are subject to certain rights of Sysco to require forfeiture of the shares in the event of termination of employment other than by death, retirement in good standing or disability. The named executive officers receive dividends on the shares during the two-year restricted period. The aggregate number and dollar value, calculated using the closing price of our common stock on June 26, 2009 of $22.98, of all shares subject to such two-year restrictions held as of the last day of fiscal 2009 by the named executive officers were as follows:

	Aggregate
	Number of Shares	Dollar Value

DeLaney	24,368	$559,977
Spitler	34,893	801,841
Pulliam	28,996	666,328
Smith	24,241	557,058
Green	24,192	555,932
Schnieders	60,458	1,389,325

(2)	These options vest in equal portions on February 11 of 2010, 2011, 2012, 2013 and 2014.

(3)	These options vest in equal portions on November 13 of 2009, 2010, 2011, 2012 and 2013.

(4)	These options vest in equal portions on November 13 of 2009, 2010, 2011 and 2012.

(5)	These options vest in equal portions on September 7 of 2009, 2010 and 2011.

(6)	These options vest in equal portions on September 8 of 2009 and 2010.

(7)	These options vest on September 2, 2009.

(8)	These unvested options relate to a special grant to MIP participants. The agreements related to these options contain certain confidentiality and non-competition obligations on the part of the executives, including agreements to not:

•	communicate or disclose to any person, other than in performance of his work duties, our trade secrets or other confidential information. The executive is prohibited from disclosing confidential information until 24 months after his termination of employment with us. The executive must not disclose the trade secret information for the duration of his life or until the trade secret information becomes publicly available;
•	for two years following termination of employment, solicit or attempt to divert to a competitor, any operating company supplier or customer that he had responsibility for supervising, or that he dealt with, at any time during the 24 months immediately preceding termination of his employment with us without our prior written consent; and
•	engage in any business within a defined geographic territory in which he provides services which are the same or substantially similar to his duties during his last 12 months of employment with us for a period of one year after his termination of employment.

The unvested portion will vest on July 3, 2010.

(9)	These shares of restricted stock vest in equal portions on January 17 of 2010, 2011 and 2012. If Mr. Spitler’s employment with Sysco terminates at any time prior to January 17, 2012 for any reason, he will forfeit all unvested shares.

All of the option awards listed above provide that if the executive’s employment terminates as a result of retirement in good standing or disability, the option will remain in effect, vest and be exercisable in accordance with its terms as if the executive remained an employee of Sysco. Awards granted in 2002 and later provide that all unvested options will vest immediately upon the executive’s death. Furthermore, the options provide that the executive’s estate or designees may exercise the options at any time within three years after his death for grants made in 2005 and later and within one year after his death for grants made prior to 2005, but in no event later than the original termination date.

All of the options above provide for the vesting of unvested options upon a change in control. In addition, grants made in 2005 and later provide that if the named executive’s employment is terminated other than for cause, during the 24 month period following a change in control, the outstanding options under the plans will be exercisable to the extent the options were exercisable as of the date of termination for 24 months after employment termination or until the expiration of the stated term of the option, whichever period is shorter.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate option exercises and the vesting of stock awards during the last fiscal year for each of the named executive officers.

	Option Awards		Stock Awards(2)
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

DeLaney	—	—	—	—
Spitler	13,000	$276,153	—	—
Pulliam	—	—	—	—
Smith	—	—	—	—
Green	—	—	—	—
Schnieders	—	—	—	—

(1)	We computed the value realized on exercise based on the difference between the closing price of the common stock on the day of exercise and the exercise price.

(2)	Does not include shares issued as the stock match portion of the MIP bonus in the first quarter of fiscal 2009 for fiscal 2008 performance. Such shares were vested as of the last day of fiscal 2008 and reported in the Option Exercises and Stock Vested portion of Sysco’s proxy statement in connection with its 2008 Annual Meeting of Stockholders.

Pension Benefits

Sysco maintains two defined benefit plans. One is the Sysco Corporation Retirement Plan, or pension plan, which is intended to be a tax-qualified plan under the Internal Revenue Code. The second is the Sysco Corporation Supplemental Executive Retirement Plan, or SERP, which is not a tax-qualified plan. The following table shows the years of credited service for benefit accumulation purposes and present value of the accumulated benefits for each of the named executive officers under each of the pension plan and SERP as of June 27, 2009. No named executive officer received payments under either defined benefit plan during the last fiscal year.

		Number of
		Years Credited	Present Value of
Name	Plan Name	Service (#)	Accumulated Benefit

DeLaney	Pension Plan	20.333	$195,790
	SERP	20.333	2,774,557
Spitler	Pension Plan	23.417	397,819
	SERP	23.417	12,449,092
Pulliam	Pension Plan	22.000	212,137
	SERP	22.000	6,797,544
Smith	Pension Plan	29.333	365,784
	SERP	29.333	9,049,883
Green	Pension Plan	18.333	145,376
	SERP	18.333	4,031,624
Schnieders	Pension Plan	26.583	470,309
	SERP	26.583	22,420,194

We will pay the pension plan benefits in the form of a life annuity with payments guaranteed for five years. As required by SEC rules, we calculated the named executive officers’, including Mr. Schnieders’, accrued benefits under the pension plan by assuming that the named executives will remain in service with the company until age 65, which is the earliest age at which the named executive officers can retire without any reduction in benefits; however, Mr. Schnieders retired as an employee of Sysco effective June 27, 2009 at age 61.250. As a result, his actual annual payments under the Pension Plan following retirement are $50,795 with payments guaranteed for a minimum of five years.

For the SERP, we calculated the named executive officers’ accrued benefits by assuming that the named executives will remain in service with Sysco until they become 100% vested in their SERP benefits, which is the earliest age they could retire without any reduction in SERP benefits. The 100% vesting date is at age 57 for Mr. Green, age 59 for Mr. Smith, age 60 for Mr. Pulliam, age 60.250 for Mr. Spitler, age 60.417 for Mr. DeLaney, and age 61.250 for Mr. Schnieders . These ages differ because SERP vesting is based on a combination of the participant’s age, Sysco service, and/or MIP service. Note that some of these ages represent the executive’s current age as of the 2009 fiscal year-end due to prior attainment of their 100% vesting date. We pay SERP benefits as a joint life annuity, reducing to two-thirds upon the death of either the executive or his spouse, with the unreduced payment guaranteed for at least 10 years. As noted above, Mr. Schnieders retired at age 61.250, and as a result, he is 100% vested in his SERP benefits. His actual annual payments following retirement under the SERP are $1,894,151, with payments guaranteed for a minimum of 10 years.

We calculated the present value of the accumulated SERP and pension plan benefits based on a 8.02% discount rate for the pension plan and a 7.14% discount rate for the SERP, with a post-retirement mortality assumption based on the RP2000 Combined Healthy table, sex distinct, projected to 2009, with scale AA. Effective June 30, 2006, we modified certain provisions of the SERP to take into account payments under the 2007 Supplemental Bonus Agreements, but such payments will not be taken into account in determining the SERP benefit for fiscal 2008 and future years. Furthermore, certain provisions of the SERP are amended by the Executive Severance Agreement for Mr. Spitler, as described in more detail under “Executive Severance Agreement — Waiver of Cutback Provisions in SERP and Deferred Compensation Plan.”

Following are the estimated accrued benefits earned through the fiscal year ending 2009 for the pension plan or SERP, as noted. These annual amounts would be payable at the earliest unreduced retirement age, as described above, if the named executive officer remains in the service of Sysco until such age. Projected benefits that may be earned due to pay and service after the fiscal year ended June 27, 2009 are not included in these estimates.

		Earliest	Expected	Estimated
		Unreduced	Years of	Annual
Name	Plan Name	Retirement Age	Payments	Benefit

DeLaney	Pension Plan	65	18.5	$50,938
	SERP	60.417	25.4	382,287
Spitler	Pension Plan	65	18.5	61,882
	SERP	60.250	25.6	1,072,419
Pulliam	Pension Plan	65	18.5	54,835
	SERP	60	25.8	902,602
Smith	Pension Plan	65	18.5	62,659
	SERP	59	26.7	764,583
Green	Pension Plan	65	18.5	50,185
	SERP	57	28.4	539,237

In addition to the above, the named executive officers are entitled to a temporary social security bridge benefit commencing at their earliest unreduced retirement age until the earlier of death or age 62. The amount of this monthly benefit for each named executive officer, other than Mr. Schnieders, based on the SERP early retirement assumptions above, is $1,625 for Mr. DeLaney, $1,694 for Mr. Spitler, $1,625 for Mr. Pulliam, $1,694 for Mr. Smith and $1,479 for Mr. Green. Mr. Schnieders’ actual temporary social security bridge monthly benefit upon retirement is $1,694.

Pension Plan

The pension plan, which is intended to be tax-qualified, is funded through an irrevocable tax-exempt trust and covered approximately 29,000 eligible employees as of the end of fiscal 2009. In general, a participant’s accrued benefit is equal to 1.5% times the participant’s average monthly eligible earnings for each year or partial year of service with Sysco or a subsidiary. This accrued benefit is expressed in the form of a monthly annuity for the participant’s life, beginning at age 65, the plan’s normal retirement age, and with payments guaranteed for five years. If the participant remains with Sysco until at least age 55 with 10 years of service, the participant is entitled to early retirement payments. In such case, we reduce the benefit 6.67% per year for the first 5 years prior to normal retirement age and an additional 3.33% per year for years prior to age 60. Employees vest in the pension plan after five years of service. At the end of fiscal 2009, Messrs. Schnieders, Spitler and Smith met the age and service requirements to be eligible for early retirement.

Benefits provided under the pension plan are based on compensation up to a limit, which is $245,000 for calendar year 2009, under the Internal Revenue Code. In addition, annual benefits provided under the pension plan may not exceed a limit, which is $195,000 for calendar year 2009, under the Internal Revenue Code.

Elements Included in Benefit Formula — Compensation included in the pension plan’s benefit calculation is generally earned income excluding deferred bonuses.

Policy Regarding Extra Years of Credited Service — Generally we do not credit service in the pension plan beyond the actual number of years an employee participates in the plan. We base the years of credited service for the named executive officers only on their service while eligible for participation in the plan.

Benefit Payment Options — Participants may choose their method of payment from several options, including a life annuity option, spousal joint and survivor annuity, Social Security leveling and life annuity options with minimum guaranteed terms. Only de minimis lump sums are available.

Supplemental Executive Retirement Plan

We offer supplemental retirement plans, including the SERP, to approximately 170 eligible executives to provide for retirement benefits beyond the amounts available under Sysco’s various broad-based US and Canadian pension plans. Each of the named executive officers participates in the SERP. It is our intent that the SERP comply with Section 409A of the Internal Revenue Code in both form and operation. The SERP is an unsecured obligation of Sysco and is not qualified for tax purposes. On December 16, 2008, the Board of Directors, upon recommendation of the Compensation Committee, adopted the Eighth

Amended and Restated Sysco Corporation Supplemental Executive Retirement Plan. The Eighth Amended and Restated SERP, or revised SERP, was effective June 28, 2008 and replaced the Seventh Amended and Restated Sysco Corporation Supplemental Executive Retirement Plan. The revised SERP limits the class of employees who will be eligible to participate in the SERP on or after June 28, 2008 and adds an alternative MIP Retirement Program, which generally provides for lesser benefits than the SERP, for certain employees who otherwise would have participated in the SERP. None of the named executive officers participates in this alternative program.

As of the end of fiscal 2008, the SERP was designed to provide, in combination with other retirement benefits, 50% of final average compensation, as defined in the SERP, for the highest five of the last 10 fiscal years prior to retirement, or the date the executive ceased to be covered by the SERP, if earlier, provided an executive had at least 20 years of Sysco service, including service with an acquired company, and was 100% vested. “Other retirement benefits” include Social Security, benefits from the pension plan, and employer-provided benefits from Sysco’s 401(k) plan and similar qualified plans of acquired companies. We reduce the gross accrued benefit of 50% of final average compensation by 5% per year for each year of Sysco service less than 20 years. Employees are generally not eligible for benefits if they leave the company prior to age 55. With respect to the revised SERP, while the targeted monthly benefit approximately equal to 50% of the participant’s final average compensation remains unchanged, the definition of final average compensation has changed. Under the revised SERP, average pay for years beginning with fiscal 2009 equals the monthly average of a participant’s eligible earnings for the last ten fiscal years prior to retirement, or the date he ceases to be covered under the SERP, if earlier. With respect to the determination of a participant’s accrued benefit as of June 28, 2008, as discussed below, however, final average compensation continues to be defined in the revised SERP as it was under the SERP prior to fiscal 2009.

Eligible earnings refers to compensation taken into account for SERP purposes. As discussed below, beginning with fiscal 2009, the portion of a participant’s MIP bonus counted as eligible earnings is capped at 150% of the participant’s rate of base salary as of the last day of the applicable fiscal year. Eligible earnings for fiscal years prior to fiscal 2009 are not affected by this plan change. The definition of eligible earnings that places a cap on the MIP bonus for fiscal years after fiscal 2008 will be used in all benefit calculations, including protected benefits of a protected participant, as discussed below.

Based on these changes, a Sysco corporate officer who is not a protected participant when his service with Sysco ends will receive a revised SERP benefit based on the greater of:

•	The accrued benefit determined as of the date service with Sysco ends and calculated under the provisions of the revised SERP, or
•	The accrued benefit determined under the provisions of the SERP in effect at June 28, 2008, but with vesting and eligibility for immediate benefit payments determined as of that future date, using the following components:

◦	average pay, based on the highest five fiscal years, which need not be successive, of eligible earnings in the ten fiscal year period ending June 28, 2008;
◦ full years of service with Sysco, including pre-acquisition service, as of June 28, 2008;

◦	offsets as of June 28, 2008, with the standard adjustment to reflect the form and timing of the SERP benefit payments as of the date service with Sysco ends; and
◦	vesting, the monthly benefit limit and eligibility for immediate benefit payments determined as of the date service with Sysco ends.

For a protected participant, his future benefit will be the greatest of the accrued benefits determined under four calculations using each of the regular and protected participant benefit formulas under both the revised SERP and the June 28, 2008 accrued benefit calculation set forth above.

Under the revised SERP, Sysco has the ability to cause the forfeiture of any remaining SERP payments to a participant who was not discharged for “cause,” but who after his termination was determined by the Compensation Committee to have engaged in behavior while employed that would have constituted grounds for a discharge for “cause.” For this purpose, termination for “cause” includes termination for fraud or embezzlement. Sysco also has the ability to cause a forfeiture of any remaining SERP payments to a participant if the participant violates certain non-competition covenants. These non-competition covenants are applicable to the entire period over which any SERP benefits are to be paid.

Vesting in the SERP is based upon age, MIP participation service and Sysco service. Executives are 50% vested when they reach the earlier of age 60 with 10 years of Sysco service or age 55 with 15 years of MIP participation service. The vesting percentage increases with additional years of age and/or participation service. An executive with at least 20 years of Sysco service can retire with unreduced benefits when 100% vested. The executive generally becomes 100% vested on the earliest of:

•	age 65 if he has at least 10 years of Sysco service;
•	age 55 with at least 15 years of MIP service, but only if the sum of his age and MIP service is equal to or exceeds 80; and
•	age 62 with at least 25 years of Sysco service and at least 15 years of MIP service.

Upon the occurrence of a change in control, each named executive officer will become 100% vested in his SERP benefit accrued prior to the change in control. The executive will also be 100% vested in any SERP benefit that accrues after the date of the change in control. Notwithstanding this, the SERP contains cutback provisions that will reduce amounts payable to each named executive except Mr. Spitler by the amount of any payments that cannot be deducted by Sysco for income tax purposes. See “— Severance Arrangements” for a discussion of the provisions of Mr. Spitler’s severance agreement that waive this cutback.

At the end of fiscal 2009, Messrs. Spitler, Smith and Schnieders had attained eligibility for unreduced early retirement, or were 100% vested. Each of these individuals was entitled to an unreduced early retirement benefit because at the time of his retirement he was at least age 55 and had at least 15 years of MIP participation, the sum of his age and MIP service exceeded 80, and he had at least 20 years of service to Sysco. Messrs. DeLaney, Pulliam and Green are not currently eligible for early retirement. We pay the SERP benefit as a monthly life annuity with a guaranteed minimum period of 10 years if the participant is not married at the time payments commence. If the participant is married at the time payments commence, the participant and spouse are entitled to a monthly annuity for life with a guaranteed minimum period of 10 years, and generally, on the participant’s or spouse’s death, the survivor is entitled to receive a monthly annuity for life with each payment equal to two-thirds of each payment made to the couple.

We provide a temporary Social Security bridge benefit to an executive commencing SERP benefits before age 62, payable until the earlier of age 62 or death.

Elements of Compensation included in Benefit Formula — Compensation generally includes base pay, the cash portion of the Management Incentive Plan bonus (although this is limited to 150% of the annual rate of base salary for fiscal 2009 and later years), the fiscal 2007 supplemental performance bonus, and stock matches under the 2005 Management Incentive Plan and predecessor plans with respect to fiscal years prior to 2005. See also “— Minimum Benefits” below.

Minimum Benefits — Due to changes in the SERP adopted in March 2006, certain executives have protected minimum benefits based on prior plan provisions. The protected benefit includes vesting provisions that are generally less generous, and a compensation definition that includes as additional components, for years prior to fiscal 2009, stock matches under the 2005 Management Incentive Plan and predecessor plans, but excludes the supplemental performance bonus for fiscal 2007 only. Messrs. Schnieders, Spitler and Smith are protected participants, although for the 2009 fiscal year the protected benefit was lower than the non-protected benefit, and Mr. Schnieders’ actual benefit is based on the June 28, 2008 non-protected benefit calculation.

Funding Status — Sysco’s obligations under the SERP are partially funded by a rabbi trust holding life insurance and are maintained as a book reserve account. In the event of Sysco’s bankruptcy or insolvency, however, the life insurance and any other assets held by the rabbi trust become subject to the claims of Sysco’s general creditors.

Policy with Regard to Extra Years of Credited Service — Generally, Sysco does not award extra years of credited service under the SERP. However, in certain cases, the company may accelerate vesting of a participant’s accrued benefit, or award additional Sysco service for purposes of determining the reduction applicable to the participant’s final average compensation. As of the date of this proxy statement, none of the named executive officers have been awarded additional credited service, or accelerated vesting of their accrued benefits under the SERP.

Lump Sum Availability — Retirement benefits may not be paid as a lump sum.

Monthly Payment Limit — The SERP benefit, other than a protected benefit, cannot exceed the participant’s vested percentage multiplied by the “monthly payment limit” in effect for the fiscal year of his retirement. The monthly payment limit for participants retiring in fiscal year 2009 is $187,503. Each subsequent fiscal year, the limit will be adjusted for inflation.

Delay of Distributions to Named Executives — Distributions to a named executive officer upon the named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A.

Executive Deferred Compensation Plan

The following table provides information regarding executive contributions and related company matches, earnings and account balances under the EDCP for each of the named executive officers. Neither Sysco nor any of the named executive officers made any contributions to the EDCP for fiscal 2009.

		Aggregate	Aggregate
	Aggregate	Withdrawals/	Balance at
	Earnings in	Distributions in	June 30,
Name	Fiscal 2009 ($)(1)	Fiscal 2009 ($)(2)	2009($)

DeLaney	$66,913	—	$973,764
Spitler	483,878	$7,035,640	—
Pulliam	219,527	2,322,120	869,703
Smith	298,827	4,345,242	—
Green	2,273	33,036	—
Schnieders	658,385	—	9,571,554

(1)	The above-market interest portion of these amounts is included in the fiscal 2009 disclosure under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, in the following amounts: $16,938 for Mr. DeLaney, $122,460 for Mr. Spitler, $55,557 for Mr. Pulliam, $75,628 for Mr. Smith, $575 for Mr. Green and $166,618 for Mr. Schnieders.

(2)	On November 11, 2008, the Board, upon recommendation of the Compensation Committee, amended the EDCP to add a provision allowing participants in the EDCP a one-time opportunity during calendar year 2008 to elect to receive a distribution of all or a portion of their vested balances under the Plan during calendar year 2009. The amounts shown represent these distributions, which we made in June 2009.

Sysco maintains the EDCP to provide certain executives, including the named executives, the opportunity to defer the receipt of a portion of their annual salaries, bonuses and deemed earnings thereon on a tax-deferred basis. Federal income taxes on all amounts credited under the EDCP will be deferred until payout under current tax law. The EDCP is administered by the Compensation Committee.

Eligibility — All Sysco executives who are participants in the MIP, excluding those whose income is subject to Canadian income tax laws, are eligible to participate. However, the Compensation Committee has the right to establish additional eligibility requirements and may exclude an otherwise eligible executive from participation.

Executive Deferrals and Sysco Matching Credit — Executives may defer up to 40% of their cash bonuses under the MIP, and for years prior to fiscal 2009 only, their supplemental performance bonuses, referred to in the aggregate as “bonus,” and up to 100% of salary. Sysco does not match salary deferrals under the EDCP. Sysco provides matching credit of 15% of the first 20% of bonus deferred, resulting in a maximum possible match credit of 3% of an executive’s bonus. The Committee may authorize additional discretionary company contributions, although it did not authorize any in fiscal 2007, 2008 or 2009.

Investment Options — An executive may invest the deferral portion of his or her account among nine investment options, which may be changed as often as daily. The returns for these options of varying risk/reward ranged from negative 32.35% to positive 6.39% for the year ended June 27, 2009.

Prior to July 2, 2008, Moody’s plus 1%, or the “risk free” option, was one of nine available deemed investment options under the EDCP and was the default investment option for participants who failed to make an investment election. In addition, company matches were automatically credited with interest at the Moody’s plus 1% rate, and interest credited during an installment payout period under a fixed payment distribution option available under the EDCP was credited at Moody’s plus 1%. For a given calendar year, the Moody’s + 1% option provides an annual return equal to the Moody’s Average Corporate Bond Yield for the higher of the six or twelve-month period ending on the preceding October 31, plus 1%. The Moody’s + 1% return was 7.1917% for calendar year 2007 and 7.1950% for calendar year 2008.

Beginning as of July 2, 2008, the Moody’s plus 1%, or “risk free,” option and the default investment rate were changed to Moody’s without the addition of the 1%. As a result, the interest rate credited on company matches for future years, and the investment return on salary deferrals after July 1, 2008 and bonus deferrals for years after fiscal 2008, as well as any transfers from another investment option to the risk free option after July 1, 2008, are based on Moody’s and not Moody’s plus 1%. In addition, for participants whose employment terminates after July 1, 2008, interest credited to the participant’s account during an installment payout period will be Moody’s and not Moody’s plus 1%.

Notwithstanding these changes, interest will continue to be credited at the Moody’s plus 1% rate on each participant’s accumulated company match account as of July 1, 2008, and on that portion of the participant’s deferral account invested in the Moody’s plus 1% option on July 1, 2008, and not otherwise transferred at a later time. The variable investment option, which allowed a participant to continue to direct the investment of his account during an installment payout period, is not available for participants who retire after July 1, 2008.

Vesting — An executive is always 100% vested in his or her deferrals, but is at risk of forfeiting the deemed investment return on the deferrals for cause or competing against Sysco in certain instances. Each Sysco match and the associated deemed investment return will be 100% vested at the earliest to occur of:

•	the tenth anniversary of the crediting date of the match,
•	the executive’s 60th birthday,
•	the executive’s death,
•	the executive’s disability, or
•	a specified change in control.

Any matches and associated investment returns not otherwise fully vested under one of the above provisions may vest under an alternative schedule when the executive is at least age 55 and has at least 15 years of MIP participation service. Vesting under this alternative schedule is based on the sum of the executive’s age and years of MIP participation service, as follows:

Sum	Vested%	Sum	Vested%	Sum	Vested%

Under 70	0%	73	65%	77	85%
70	50%	74	70%	78	90%
71	55%	75	75%	79	95%
72	60%	76	80%	80	100%

The Committee has the discretion to accelerate vesting when it determines specific situations warrant such action. Executives may forfeit vested amounts, other than salary and bonus deferrals, as described under “Forfeiture for Cause or Competition” below.

In-Service Distribution Elections and Hardship Withdrawals — Unless an executive has previously made an in-service distribution election, an executive will generally not have access to amounts deferred under the EDCP while employed by Sysco unless he or she requests and qualifies for a hardship withdrawal. Such withdrawals are available under very limited circumstances in connection with an unforeseeable emergency. An executive may make separate in-service distribution elections with respect to a given year’s salary deferral and bonus deferral, concurrent with that year’s deferral election. None of the named executives have made an in-service distribution election through fiscal 2009, other than as discussed below with respect to the special, one-time election offered in calendar 2008.

Distribution Events — We will distribute the vested portion of the amount credited to an executive’s EDCP account upon the earlier to occur of the executive’s death, disability, retirement or other separation event.

Distributions — Effective January 1, 2009, a participant who terminates employment other than due to death or disability prior to the earlier of age 60, or age 55 with 10 years of service with the company, will receive a lump sum. A participant may elect the form of distribution of his account if the participant terminates employment after the earlier of age 60, or age 55 with 10 years of service with the company. A participant may also elect the form of payment of his vested account balance in the event of death or disability.

An executive who has the right to elect the form of payment of his vested account balance may choose annual or quarterly installments over a specified period of up to 20 years, a lump sum or a combination of both. An executive may change his distribution elections prior to separation subject to limitations in the EDCP required by Section 409A of the Internal Revenue Code.

When we pay installments under the EDCP, we will credit the executive’s unpaid vested account balance with a fixed investment return during the entire payout period. This fixed return will equal the Moody’s Average Corporate Bond Yield for either the six- or twelve-month period ending two months prior to the month of the first installment payment, whichever is higher.

Delay of Distributions to Named Executives — Distributions to a named executive upon the named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A.

Forfeiture for Cause or Competition — Any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his deferrals, is subject to forfeiture for specified cause or competition. The Committee shall determine if the executive was terminated for cause or violated the applicable non-compete provisions. However, these forfeiture provisions will not apply to an executive whose employment ends during the fiscal year in which a specified change in control occurs or during the next three fiscal years unless the Committee makes a finding of cause and an arbitrator confirms such finding. In addition, the Compensation Committee may cause a forfeiture of a participant’s remaining company matches and investment earnings and interest credited to his account, if after a participant terminates employment for a reason other than for “cause,” the Compensation Committee determines that the participant engaged in conduct while employed by Sysco that would have resulted in his discharge for “cause.” In addition, the Compensation Committee may cause a forfeiture of a participant’s remaining company matches and investment earnings and interest credited to his account, if a participant discloses trade secrets or confidential information to a competitor.

One-Time Distribution Election — Section 409A of the Internal Revenue Code prescribes certain rules applicable to nonqualified deferred compensation plans. The final regulations under Section 409A became effective January 1, 2009. In connection with this effective date, the Internal Revenue Service provided companies with limited transition relief that expired on December 31, 2008, to allow them to amend their deferred compensation plans without being subject to certain requirements under Section 409A, as long as specified requirements were met. As a result, in November 2008, we amended the EDCP so that participants could elect, on or before December 15, 2008, to receive a one-time lump sum distribution during calendar 2009 of some or all of the participants’ deferrals under the EDCP, as well as a portion of vested company matching amounts, determined as of May 15, 2009. We made these distributions on June 30, 2009, and the amounts received by the named executive officers are shown in the “Aggregate Withdrawals/Distributions in Fiscal 2009” column in the table above.

Severance Arrangements

Executive Severance Agreement with Mr. Spitler — We maintain an Executive Severance Agreement with Mr. Spitler. A description of potential payments to Mr. Spitler under the agreement is included under “Quantification of Termination/Change in Control Payments.”

Definition of Good Reason — The severance agreement provides that if Mr. Spitler terminates his employment for any of the following reasons, he will have terminated his employment for “good reason,” unless we remedied the underlying circumstances within 15 days of our receipt of notice of “good reason,” as follows:

•	Sysco demotes Mr. Spitler to a lesser position;
•	Sysco assigns duties to him which are materially inconsistent with his position or materially reduces his duties, responsibilities or authority;
•	Sysco materially reduces his base salary; or
•	Sysco relocates his principal place of business outside of the Houston, Texas metropolitan area without his consent.

Obligations Upon Termination — If Mr. Spitler terminates his employment for good reason or if we terminate him for any reason other than for cause, death or permanent disability, we will pay his base salary through the date of termination. In addition, if Sysco receives a signed release from Mr. Spitler within 60 days following the date his employment terminates, then we will also pay him, starting on the 60th day following the date his employment terminates, a monthly payment for 24 months equal to the sum of:

•	His monthly base salary in effect on the date of termination, before any elective deferrals under any Sysco plans;
•	an amount equal to 1/12 of the average annual bonus paid to him under any Sysco management incentive plan, before any elective deferrals, for the most recent five fiscal years ended prior to the date of termination; and
•	an amount equal to the monthly cost to him for continued coverage under Sysco’s group health benefit insurance plans under Section 4980B of the Internal Revenue Code of 1986, also known as COBRA, regardless of whether Mr. Spitler elects to be covered by COBRA.

We will pay the amounts described above in lieu of any other amount of severance relating to salary or bonus continuation that Mr. Spitler may be entitled to receive from us, except for any benefits under the SERP and the EDCP. Upon the later to occur of 60 days following termination of Mr. Spitler’s employment, assuming we have received the signed release, and 90 days after the end of the fiscal year during which the employment termination occurred, we will pay to Mr. Spitler a fraction of the bonus he would have earned for that fiscal year under the MIP had his employment not terminated, as determined by us in our sole discretion. The numerator of this fraction will be the number of days in the fiscal year prior to the termination date, and the denominator will be 365. However, in the event Mr. Spitler’s employment terminates other than for disability or death, we will delay his payments until the date that is after six months from the date of his termination from employment, to the extent required by Section 409A of the Internal Revenue Code.

Non-Compete and Non-Disparagement Commitment — Mr. Spitler agrees to certain non-compete and non-disparagement provisions in his agreement. He will forfeit all the amounts listed above if, at any time within the two years following the date of termination, without our prior written consent, he directly or indirectly owns or participates in, or is employed or paid by, a business which competes or at any time did compete with Sysco in a specified trade area, and if he continues to be so engaged 60 days after receiving written notice of the committee’s finding.

Tax Gross-Up Payments — We will make additional payments to Mr. Spitler if an excise tax arises under Section 4999 of the Internal Revenue Code as a result of the IRS treating any payment or acceleration right under the severance agreement or any other agreement or arrangement to which we and Mr. Spitler are parties or to which we are a party and Mr. Spitler is a beneficiary, as contingent upon a change in control pursuant to Section 280G of the Code. The payments we will make will include the excise taxes payable by Mr. Spitler, as well as any additional excise taxes, federal and state income taxes and employment taxes imposed by the IRS on our payment of the amount of the excise tax. The net effect of this will be to place Mr. Spitler in the same after-tax position, so that he receives the same after-tax benefits he would have received if the excise tax had not been imposed. We will make these payments either directly to Mr. Spitler in cash or to the appropriate taxing authority on his behalf for taxes we are required to withhold.

Waiver of Cutback Provisions in SERP and Deferred Compensation Plan — The severance agreement waives the application of the cutback provisions of the SERP and the EDCP that would otherwise reduce amounts payable to Mr. Spitler under those plans by the amount of any payments that can not be deducted by Sysco for income tax purposes.

Termination for Cause — The severance agreement provides that if we terminate Mr. Spitler’s employment for any of the following reasons, we will have terminated him for “cause”:

•	his material breach of his duties and responsibilities or of any written policies and directives of Sysco that is willful or occurs as a result of his gross negligence and which he does not remedy within 15 days after receiving a written notice from Sysco identifying the manner in which the breach occurred;
•	his committing any felony or misdemeanor involving willful misconduct, not including minor violations such as traffic offenses, if his action damages Sysco’s property, business or reputation, as determined in good faith by our board of directors;
•	his engaging in a fraudulent or dishonest act, as determined in good faith by our board;
•	his engaging in habitual insobriety or the use of illegal drugs or substances; or
•	his breach of his fiduciary duties to Sysco, as determined in good faith by our board.

Sysco must notify Mr. Spitler of any event that would constitute termination for cause under the agreement within 90 days after Sysco becomes aware of the event; otherwise, the termination will not be considered for cause under the severance agreement. If we terminate Mr. Spitler for cause, we will pay his base salary through the date of termination but will have no obligation to make any severance payments or provide any severance benefits under the severance agreement. If Mr. Spitler signs a release substantially in a form prescribed in the agreement, within 30 days after we receive the signed release, we will also pay him any unpaid bonuses earned in a fiscal year ended prior to the date of termination, accrued but unused vacation time, and any unreimbursed business expenses owed under Sysco’s expense reimbursement policies.

Resignation without Good Reason — If Mr. Spitler voluntarily resigns from his employment without good reason, we will pay his salary through the effective date of the resignation. We will have no obligation to make any severance payments or provide any severance benefits to him.

Death or Permanent Disability — Mr. Spitler’s employment terminates automatically upon his death. We will pay his salary through the date of death but we will have no obligation to make any severance payments or provide any severance benefits under the severance agreement. The severance agreement defines permanent disability as the failure of Mr. Spitler to perform his duties to Sysco on a full-time basis as a result of incapacity due to mental or physical illness, but only if the incapacity results in his being eligible for and entitled to receive disability payments under a disability income insurance plan for which we pay for coverage. If such a disability occurs, we may give written notice to him that we intend to terminate his employment, and if we do so, his employment will terminate on the day specified in the notice, which date will be no less than 15 and no more than 60 days after giving the notice. If we terminate Mr. Spitler’s employment because of permanent disability, we will have no obligation to make any severance payments or provide any severance benefits under the severance agreement but we will pay his base salary through the date of his termination.

Transition and Retirement Agreement with Mr. Schnieders — In connection with his resignation as Chief Executive Officer, effective March 31, 2009, and as executive Chairman of the Board, effective June 27, 2009, the Company entered into a transition and retirement agreement with Mr. Schnieders on January 19, 2009, effective as of January 27, 2009. The material terms of the Retirement Agreement are as follows:

•	The Executive Severance Agreement between Sysco and Mr. Schnieders, dated November 24, 2008, was terminated, effective March 31, 2009.
•	Mr. Schnieders agreed to forego 25% of any bonus he would have received for the 2009 fiscal year pursuant to Sysco’s 2005 Management Incentive Plan.
•	Mr. Schnieders continued to receive his then-current base salary through June 27, 2009.
•	Sysco agreed that, following his retirement and cessation of his service as Chairman of the Board and a director of Sysco, Mr. Schnieders may serve on the boards of directors of suppliers or customers of Sysco and that such service will not result in a forfeiture of his benefits under any of Sysco’s benefit plans or any agreements with Sysco to which Mr. Schnieders is a party; provided that Mr. Schnieders obtains the advance written consent of Sysco’s Presiding Director or Chairman of the Board, prior to such service on the boards of directors of other companies. Mr. Schnieders also agrees not to use his Sysco contacts to, or otherwise attempt to, influence any business transactions between any such entity and Sysco, and he agrees not to disclose any Sysco trade secrets or confidential information to these entities.
•	Sysco agrees that, following his retirement from Sysco and cessation of his service as Chairman of the Board and a director of the Company, Mr. Schnieders may provide consulting services to companies or other business entities that distribute or otherwise sell their products outside of North America, in countries approved in advance by Sysco, and that the provision of such services by Mr. Schnieders, subject to certain conditions, will not result in a forfeiture of his benefits under any of Sysco’s benefit plans or any agreements with Sysco to which Mr. Schnieders is a party. In the event Sysco begins distributing or selling its products in any such country, Mr. Schnieders will have six months to cease his consulting services there.
•	During the period April 1, 2009 through June 27, 2009, Mr. Schnieders was entitled to an office and secretarial and other assistance at Sysco’s headquarters and reimbursement of all reasonable expenses incurred in connection with the performance of his duties under the agreement. From January 2009 through June 27, 2009, he was entitled to the use of the company plane for one round trip per month between Santa Fe, New Mexico and Houston, Texas.

Quantification of Termination/Change in Control Payments

We have entered into certain agreements and maintain certain plans that will require us to provide compensation for the named executive officers in the event of specified terminations of their employment or upon a change in control of Sysco. We have listed the amount of compensation we would be required to pay to each named executive officer in each situation in the tables below. Amounts included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts we pay or distribute may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, the value of our stock on the date of the change in control and the ages and life expectancy of each executive and his spouse. The amounts shown in the table below assume that the event that triggered the payment occurred on June 27, 2009. In addition to the amounts shown, within 30 days after we receive the signed release in the required form from Mr. Spitler, who is party to a severance agreement, following any termination, we will also pay to Mr. Spitler any unpaid bonuses earned in a fiscal year ended prior to the date of termination. Mr. Spitler would have been entitled to these amounts if the termination event had not occurred. However, the requirement to sign a release does not apply in the event of a change in control without termination. We have summarized the terms of Mr. Spitler’s severance agreement under “Severance Arrangements” above. All amounts shown represent total payments, except as otherwise noted. We expect to time the payment of all amounts shown in compliance with Section 409A of the Internal Revenue Code

WILLIAM J. DELANEY

	Compensation Components
						Acceleration
						and Other
						Benefits from
		Payments	Payments			Unvested
		and Benefits	and Benefits			Stock
	Severance	Under	Under		280G Tax	Options and	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Restricted	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	Stock(6)	(7)	Other(8)

Retirement	$—	$96,207	$—	$1,050,000	$—	$559,977	$—	$59,298
Death	—	248,717	2,875,878	486,185	—	559,977	1,200,000	59,298
Disability	—	248,717	—	1,050,000	—	559,977	2,260,517	59,298
Voluntary Resignation	—	96,207	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	96,207	—	1,050,000	—	—	—	59,298
Change in Control w/o Termination	—	248,717	1,734,975	1,575,000	—	559,977	—	—
Termination w/o Cause following a Change in Control	—	248,717	1,734,975	1,575,000	—	559,977	—	59,298

KENNETH F. SPITLER

	Compensation Components
						Acceleration
						and Other
						Benefits from
		Payments	Payments			Unvested
		and Benefits	and Benefits			Stock
	Severance	Under	Under		280G Tax	Options and	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Restricted	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	Stock(6)	(7)	Other(8)

Retirement	$—	$—	$12,441,504	$2,975,000	$—	$2,544,231	$—	$52,182
Death	—	—	12,617,664	1,505,025	—	2,544,231	1,200,000	52,182
Disability	—	—	12,441,504	2,975,000	—	2,544,231	1,094,472	52,182
Voluntary Resignation	—	—	12,441,504	2,975,000	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	3,225,700	—	12,441,504	2,975,000	—	—	—	52,182
Change in Control w/o Termination	—	—	13,286,376	4,462,500	—	2,544,231	—	—
Termination w/o Cause following a Change in Control	3,225,700	—	13,286,376	4,462,500	3,138,502	2,544,231	—	52,182

LARRY G. PULLIAM

	Compensation Components
						Acceleration
						and Other
						Benefits from
		Payments	Payments			Unvested
		and Benefits	and Benefits			Stock
	Severance	Under	Under		280G Tax	Options and	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Restricted	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	Stock(6)	(7)	Other(8)

Retirement	$—	$—	$—	$945,000	$—	$666,328	$—	$46,898
Death	—	869,703	3,155,743	451,475	—	666,328	1,200,000	46,898
Disability	—	869,703	—	945,000	—	666,328	2,253,595	46,898
Voluntary Resignation	—	—	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	945,000	—	—	—	46,898
Change in Control w/o Termination	—	869,703	4,241,360	1,417,500	—	666,328	—	—
Termination w/o Cause following a Change in Control	—	869,703	4,241,360	1,417,500	—	666,328	—	46,898

STEPHEN F. SMITH

	Compensation Components
						Acceleration
						and Other
						Benefits from
		Payments	Payments			Unvested
		and Benefits	and Benefits			Stock
	Severance	Under	Under		280G Tax	Options and	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Restricted	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	Stock(6)	(7)	Other(8)

Retirement	$—	$—	$9,046,760	$752,500	$—	$557,058	$—	$48,067
Death	—	—	9,140,727	324,091	—	557,058	1,200,000	48,067
Disability	—	—	9,046,760	752,500	—	557,058	1,350,579	48,067
Voluntary Resignation	—	—	9,046,760	752,500	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	9,046,760	752,500	—	—	—	48,067
Change in Control w/o Termination	—	—	9,650,182	1,128,750	—	557,058	—	—
Termination w/o Cause following a Change in Control	—	—	9,650,182	1,128,750	—	557,058	—	48,067

MICHAEL W. GREEN

	Compensation Components
						Acceleration
						and Other
						Benefits from
		Payments	Payments			Unvested
		and Benefits	and Benefits			Stock
	Severance	Under	Under		280G Tax	Options and	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Restricted	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	Stock(6)	(7)	Other(8)

Retirement	$—	$—	$—	$752,500	$—	$555,932	$—	$40,467
Death	—	—	2,682,316	324,091	—	555,932	1,200,000	40,467
Disability	—	—	—	752,500	—	555,932	2,709,134	40,467
Voluntary Resignation	—	—	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	752,500	—	—	—	40,467
Change in Control w/o Termination	—	—	1,888,182	1,128,750	—	555,932	—	—
Termination w/o Cause following a Change in Control	—	—	1,888,182	1,128,750	—	555,932	—	40,467

RICHARD J. SCHNIEDERS

	Compensation Components
						Acceleration
						and Other
						Benefits from
		Payments	Payments			Unvested
		and Benefits	and Benefits			Stock
	Severance	Under	Under		280G Tax	Options and	Insurance
	Payment	EDCP	SERP	CPU	Gross-Up	Restricted	Payments
Termination Scenario	(1)	(2)	(3)	Payment(4)	Payments(5)	Stock(6)	(7)	Other(8)

Retirement(9)	$—	$5,220,103	$22,420,195	$7,070,000	$—	$1,389,325	$—	$10,067

(1)	For Mr. Spitler, severance payments shown are the present value of 24 monthly payments of $135,668, calculated using an annual discount rate of 0.90%. See “Severance Arrangements” above for a discussion of the calculation and payout of Mr. Spitler’s executive severance payments, including the requirement that payments are subject to execution of a release. The other named executive officers are not entitled to severance payments.

(2)	See “Non-qualified Deferred Compensation” above for a discussion of the calculation of benefits and payout options under the EDCP. The amounts disclosed reflect the vested value of the company match on elective deferrals, as well as investment earnings on both deferrals and vested company match amounts. These amounts do not include salary and bonus deferrals. The amounts disclosed were calculated after giving effect to withdrawals made pursuant to the one-time opportunity during calendar year 2008 to elect to receive a distribution of all or a portion of the participant’s vested balances under the Plan. These distributions were made in late June 2009 and are further described under “Executive Compensation — Executive Deferred Compensation Plan.”

•	Mr. DeLaney has elected to receive annual installments over 5 years in the event of his disability, death or retirement.
•	Mr. Pulliam has elected to receive a lump sum distribution upon his retirement or in the event of his disability or death.
•	Mr. Schnieders has elected to receive a lump sum distribution upon his retirement.

(3)	All amounts shown are present values of eligible benefits as of June 27, 2009, calculated using an annual discount rate of 7.14%, which represents the rate used in determining the values disclosed in the “Pension Benefits” table above. See “Pension Benefits” above for a discussion of the terms of the SERP and the assumptions used in calculating the present values contained in the table. The amount and expected number of benefit payments to each executive are based on each respective termination event, the form of payment, the age of the executive and his or her spouse, and mortality assumptions. Following are specific notes regarding benefits payable to each of the named executive officers:

•	For vesting purposes, Mr. Spitler is assumed to have completed a full year of MIP participation for the last anniversary of service from June 29, 2008 through June 27, 2009, although the anniversary of his MIP participation did not occur until July 1, 2009.

•	The amount shown for Mr. Schnieders reflects 328 monthly payments of $157,846 plus 9 monthly payments of $2,259 attributable to the PIA Supplement.

•	Death — Because Mr. Spitler and Mr. Smith have reached age 55, their death benefits would be paid on a monthly basis. The other named executive officers’ death benefits would be paid on an annual basis. The amounts shown reflect payments as follows:

	Estimated # of	Amount of	Payment
	Payments	Payment	Frequency

DeLaney	10	$384,650	Annual
Spitler	317	90,230	Monthly
Pulliam	10	422,082	Annual
Smith	324	64,831	Monthly
Green	10	358,761	Annual

•	Disability; Involuntary Termination without Cause, or Resignation for Good Reason; Termination without Cause following a Change in Control — The amounts shown reflect the following monthly payments plus the amounts shown below attributable to the monthly PIA supplement, which is paid only until the executive reaches age 62.

	Disability, Involuntary Termination Without
	Cause, or Resignation for Good			Termination without Cause following a
	Reason			Change in Control
			Monthly			Monthly
			PIA			PIA
	# of	Monthly	Supplement	# of	Monthly	Supplement
	Monthly	Payment	(Until	Monthly	Payment	(Until
Name	Payments	Amounts	Age 62)	Payments	Amounts	Age 62)

DeLaney	—	—	—	254	$29,831	—
Spitler	316	$88,361	$1,694	316	94,378	1,694
Pulliam	—	—	—	248	73,276	—
Smith	326	63,274	1,694	326	67,521	1,694
Green	—	—	—	255	41,803	—

•	Change in Control without Termination — Benefit payments are not triggered.

(4)	See “Cash Performance Unit Plans” above for a discussion of the CPUs. The amounts shown include payment of awards made on September 18, 2007 and September 11, 2008. For purposes of this disclosure, and as defined in the plan, we have assumed the following levels of performance:

•	Voluntary Resignation, with respect to Mr. Spitler only, Retirement, Disability, Involuntary Termination Without Cause, and Resignation for Good Reason — Amounts reflect the target award value of awards pursuant to the fiscal 2008-2010 and fiscal 2009-2011 performance cycles. Mr. Spitler is eligible for retirement under the company’s normal policies and, therefore, the amounts shown for him in a voluntary resignation situation treat such resignation as a retirement for purposes of payment on the CPUs.

•	Death — Amounts reflect the target award value of awards pursuant to the fiscal 2008-2010 and 2009-2011 performance cycles, pro-rated for the portion of each performance cycle completed at the time of death. The pro-rata factors used are 66.6% for the fiscal 2008-2010 performance cycle and 33.3% for the 2009-2011 performance cycle.

•	Change in Control — Amounts are based on the maximum award value (150% of target) of awards pursuant to the fiscal 2008-2010 and 2009-2011 performance cycles.

(5)	The amount shown represents the amount we would pay pursuant to the severance agreement with Mr. Spitler in order to eliminate the effect of any excise taxes under Section 4999 of the Code following or in connection with a change in control.

(6)	The amounts shown represent the value of unvested accelerated restricted stock, valued at the closing price of Sysco common stock on the New York Stock Exchange on June 26, 2009, the last business day of our 2009 fiscal year, plus the difference between the exercise prices of unvested accelerated options and the closing price of Sysco common stock on the New York Stock Exchange on June 26, 2009 multiplied by the number of such options outstanding. See “Outstanding Equity Awards at Fiscal Year-End” for disclosure of the events causing an acceleration of outstanding unvested options and restricted stock. Assumes accelerated vesting of all unvested restricted stock and stock options.

(7)	Includes payments we will make in connection with additional life insurance coverage, long-term disability coverage, including disability income coverage, and long-term care insurance. For all named executive officers except Mr. Schnieders, in the event of death, a lump sum Basic Life Insurance benefit is payable in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $150,000. An additional benefit is paid in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $1,050,000. The value of the benefits payable is doubled in the event of an accidental death. For all named executive officers except Mr. Schnieders, in the event of disability, a monthly Long-Term Disability benefit of $25,000 is payable to age 65, following a 180-day elimination period.

(8)	Includes retiree medical benefits and the payment of accrued but unused vacation.

(9)	Mr. Schnieders retired on June 27, 2009, the last day of fiscal 2009. All amounts shown are actual amounts the Company will pay to Mr. Schnieders as a result of his retirement.

DIRECTOR COMPENSATION

Fees

We currently pay non-employee directors who serve as committee chairpersons $85,000 per year and all other non-employee directors $70,000 per year, as an annual retainer, plus reimbursement of expenses for all services as a director, including committee participation or special assignments. We pay the annual retainers quarterly. Directors are invited to have their spouses accompany them to dinners and other functions held in connection with one or two board meetings each year, and the company pays, either directly or through reimbursement, all expenses associated with their travel to and attendance at these business-related functions. Reimbursement for non-employee director travel may include reimbursement of amounts paid in connection with travel on private aircraft excluding maintenance and ownership interests.

In addition to the annual retainer, non-employee directors receive the following fees for attendance at meetings:

•	For committee meetings held in conjunction with regular Board meetings, committee chairmen who attend in person, or who participate by telephone because of illness or the inability to travel, will receive $1,750 and committee members who attend in person, or who participate by telephone because of illness or the inability to travel, will receive $1,500;
•	For special committee meetings not held in conjunction with regular Board meetings, committee chairmen who attend in person or who participate by telephone will receive $1,750 and committee members who attend in person or who participate by telephone will receive $1,500; and
•	For special Board meetings, all non-employee directors who attend in person or who participate by telephone will receive $1,500.

The Board is currently contemplating changing the compensation for non-employee directors to eliminate the meeting fees and increase the retainer amounts. Any such changes would be effective beginning January 1, 2010. Non-employee directors also receive discounts on products carried by the company and its subsidiaries comparable to the discounts offered to all company employees.

Non-Executive Chairman of the Board Compensation

In addition to the compensation received by all non-employee directors, Mr. Fernandez, Sysco’s Non-Executive Chairman of the Board, receives an additional annual retainer of $250,000 per year, paid quarterly.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer, including the Non-Executive Chairman of the Board’s annual retainer, and meeting attendance fees under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred prior to fiscal 2009. This investment option was reduced to Moody’s Average Corporate Bond Yield, without the addition of 1%, for amounts deferred after fiscal 2008. We credit such deferred amounts with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

2005 Non-Employee Directors Stock Plan

As of September 21, 2009, the non-employee directors held options and shares of restricted stock that were issued under the Amended and Restated 2005 Non-Employee Directors Stock Plan, the Non-Employee Directors Stock Plan, as amended and restated, and the Amended and Restated Non-Employee Directors Stock Option Plan. We may only make additional grants under the 2005 Non-Employee Directors Stock Plan, so the description below relates only to such plan.

Options

The 2005 Non-Employee Directors Stock Plan gives discretion to the Board to determine the size and timing of all option grants under the plan, as well as the specific terms and conditions of all options, but specifies that directors may not exercise an option more than seven years after the grant date and that no more than 1/3 of the options contained in any grant may vest per year for the first three years following the grant date. All options currently outstanding under the plan have seven year terms and vest ratably over three years on the anniversary of the grant date.

Generally, if a director ceases to serve as a director of Sysco, he or she will forfeit all the options he or she holds, whether or not those options are exercisable. However, if the director leaves the Board after serving out his or her term, or at any time after reaching age 71, his or her options will remain in effect and continue to vest and become exercisable and expire as if the director had remained a director of Sysco. All unvested options will automatically vest upon the director’s death, and the director’s estate may exercise the options at any time within three years after the director’s death, but no later than the option’s original termination date.

Election to Receive a Portion of the Annual Retainer in Common Stock

Instead of receiving his or her full annual retainer fee in cash, a non-employee director may elect to receive up to 50% of his or her annual retainer fee, in 10% increments, in common stock. This election is not available for the Non-Executive Chairman of the Board’s additional annual retainer. If a director makes this election, on the date we make each quarterly payment of the director’s annual retainer fee we will credit the director’s stock account with:

•	The number of shares of Sysco common stock that the director could have purchased on that date with the portion of his or her cash retainer that he or she has chosen to receive in stock, assuming a purchase price equal to the last closing price of the common stock on the first business day prior to that date; we call these shares elected shares; and
•	50% of the number of elected shares we credited to the director’s account; we call these extra shares additional shares.

The elected shares and additional shares vest as soon as we credit the director’s account with them, but we do not issue them until the end of the calendar year. The director may not transfer the additional shares, however, until two years after we issue them, provided that certain events will cause this transfer restriction to lapse.

The two year transfer restriction on additional shares will lapse if:

•	the director dies;
•	the director leaves the Board:

◦	due to disability;
◦	after having served out his or her full term; or
◦	after reaching age 71; or

•	a change in control, as defined in the plan, occurs.

Restricted Stock and Restricted Stock Units

The plan provides that the Board may grant shares of restricted stock and restricted stock units in the amounts and on such terms as it determines but specifies that no more than 1/3 of the shares contained in any grant may vest per year for the first three years following the grant date. A restricted stock unit is an award denominated in units whose value is derived from common stock, and which is subject to similar restrictions and possibility of forfeiture as is the restricted stock. All outstanding grants of restricted stock to the non-employee directors vest ratably over three years on the anniversary of the grant date. We have not issued any restricted stock units under the plan.

Generally, if a director ceases to serve as a director of Sysco, he or she will forfeit all the unvested restricted stock and restricted stock units that he or she holds. However, if the director leaves the board after serving out his or her term, or for any reason after reaching age 71, his or her restricted stock and restricted stock units will remain in effect and continue to vest as if the director had remained a director of Sysco. All unvested restricted stock and restricted stock units will automatically vest upon the director’s death. In addition to the plan provisions regarding vesting upon a change in control of Sysco, the restricted stock grant agreement which governs restricted stock grants made under the plan provides that any unvested portion of a restricted stock award will vest if a person or persons acting together acquire beneficial ownership of at least 20% of outstanding Sysco common stock.

Change in Control

The plan provides that the unvested portion of the retainer stock award will vest if a specified change in control occurs.

Fiscal 2009 Non-Employee Director Compensation

The following table provides compensation information for fiscal 2009 for each of our non-employee directors who served for any part of the fiscal year:

				Non-Qualified
				Deferred
	Fees Earned or Paid	Stock Awards	Option Awards	Compensation	All Other
Name	in Cash($)(1)	($)(2)(3)	($)(3)(4)	Earnings($)(5)	Compensation($)		Total($)

Cassaday	$120,250	$192,975	$13,013	$—		(6)	$326,238
Craven	122,000	181,222	11,562	1,768		(6)	316,552
Fernandez	101,500	177,477	—	1,584		(6)	280,561
Golden	91,000	177,476	11,562	21,122		(6)	301,160
Hafner	126,750	188,808	11,562	—		(6)	327,120
Koerber	103,000	177,511	—	13	$13,518	(6)	294,042
Merrill(7)	56,000	53,118	11,562	7,153		(6)	127,833
Newcomb	101,500	177,477	—	—		(6)	278,977
Sewell	104,500	177,476	11,562	13,746		(6)	307,284
Tilghman	127,000	183,554	11,562	—		(6)	322,116
Ward	120,250	181,222	11,562	4,957		(6)	317,991

(1)	Includes retainer fees and meeting fees, including any retainer fees for which the non-employee director has elected to receive shares of Sysco common stock in lieu of cash and fees for the fourth quarter of fiscal 2009 that were paid at the beginning of fiscal 2010. Although we credit shares to a director’s account each quarter, the elected shares are not actually issued until the end of the calendar year unless the director’s service as a member of the Board of Directors terminates. Therefore, the amounts shown with respect to elected shares reflect shares issued at the end of calendar 2008 for calendar 2008 service. The number of shares of stock actually credited to each non-employee director’s account in lieu of cash during fiscal 2009 is as follows: Mr. Cassaday — 1,746 shares, Dr. Craven — 1,746 shares, Mr. Fernandez — 1,437 shares, Mr. Golden — 1,437 shares, Mr. Hafner — 1,746 shares, Dr. Koerber — 1,437 shares, Mr. Merrill — 280 shares, Ms. Newcomb — 1,437 shares, Mrs. Sewell — 1,437 shares, Mr. Tilghman — 1,746 shares and Ms. Ward — 1,746 shares.

(2)	For fiscal 2009, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, determined that it would grant approximately $160,000 in long-term incentives to each of the non-employee directors. Therefore, on November 11, 2008, the Board granted each of the non-employee directors other than Mr. Merrill 6,403 shares of restricted stock valued at $24.99 per share, the closing price of Sysco common stock on the New York Stock Exchange on November 10, 2008. Mr. Merrill had served a portion of his term during fiscal 2009, but was not standing for re-election at the November 2008 Annual Meeting of Stockholders; therefore, on November 11, 2008, the Board granted Mr. Merrill 1,601 shares of restricted stock valued at $24.99 per share, the closing price of Sysco common stock on the New York Stock Exchange on November 10, 2008. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 27, 2009 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” and include amounts from awards issued prior to fiscal 2009 as well as those issued during and with respect to fiscal 2009. See Note 16 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 27, 2009 regarding assumptions underlying valuation of equity awards.

The amounts in this column also reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 27, 2009 in accordance with Statement of Financial Accounting Standards No. 123R with respect to a 50% stock match for directors who elect to receive a portion of their annual retainer fee in common stock. The value of any “elected” shares is included in the column entitled “Fees Earned or Paid in Cash” as described in footnote (1) above. See “2005 Non-Employee Directors Stock Plan” above for a more detailed description. Although we credit shares to a director’s account each quarter, the shares are not actually issued until the end of the calendar year unless the director’s service as a member of the Board of Directors terminates. Therefore, the amounts shown with respect to matched shares reflect shares issued at the end of calendar 2008 for calendar 2008 service. The number of additional shares actually credited to each non-employee director’s account during fiscal 2009 is as follows: Mr. Cassaday — 873 shares, Dr. Craven — 873 shares, Mr. Fernandez — 717 shares, Mr. Golden — 717 shares, Mr. Hafner — 873 shares, Dr. Koerber — 717 shares, Mr. Merrill — 140 shares, Ms. Newcomb — 717 shares, Mrs. Sewell — 717 shares, Mr. Tilghman — 873 shares and Ms. Ward — 873 shares.

(3)	The aggregate number of options and unvested stock awards held by each non-employee director as of June 27, 2009 was as follows:

	Aggregate Unvested Stock	Aggregate Options
	Awards Outstanding as of	Outstanding as of
	June 27, 2009	June 27, 2009

Cassaday	11,932	15,000
Craven	10,598	47,000
Fernandez	12,598	3,500
Golden	10,598	55,000
Hafner	11,932	23,000
Koerber	9,410	—
Merrill	5,796	55,000
Newcomb	12,598	3,500
Sewell	10,598	55,000
Tilghman	10,598	31,000
Ward	10,598	39,000

(4)	None of the non-employee directors received option grants during fiscal 2009. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 28, 2008 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” and include amounts from awards issued during or prior to fiscal 2006. See Note 16of the consolidated financial statements in Sysco’s Annual Report for the year ended June 27, 2009 regarding assumptions underlying valuation of equity awards.

(5)	We do not provide a pension plan for the non-employee directors. The amounts shown in this column represent above-market earnings on amounts deferred under the Non-Employee Director Deferred Compensation Plan. Directors who do not have any amounts in this column were not eligible to participate in such plan, did not participate in such plan or did not have any above-market earnings.

(6)	The amount shown with respect to Dr. Koerber reflects the amount paid for spousal travel in connection with business events. The total value of all perquisites and personal benefits received by each of the other non-employee directors, including reimbursements for spousal airfare and meals associated with certain Board meetings, was less than $10,000.

(7)	Mr. Merrill retired from the Board of Directors in November 2008.

None of Messrs. Schnieders, DeLaney or Spitler received any compensation in or for fiscal 2009 for Board service other than the compensation for his services as an executive officer that is disclosed elsewhere in this proxy statement.

Non-Employee Director Compensation Consultant

For the past several years and through the first quarter of fiscal 2010, the Corporate Governance and Nominating Committee has retained Mercer HR Consulting to provide advice regarding non-employee director compensation. At the Corporate Governance and Nominating Committee’s request, Mercer has provided data regarding the amounts and type of compensation paid to non-employee directors at the companies in Sysco’s peer group, and has also identified trends in director compensation. All decisions regarding non-employee director compensation are recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors.

Stock Ownership Guidelines

The Corporate Governance Guidelines provide that after five years of service as a non-employee director, such individuals are expected to continuously own a minimum of 10,000 shares of Sysco common stock. All of the current directors beneficially held the requisite number of shares as of September 21, 2009. Stock ownership guidelines applicable to executive officers are described under “Stock Ownership — Stock Ownership Guidelines.”

Proposed 2009 Non-Employee Directors Stock Plan and Equity Deferral Plan

See “Proposal to Approve the 2009 Non-Employee Directors Stock Plan” for a description of the proposed 2009 Non-Employee Directors Stock Plan. If such plan is approved by the stockholders, we will also implement a Directors Equity Deferral Plan that will include provisions for equity deferrals pursuant to the 2009 Non-Employee Directors Stock Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with management and the independent public accountants regarding Sysco’s audited consolidated financial statements for the year ending June 27, 2009. Management represented to the Audit Committee that Sysco’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent public accountants. The Audit Committee also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board. Sysco’s independent public accountants provided to the Audit Committee the written disclosures and the letter required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and the Audit Committee discussed with the independent public accountants that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent public accountants and the Audit Committee’s review of the representations of management and the report of the independent public accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Sysco’s Annual Report on Form 10-K for the year ended June 27, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

  Joseph A. Hafner, Jr.
  Hans-Joachim Koerber
  Nancy S. Newcomb
  Richard G. Tilghman, Chairman

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of Sysco’s annual financial statements for fiscal 2009 and 2008, and fees billed during those periods for other services rendered by Ernst & Young LLP:

	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$4,147,150	$5,303,283
Audit-Related Fees(2)	513,550	569,021
Tax Fees(3)	3,034,772	3,458,316
All Other Fees	—	—

(1)	Audit fees billed for fiscal 2009 included $3,625,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $298,750 related to the preparation of audited financial statements for one of the company’s subsidiaries, $215,500 related to comfort letters, consents and assistance with and review of documents filed with the SEC and $7,900 related to a statutory audit. Audit fees billed for fiscal 2008 included $3,836,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $1,089,538 related to the preparation of audited financial statements for one of the company’s subsidiaries, $218,500 related to comfort letters, consents, and assistance with and review of documents filed with the SEC and $159,245 for consultations regarding various accounting standards.

(2)	Audit-related fees billed in fiscal 2009 included $211,550 related to acquisition due diligence, $72,000 related to the audits of the Company’s benefit plans, $225,000 for consultations regarding various accounting standards and $5,000 for other audit-related services. Audit-related fees billed in fiscal 2008 included $489,526 related to acquisition due diligence, $39,000 for agreed upon procedures related to one of the subsidiaries, $34,000 related to the audit of one of the company’s benefit plans and $6,495 for other audit-related services.

(3)	Tax fees billed in fiscal 2009 included $2,415,815 related to local, state, provincial and federal income tax return preparation, $320,909 related to various tax examinations, $177,206 related to a transfer pricing study, $115,842 related to various state tax matters and $5,000 related to the Company’s benefit plans filing. Tax fees billed in fiscal 2008 included $2,691,656 related to local, state, provincial and federal income tax return preparation, $515,752 related to various tax examinations, $221,736 related to a transfer pricing study, $25,459 related to a review of certain subsidiary legal structures and $3,713 related to various state tax matters.

Pre-Approval Policy

In February 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the company. The policy requires that all services, including audit services and permissible audit related, tax and non-audit services, to be provided by Ernst & Young LLP to the company, be pre-approved by the Audit Committee. All of the services performed by Ernst & Young in or with respect to fiscal 2009 and fiscal 2008 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. During fiscal 2009, Ernst & Young did not provide any services prohibited under the Sarbanes-Oxley Act.

PROPOSAL TO APPROVE THE 2009 NON-EMPLOYEE
DIRECTORS STOCK PLAN ITEM NO. 2 ON THE PROXY CARD

The 2009 Non-Employee Directors Stock Plan (the “Plan”) was recommended by the Corporate Governance and Nominating Committee (the “Committee”) on September 3, 2009, and adopted by the Board of Directors on September 3, 2009, subject to stockholder approval. If approved by the stockholders at the Annual Meeting, the Plan will become effective on November 18, 2009.

The Plan will replace the 2005 Non-Employee Directors Stock Plan (the “Prior Directors Plan”). We expect to issue elected shares and the related additional shares credited for calendar 2009 service on December 31, 2009 or as soon as practicable thereafter and, as described in the following paragraph, we will also make our annual grants of restricted stock and/or restricted stock units to non-employee directors in November 2009. With respect to any such issuances, shares may be issued under either the Prior Directors Plan or, after its effective date, the Plan.

As of September 21, 2009, 153,500 shares were available for the issuance of options, 73,294 shares were available for the issuance of restricted stock, restricted stock units, stock elections and stock matches, and 10,000 shares were available for issuance pursuant to dividend equivalent rights under the Prior Directors Plan. Of the 73,294 shares available as of September 21, 2009 under the Prior Directors Plan for the issuance of restricted stock, restricted stock units, stock elections and stock matches, 12,473 shares had been allocated to directors’ accounts for elected and matched shares for the first half of calendar 2009 and allocations of approximately the same amount will be made in the second half of calendar 2009. This amount will fluctuate based on the closing price of Sysco’s common stock on September 30, 2009 and December 31, 2009. Our stock option grant administrative guidelines set the second Tuesday in November as the annual grant date, subject to certain exceptions. For 2009, that would be Tuesday, November 10, approximately one week before the Annual Meeting at which stockholders will be asked to approve the Plan. For fiscal 2009, the Board determined that it would grant approximately $160,000 in long-term incentives to each of the non-employee directors, resulting in the issuance of 65,631 shares in November 2008. We do not know the exact number of shares that will be granted to non-employee directors in November 2009, although the Board currently expects to make an award similar to the one granted in November 2008. Based on Sysco’s closing stock price on September 21, 2009, such an award would use approximately 62,500 of the remaining shares available for the issuance of restricted stock pursuant to the Prior Directors Plan. As a result, if the Plan is approved, a substantial portion of the shares allocated to directors’ accounts for elected and matched shares in calendar 2009 will be issued under the Plan, instead of the Prior Directors Plan. If the Plan is not approved, each director will receive cash in lieu of the elected and matched shares he or she otherwise would have received for calendar 2009. See “Director Compensation” for information regarding non-employee director compensation, including awards granted under the Prior Directors Plan in fiscal 2009.

Stockholder Approval

Under applicable New York Stock Exchange rules, stockholder approval is required with respect to all equity compensation plans.

Sysco Stock Price

On September 21, 2009, the closing price of Sysco’s common stock as reported by the NYSE was $25.59.

The 2009 Non-Employee Directors Stock Plan

The following is a summary of the principal provisions of the Plan. The full text of the Plan is attached hereto as Annex A.

Key Terms of the Plan

Plan Term	The Plan is effective through November 18, 2016
Eligible Participants	All members of Sysco’s Board of Directors who are not current employees of Sysco or any of its subsidiaries
Total Shares Authorized	750,000 shares of Sysco’s common stock are reserved for issuance under the Plan
Shares Authorized Under the Plan as a Percent of Outstanding Shares (based on Shares Outstanding as of September 21, 2009)	Approximately 0.13%
Award Types	Restricted Stock, Restricted Stock Units, Elected Shares and Additional Shares (all types, collectively, “awards”)
Vesting Period for Restricted Stock and Restricted Stock Units	Determined by the Committee, but no earlier than one year following the date of grant

Purpose

The purpose of the Plan is to make available shares of common stock for award to or purchase by non-employee directors of Sysco in order to attract, retain and provide compensation for the services of experienced and knowledgeable non-employee directors for the benefit of Sysco and its stockholders, and enable them to increase their ownership of Sysco common stock and their personal financial stake in the Company, in addition to underscoring their common interest with stockholders in increasing the value of Sysco over the long term.

Eligibility

All members of Sysco’s Board of Directors who are not current employees of Sysco or any of its subsidiaries are eligible to participate in the Plan. There currently are ten non-employee directors on the Board.

Adjustments to Shares Subject to the Plan

The number of shares covered by the Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, mergers, consolidations, rights offerings, reorganizations or recapitalizations, or in the event of other changes in Sysco’s corporate structure or shares. Any such adjustment will be made only if adjustments are made to awards under the Company’s incentive plans for management then in effect. Shares issued under the Plan may consist, in whole or in part, of authorized but unissued shares, treasury shares or shares purchased on the open market.

If any shares of common stock subject to an award are forfeited or cancelled, or if an award terminates or expires without a distribution of shares to the grantee, the shares with respect to such award will, to the extent of any forfeiture or cancellation, again be available for awards under the Plan. Shares will not again be available if such shares are surrendered or withheld as payment of withholding taxes in respect of an award. Awards that are settled solely in cash will not reduce the number of shares of Common Stock available for awards.

Administration of the Plan

The Plan is administered by the Board. The Board has the authority to terminate or amend the Plan, to determine the terms and provisions of the respective award agreements, to construe award agreements and the Plan, and to make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. However, the Plan may not be amended by the Board to revoke or alter any provision in a manner which is unfavorable to the grantee of Restricted Stock, Restricted Stock Units, Elected Shares or Additional Shares then outstanding. In addition, certain material amendments of the Plan are subject to stockholder approval, including increasing the number of shares authorized for issuance, expanding the types of awards that may be granted, materially expanding the class of participants or materially extending the term of the Plan.

The Board may delegate any or all of its authority under the Plan to the non-employee directors, or to any two or more thereof. The Corporate Governance and Nominating Committee, pursuant to its charter, is charged with providing guidance and making recommendations to the Board on director compensation and on current and prospective director benefit plans, including incentive compensation and equity-based plans.

Restricted Stock and Restricted Stock Units

The Board of Directors may grant shares of Restricted Stock and/or Restricted Stock Units to participants in such amounts and upon such terms and conditions as the Board shall determine; provided, however, that no grant of Restricted Stock or of any Restricted Stock Unit shall in any event vest earlier than one year following the date of grant. Grants of Restricted Stock are grants of common stock and Restricted Stock Units are awards denominated in units whose value is derived from common stock. Awards of Restricted Stock and Restricted Stock Units may be subject to forfeiture based on the passage of time, the achievement of performance goals, and/or upon the occurrence of other events as determined by the Board in its discretion.

The Board may impose, at the time of grant or any time thereafter, such other conditions and/or restrictions on any shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that participants pay a stipulated purchase price for each share of Restricted Stock or each Restricted Stock Unit, that specific performance goals be obtained, the imposition of time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such shares are listed or traded, or holding requirements or sale restrictions placed on the shares following vesting.

Common stock subject to a Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date it is vested. Restricted Stock Units may not be transferred, except as otherwise specified by the Board.

To the extent required by law, non-employee directors in whose names shares of Restricted Stock are issued shall be granted the right to exercise full voting rights with respect to those shares during the period of restriction. A participant shall have no voting rights with respect to any Restricted Stock Units. During the period of restriction, non-employee directors holding shares of Restricted Stock or Restricted Stock Units may, if the Board so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents. The Board, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, unrestricted common stock, Restricted Stock, or Restricted Stock Units. When and if Restricted Stock Units become payable, a non-employee director having received the grant of such units shall be entitled to receive payment from the Company in cash, in shares of common stock of equivalent value (based on the fair market value thereof on the first business day prior to the date on which the Restricted Stock Units became payable), in some combination thereof, or in any other form determined by the Board in its sole discretion.

Elected and Additional Shares

A non-employee director who is otherwise eligible to receive an annual cash retainer fee for services provided as a director, including any additional retainer fee paid to the Non-Executive Chairman of the Board for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity, may elect to forego up to 100% of his or her annual retainer fee, in 10% increments (exclusive of any fees or other amounts payable for attendance at meetings of the Board or for service on any committee thereof), and receive in its stead Sysco common stock, in an amount determined as set forth below. Upon making such an election, the elected amount is deducted ratably from the quarterly payment of the director’s annual retainer fee, and the electing director’s account is credited on the date of each quarterly payment of the annual retainer fee (“Quarterly Payment Date”) with that number of shares of Sysco common stock determined by dividing his or her elected amount by the fair market value, as defined in the Plan, of one share of Sysco common stock as of the first business day prior to such Quarterly Payment Date (“Elected Shares”).

A non-employee director who chooses Elected Shares, as described in the previous paragraph, also receives that number of shares of common stock determined by dividing 50% of the elected amount attributable to the portion of the Elected Shares representing up to half of his or her annual retainer fee (excluding any additional retainer fee paid for chairing the Board or one of its committees and any fees paid for meeting attendance or service on a committee), by the fair market value of one share of Sysco common stock as of the first business day prior to such Quarterly Payment Date (“Additional Shares”).

The issuance date of common stock credited pursuant to a non-employee director’s election to forego up to 100% of his or her annual retainer fee is December 31 of the calendar year as to which the director has elected to receive stock in lieu of cash retainer payments or the last business day prior to December 31, if December 31 is not a business day of the Company’s transfer agent. If a director who has elected to receive common stock in lieu of cash retainer payments ceases to be a director for any reason, certificates for such shares shall be issued within 60 days following the date such director ceases to serve on the Board.

All Elected Shares and Additional Shares are 100% vested as of the date they are credited to the electing director. Additional Shares, however, may not be sold or transferred for a period of one year after the date on which they are issued, or, if deferred, the date as of which they would have been issued, but for the deferral (the “Restriction”). The Restriction remains in effect after the date an electing director ceases to be a director; provided, however, that the Restriction lapses (i) if an electing director ceases to be a director by reason of disability or under circumstances which would not cause forfeiture of unvested Restricted Stock or Restricted Stock Units (as discussed at “Termination of Service” below); or (ii) on the date of certain defined changes of control of Sysco. For a description of change in control provisions contained within the Plan, see “Change in Control” under the Proposal to Approve Amendments to the 2007 Stock Incentive Plan.

Deferral of Shares

A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the Plan, whether such shares are to be issued as a grant of Restricted Stock, Elected Shares or Additional Shares, or upon the vesting of a Restricted Stock Unit grant. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of the Corporation, or a change of control of Sysco. All such deferral elections shall be made in accordance with the terms and conditions set forth in Sysco’s 2009 Board of Directors Stock Deferral Plan.

Termination of Service

Under the Plan, unless otherwise determined by the Board, upon cessation of service as a non-employee director, all unvested Restricted Stock Awards and Restricted Stock Units are forfeited, unless:

•	The non-employee director serves out his or her term but does not stand for reelection at the end of the term;
•	The non-employee director retires from service prior to the expiration of his or her term and after attaining age 71; or
•	Termination is due to the death of the non-employee director.

Upon a non-employee director’s death, all unvested Restricted Stock Awards and Restricted Stock Units will vest, and all restrictions with respect to Additional Shares will lapse.

Other Rights

No non-employee director has any claim or right to be granted or issued a Restricted Stock Award, Restricted Stock Unit, Elected Shares or Additional Shares, except as provided in the Plan. Nothing contained in the Plan shall be construed as giving any non-employee director any right to be retained as a director of the Company.

Effect of Plan Termination

No awards may be credited or awarded under the Plan after its termination date, but Restricted Stock or Restricted Stock Units granted prior to Plan termination shall continue to vest and be paid in accordance with their terms and Elected Shares and Additional Shares credited prior to Plan termination shall continue to be subject to the terms of the Plan and may be issued in accordance with the terms of the Plan.

U.S. Federal Income Tax Consequences

The following is a general description of the U.S. federal income tax consequences of awards granted under the Plan. This summary does not address any state, local, foreign or other non-federal income tax consequences associated with the Plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who participate in the Plan. Participants in the Plan should consult their own tax advisors to determine the tax consequences to them based on their own particular circumstances.

Restricted Stock.  Upon the grant of Restricted Stock, no income is recognized by a non-employee director (unless the director timely makes an election under Section 83(b) of the Internal Revenue Code (“Section 83(b)”), and the Company is not allowed a deduction at that time. When the award vests and is no longer subject to a substantial risk of forfeiture for federal income tax purposes, the non-employee director recognizes taxable ordinary income in an amount equal to the fair market value at the time of vesting of the Restricted Stock (less the purchase price paid for the shares, if any), and the Company is entitled to a corresponding deduction at that time. If a non-employee director makes a timely election under Section 83(b), then the non-employee director recognizes taxable ordinary income in an amount equal to the fair market value at the time of grant of the Restricted Stock (less the purchase price paid for the shares, if any), and the Company is entitled to a corresponding deduction at that time.

Restricted Stock Units.  Upon the grant of a Restricted Stock Unit, no income is recognized by the non-employee director, and the Company is not allowed a deduction at that time. When the award vests and is no longer subject to a substantial risk of forfeiture for federal income tax purposes, the non-employee director recognizes taxable ordinary income in an amount equal to the cash or the fair market value at the time of vesting of the shares received by the non-employee director (less the purchase price paid for the shares, if any), and the Company is entitled to a corresponding deduction at that time.

Elected Shares and Additional Shares.  A non-employee director who elects to receive Elected Shares and Additional Shares will recognize ordinary compensation income in an amount equal to the fair market value of such shares as of the date they are credited to his or her account. The Company will generally be entitled to a deduction for the amount included in the income of the non-employee director for the Company’s taxable year within which the non-employee director’s taxable year ends.

Section 409A of the Internal Revenue Code.  Awards made under the Plan, including awards granted under the Plan that are considered to be deferred compensation for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), must satisfy the requirements of Section 409A to avoid adverse tax consequences to recipients, which could include the inclusion of amounts not payable currently in income, and an excise tax of 20% tax on any amount included in income and interest. The company intends to structure any awards under the Plan such that the requirements under Section 409A are either satisfied or are not applicable to such awards.

Deferred Compensation.  Stock that is deferred by a non-employee director under the Plan pursuant to the terms of the 2009 Board of Directors Stock Deferral Plan, and deemed dividends, if any, payable with respect to the deferred stock will be taxed as ordinary compensation upon receipt by the non-employee director and the Company is entitled to a corresponding deduction at that time.

Certain Interests of Directors

In considering the recommendation of the Board with respect to the Plan, stockholders should be aware that members of the Board have interests that present them with conflicts of interest in connection with this proposal to approve the Plan, as non-employee directors would be eligible for the grant of awards under the Plan. However, the Board believes that approval of the Plan will advance the interests of the Company and its stockholders by encouraging non-employee directors to make significant contributions to the long-term success of the company and attracting future non-employee directors.

Required Vote

The affirmative vote of a majority of votes cast, either for, against or abstain, is required to approve this proposal. In addition, the total votes cast on the proposal must represent over 50% of shares outstanding. Broker non-votes are not considered to be votes cast for either of these purposes.

The Board of Directors recommends a vote FOR approval of the 2009 Non-Employee Directors Stock Plan.

PROPOSAL TO APPROVE AMENDMENTS TO THE 2007 STOCK INCENTIVE PLAN
ITEM NO. 3 ON THE PROXY CARD

On September 3, 2009, upon recommendation of the Compensation Committee, the Board of Directors amended the 2007 Stock Incentive Plan, subject to stockholder approval. If approved by the stockholders at the Annual Meeting, the amendments to the 2007 Stock Incentive Plan will become effective on November 18, 2009.

Proposed Amendments to the 2007 Stock Incentive Plan

If approved, the Plan would be amended as follows.

1)	Increase the Total Number of Shares Authorized for Issuance under the Plan

The proposed amendments would increase the total number of number of shares available for issuance under the Plan from 30 million to 55 million. As of September 21, 2009, 14,038,419 shares or options to purchase shares had been issued under the Plan, leaving 15,961,581 shares available for issuance. As such, the proposed amendments would increase the total shares remaining available for issuance by 25 million to 40,961,581. The amounts discussed in this proposal do not take into account the issuance on October 5, 2009 of options to purchase 75,000 shares and 5,000 restricted stock units to Sysco’s newly appointed Executive Vice President and Chief Financial Officer.

2)	Increase the Total Number of Shares Authorized for Issuance as Options and Stock Appreciation Rights under the Plan

The proposed amendments would increase the total number of number of shares available for issuance as Options and Stock Appreciation Rights, or SARs, under the Plan from 25 million to 55 million. As of September 21, 2009, Options to purchase 13,962,597 shares and no SARSs had been issued under the Plan, leaving 11,037,403 shares available for issuance as Options and SARs. As such, the proposed amendments would increase the shares remaining available for issuance as Options and SARs by 30 million to 40,961,581 (although only 25 million of such shares are for a new authorization; approximately 4.9 million of such shares were previously authorized for the issuance of Restricted Stock, Restricted Stock Units and Other Stock-Based Awards and the amendments simply allow them to be used for options and SARs to the extent that they are not used for such full-value awards). Our stock option grant administrative guidelines set the second Tuesday in November as the annual grant date. For 2009, that would be Tuesday, November 10, approximately one week before the Annual Meeting at which stockholders will be asked to approve these amendments to the Plan. In November 2008, we issued a total of approximately 7.8 million options to employees. We do not know the exact number of options that will be granted to employees in November 2009; however, if the number of option awards were similar to those awarded in November 2008, approximately 3.2 million shares would remain available for the issuance of Options and SARs prior to approval of the proposed amendments.

All other provisions relating to Options and SARs in the Plan, including the definition of each term, remain unchanged by the proposed amendments.

3)	Increase the Total Number of Shares Authorized for Issuance as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards under the Plan and Remove the Provision Allowing Issuances in Excess of the Total Number of Shares Authorized for such Awards

The proposed amendments would increase the total number of shares available for issuance as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards under the Plan from 5 million to 10 million. As of September 21, 2009, 75,822 shares had been issued as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards under the Plan, leaving 4,924,178 shares available for issuance as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards, prior to the adjustment described below. As such, the proposed amendments would increase the shares remaining available for issuance as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards by 5 million to 9,924,178. If any of such shares are issued, they will reduce the number of shares available for the issuance of Options and SARs described above. The Compensation Committee removed the 28% stock match from our Management Incentive Plan, beginning with the fiscal 2009 bonus that would have been payable in fiscal 2010. This change was made in order to shift the compensation mix emphasis from short-term to longer-term incentives, with the expectation that such portion of the bonus will be replaced beginning in November 2009 with grants of restricted stock or restricted stock units vesting over a three-year period. It is currently expected that less than 1 million shares will be issued as Restricted Stock or Restricted Stock Units in November 2009.

The proposed amendments would also remove a provision in the Plan that provides that Restricted Stock, Restricted Stock Units and Other Stock-Based Awards may be issued in excess of the limitation contained in the previous paragraph, provided that the aggregate number of shares available for issuance under the Plan is reduced by four shares for each share in excess of the limitation. As of September 21, 2009 and prior to the amendment to remove this provision, if no further grants of Options or SARs were made pursuant to the Plan, up to 2,759,350 shares of Restricted Stock, Restricted Stock Units and Other Stock-Based Awards could be issued in reliance on this provision.

All other provisions relating to Restricted Stock, Restricted Stock Units and Other Stock-Based Awards in the Plan, including the definition of each term, remain unchanged by the proposed amendments.

4)	Clarify an Ambiguity regarding the Duration of the Plan

The proposed amendments would clarify an ambiguity contained in Section 5.1 of the Plan regarding the Plan’s duration. Section 5.1 states that the Plan shall have a duration of seven years from its Effective Date, which was November 9, 2007. In the 2007 proxy statement, the proposal to approve the Plan also states that the Plan has a term of seven years. However, the last line of Section 5.1 provides that no Award may be granted under the Plan on a date more than three years after the Effective Date. The proposed amendments would remove this prohibition and clarify that awards may be made under the Plan through November 9, 2014.

5)	Remove Certain Provisions of only Historical Significance

With respect to the Plan’s three-year rolling average annual usage rate limitation, Section 3.1 of the Plan sets the method of calculation for fiscal years 2008 and 2009. As the calculation of this rate for fiscal years 2008 and 2009 is no longer relevant for purposes of Plan administration, the proposed amendments would remove this language from Section 3.1.

Stockholder Approval Required

Under applicable New York Stock Exchange rules and by terms contained within the Plan, stockholder approval is required to approve any increase in the number of shares available for issuance under the Plan and for certain other material revisions to the Plan. In addition, stockholder approval is required for a company to (i) grant incentive stock options (“ISOs”) to employees under Section 422 of the Internal Revenue Code and (ii) ensure that certain compensation can be eligible for an exemption from the limits on tax deductibility imposed by Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) limits the deductibility of certain compensation paid to individuals, referred to herein as 162(m) Officers, who are, at the end of the tax year in which the company would otherwise claim its tax deduction, the company’s chief executive officer and its other three highest-paid executive officers other than the chief financial officer.

Sysco Stock Price

On September 21, 2009, the closing price of Sysco’s common stock as reported by the NYSE was $25.59.

The 2007 Stock Incentive Plan

The following is a summary of the principal provisions of the Plan, as proposed to be amended. The full text of the Plan, including the proposed amendments described above, is attached hereto as Annex B.

Key Terms of the Plan

Plan Term	The Plan is effective and awards may be granted through November 9, 2014
Eligible Participants	All employees selected by the Committee
Total Shares Authorized (including prior issuances)	55 million, with up to 55 million authorized to be issued as Options or SARs and up to 10 million authorized to be issued as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards
Awards Outstanding (as of September 21, 2009)	Options with respect to 13,962,597 shares, as well as 75,822 shares of unvested Restricted Stock; as of September 21, 2009, there are no outstanding SARs, Restricted Stock Units or Other Stock-Based Awards

Shares Remaining Available for Issuance (as of September 21, 2009)	15,961,581 total shares would remain available for issuance under the Plan, with 11,037,403 shares available for issuance as Options and SARs and up to 4,924,178 shares available for issuance as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards
Our stock option grant administrative guidelines set the second Tuesday in November as the annual grant date. For 2009, that would be Tuesday, November 10, approximately one week before the Annual Meeting at which stockholders will be asked to approve these amendments to the Plan. In November 2008, we issued a total of approximately 7.8 million options to employees. We do not know the exact number of options that will be granted to employees in November 2009; however, if the number of option awards were similar to those awarded in November 2008, approximately 3.2 million shares would remain available for the issuance of Options and SARs prior to approval of the proposed amendments.
The Compensation Committee removed the 28% stock match from our Management Incentive Plan, beginning with the fiscal 2009 bonus that would have been payable in fiscal 2010. This change was made in order to shift the compensation mix emphasis from short-term to longer-term incentives, with the expectation that such portion of the bonus will be replaced beginning in November 2009 with grants of restricted stock or restricted stock units vesting over a three-year period. It is currently expected that less than 1 million shares will be issued as Restricted Stock or Restricted Stock Units in November 2009.
Three-Year Rolling Average Annual Utilization Rate Limitation	1.5% of common shares outstanding
Award Types	Stock Options (Incentive and Non-Qualified) (“Options”), Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and Stock Appreciation Rights (“SARs”) (all types, collectively, “awards”)
Individual Share Limits	Options and/or SARs relating to no more than 750,000 shares may be granted to any individual in any given fiscal year, and all awards other than Options and SARs granted to any individual in any given fiscal year are limited to no more than 250,000 shares
Vesting Period	Determined by the Committee, but no more than one-third of the shares subject to each grant may vest per year for the first three years, except for awards conditioned on the attainment of Performance Goals
Stock Option Exercise Period	Determined by the Committee, but not more than seven years from the date of grant
Stock Option Exercise Price	Not less than fair market value on date of grant, defined as the closing price on the NYSE on the day prior to grant
Prohibited	• Repricings without stockholder approval
• Reload options and discounted stock options
• Acceleration of payment or vesting of any award other than for death, disability, retirement or upon a change in control

Purpose of the Plan

The purpose of the Plan is to promote the interests of the company and its stockholders by providing executive officers and other employees of the company and its defined subsidiaries with appropriate incentives and rewards to encourage them to enter into and remain in their positions with the company and to acquire a proprietary interest in the long-term success of the company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements.

We believe strongly that our equity compensation programs and emphasis on employee stock ownership have been integral to our past success and will be important to our ability to achieve consistently superior performance in the years ahead.

Administration of the Plan

Unless otherwise determined by the Board, the Compensation Committee (the “Committee”) administers the Plan. The Committee is composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, and “independent directors” within the meaning of NYSE listing standards.

The Committee has the power, in its discretion, to grant awards under the Plan, to select the individuals to whom awards are granted, to determine the terms of the grants, to interpret the provisions of the Plan and to otherwise administer the Plan. Except as prohibited by applicable law or stock exchange rules, the Committee may delegate all or any of its responsibilities and powers under the Plan to one or more of its members, including, without limitation, the power to designate participants and determine the amount, timing and term of awards under the Plan. In no event, however, shall the Committee have the power to accelerate the payment or vesting of any award, other than in the event of death, disability, retirement or a change in control of the company.

The Plan provides that members of the Committee shall be indemnified and held harmless by the company from any loss or expense resulting from claims and litigation arising from actions related to the Plan.

Adjustments to Shares Subject to the Plan

If any shares of common stock subject to an award are forfeited or cancelled, or if an award terminates or expires without a distribution of shares to the grantee, the shares of common stock with respect to such award shall, to the extent of any such forfeiture or cancellation, again be available for awards under the Plan; provided, however, that with respect to SARs that are settled in common stock, the aggregate number of shares of common stock subject to the SAR grant shall be counted against the shares available for issuance under the Plan as one share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise. Also, shares of stock will not again be available if such shares are surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes with respect to an award. Awards that are settled solely in cash will not reduce the number of shares of stock available for awards.

If the company undergoes a recapitalization, reclassification, stock split, stock dividend, combination, subdivision or another similar transaction affecting the common stock, or if the company makes an extraordinary dividend or distribution (including, without limitation, to implement a spinoff), then, subject to any required action by stockholders, the number and kind of shares available under the Plan, and the various award grant limitations contained in the Plan, will be automatically adjusted accordingly. In addition, subject to any required stockholder action, the number and kind of shares covered by outstanding awards and the price per share of outstanding awards, shall be automatically proportionately adjusted to reflect such an event.

If the company merges or consolidates with another corporation, or is liquidated or disposes of all or substantially all of its assets, then the Committee may deal with outstanding Options under the Plan in any of the following ways: First, it may provide for each holder of an Option or other award to receive, upon exercise of such Option or award, the same securities or other property that the company’s stockholders receive in the transaction. Second, it may provide for each holder of an Option or other award to receive, upon exercise of such Option or award, stock of the surviving corporation in the transaction, having a value equal, on a per share basis, to the per share consideration received by the company’s stockholders in the transaction. Third, it may cause Options or other awards to vest (if they have not otherwise vested under the change-in-control provisions of the Plan). Fourth, it may cancel Options or SARs, provided that in the case of in-the-money Options or SARs, the cancellation shall be contingent upon a payment to the participants of an amount equal to the difference between the value of the underlying shares (based on the transaction consideration) and the exercise or base price.

Eligibility and Participation

Eligibility to participate in the Plan is limited to employees of the company and its defined subsidiaries. All employees (currently approximately 47,000 employees) are within the class eligible for selection to participate in the Plan, although in fiscal 2009 approximately 1,700 employees received awards under the Plan.

Options and Other Awards

The Committee may grant Options and other awards to eligible employees. The Committee will have complete discretion, subject to the terms of the Plan, to determine the persons to whom Options and other awards will be awarded, the time or times of grant, and the other terms and conditions of the grant. The awards may be granted with value and payment contingent upon Performance Goals.

Performance Goals

Under the Plan, Performance Goals may be based on one or more of the following criteria applied to one or more of the company, its defined subsidiaries, and/or certain specified affiliates (if applicable, such criteria shall be determined in accordance with generally accepted accounting principles (“GAAP”) or based upon the company’s GAAP financial statements): (1) return on total stockholder equity; (2) earnings per share of Stock; (3) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (4) economic profit; (5) sales or revenues; (6) return on assets, capital or investment; (7) market share; (8) control of operating or non-operating expenses; (9) implementation or completion of critical projects or processes; (10) operating cash flow, (11) free cash flow, (12) return on capital or increase in pretax earnings; (13) net earnings; (14) margins; (15) market price of the company’s securities, and (16) any combination of, or a specified increase in, any of the foregoing. The performance goals may be based upon the attainment of specified levels of performance under one or more of the criteria described above relative to the performance of other comparable entities. To the extent permitted under Section 162(m) of the Internal Revenue Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may designate additional business criteria on which the Performance Goals may be based or adjust, modify or amend the aforementioned business criteria. Performance Goals may include a threshold level of performance below which no award will be earned, a level of performance at which the target amount of an award will be earned and a level of performance at which the maximum amount of the award will be earned. The Committee in its sole discretion has the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events.

Option Exercise Price and Vesting of Awards

The Committee determines the exercise price with respect to each Option at the time of grant. The Option exercise price per share of common stock may not be less than 100% of the fair market value per share of the common stock underlying the Option on the date of grant, and no Option may be repriced in violation of the repricing limitations discussed in “Amendment and Termination” below. For purposes of determining the Option exercise price, fair market value is defined as the closing price on the NYSE the first business day prior to the date of grant. The Committee may determine at the time of grant the terms under which Options and SARs shall vest and become exercisable. However, no Option or SAR may have a term in excess of 7 years, and all awards are subject to a minimum three-year vesting schedule, with no more than one-third of the shares subject to the award vesting each year; provided, however, that at the time of the grant of an Option or SAR, the Committee may place restrictions on the exercisability or vesting of the Option or SAR that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the Option or SAR is granted to a 162(m) Officer, the grant of the Option or SAR and the establishment of the Performance Goals shall be made during the period required under Internal Revenue Code Section 162(m).

Special Limitations on ISOs

If the total fair market value of shares of common stock subject to ISOs that are exercisable for the first time by an employee in a given calendar year exceeds $100,000, valued as of the grant date of the ISO, the Options for shares of common stock in excess of $100,000 for that year will be treated as non-qualified stock options (“NQOs”).

Stock Appreciation Rights (SARs)

An SAR is the right to receive stock, cash, or other property equal in value to the difference between the grant price of the SAR and the market price of the company’s stock on the exercise date. SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. An SAR confers on the grantee a right to receive an amount with respect to each share of common stock subject thereto, upon exercise thereof, equal to the excess of (A) the fair market value of one share of common stock on the date of exercise over (B) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the fair market value of a share of common stock on the date of grant of such SAR).

Exercise of Options and SARs

Options and SARs are exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. For Options, notice of exercise must be accompanied by a payment equal to the applicable Option exercise price plus all withholding taxes due, such amount to be paid in cash or by tendering, either by actual delivery of shares or by attestation, shares of common stock that are acceptable to the Committee, such shares to be valued at fair market value as of the day the shares are tendered, or paid in any combination of cash and shares, as determined by the Committee. To the extent permitted by applicable law, a participant may elect to pay the exercise price through the contemporaneous sale by a third party broker of shares of common stock acquired upon exercise yielding net sales proceeds equal to the exercise price and any withholding tax due and the remission of those sale proceeds to the company.

Transferability of Awards

Except as otherwise provided by the Committee, Options, SARs and any unvested other awards may not be transferred except by will or applicable laws of descent and distribution. Notwithstanding the foregoing, in no event may any such award be transferred to a third party for consideration at any time.

Termination of Options and Other Awards

Options and SARs shall be exercisable during such periods as may be established by the Committee. Except as discussed below and at “Change in Control,” Options and SARs will expire on the earlier to occur of the expiration date of the Option or 90 days after the severance of an Option holder’s employment with the company or any of its subsidiaries. If, before the expiration of an Option or SAR, a holder’s employment terminates as a result of retirement in good standing or disability under the established rules of the company then in effect, the Option or SAR will remain in effect, vest and be exercisable in accordance with its terms. Upon the death of an employee while employed by the company or its subsidiaries, Options, to the extent then exercisable, shall remain exercisable by the executors or administrators of his or her estate for up to three years following the date of death, but in no event later than the original termination date of the Option or SAR. However, no Option or SAR may be exercised more than 7 years from the date of grant. To the extent not exercised by the applicable deadline, the Option or SAR will terminate.

With respect to all other awards, any unvested awards shall immediately vest, and all restrictions pertaining to such other awards shall lapse and have no further effect, upon the holder’s death or retirement in good standing or disability under the established rules of the company then in effect, except as otherwise provided by the Committee at grant of the award.

Restricted Stock and Restricted Stock Units

Restricted Stock is common stock that the company grants subject to transfer restrictions and vesting criteria. A Restricted Stock Unit is a right to receive stock or cash equal to the value of a share of stock at the end of a specified period that the company grants subject to transfer restrictions and vesting criteria. The grant of these awards under the Plan are subject to such terms, conditions and restrictions as the Committee determines consistent with the terms of the Plan.

At the time of grant, the Committee may place restrictions on Restricted Stock and Restricted Stock Units that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the award is granted to a 162(m) Officer, the grant of the award and the establishment of the Performance Goals shall be made during the period required under Internal Revenue Code Section 162(m). Except to the extent restricted under the award agreement relating to the Restricted Stock, a grantee granted Restricted Stock shall have all of the rights of a stockholder including the right to vote Restricted Stock and the right to receive dividends.

Unless otherwise provided in an award agreement, upon the vesting of a Restricted Stock Unit, there shall be delivered to the grantee, within 30 days of the date on which such award (or any portion thereof) vests, the number of shares of common stock equal to the number of Restricted Stock Units becoming so vested.

Other Stock-Based Awards

The Plan also allows the Committee to grant “Other Stock-Based Awards,” which means a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common stock. This includes, without limitation, (i) unrestricted stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan and (ii) a right to acquire stock from the company containing terms and conditions prescribed by the Committee. At the time of the grant of Other Stock-Based Awards, the Committee may place restrictions on the payout or vesting of Other Stock-Based Awards that shall lapse, in whole or in part, only upon the attainment of Performance

Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the award is granted to a 162(m) Officer, the grant of the Award and the establishment of the Performance Goals shall be made during the period required under Internal Revenue Code Section 162(m). Other Stock-Based Awards may not be granted with the right to receive dividend equivalent payments.

Dividend Equivalent Rights

Subject to the requirements of Internal Revenue Code Section 409A, an award of Restricted Stock Units may provide the grantee with the right to receive dividend equivalent payments with respect to stock subject to the award (both before and after the stock subject to the award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the grantee, and may be settled in cash or stock, at such times as determined by the Committee on the date of the grant of the Restricted Stock Unit. Any such settlements and any such crediting of dividend equivalents may, at the time of grant of the Restricted Stock Unit, be made subject to the transfer restrictions, forfeiture risks, vesting and conditions of the underlying Restricted Stock Units or such other conditions, restrictions and contingencies as the Committee shall establish at the time of grant of the Restricted Stock Unit, including a requirement that such credited amounts are reinvested in stock equivalents, provided that all such conditions, restrictions and contingencies shall comply with the requirements of Internal Revenue Code Section 409A. Other Stock-Based Awards may not be granted with the right to receive dividend equivalent payments.

Awards to Employees Subject to Taxation Outside of the United States

Without amending the Plan, awards may be granted to grantees who are foreign nationals or who are employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan. Such different terms and conditions may be reflected in addenda to the Plan or in the applicable award agreement. However, no such different terms or conditions shall be employed if such terms or conditions constitute, or in effect result in, an increase in the aggregate number of shares that may be issued under the Plan or a change in the group of eligible grantees.

Forfeiture

Notwithstanding any other provision of the Plan and except as discussed under “Change in Control” below, if the Committee finds by a majority vote that: (i) the participant, before or after termination of his or her employment relationship with the company or any of its defined subsidiaries for any reason, (a) committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and that such act damaged the company or any of its defined subsidiaries, or (b) disclosed trade secrets of the company or any of its defined subsidiaries, or (ii) the participant, before or after termination of his or her employment relationship for any reason, participated, engaged or had a financial or other interest (whether as an employee, officer, director, consultant, contractor, stockholder, owner, or otherwise) in any commercial endeavor in the United States which is competitive with the business of the company or any of its defined subsidiaries in violation of the Sysco Code of Business Conduct as in effect on the date of such participation or other engagement or in such a manner that would have violated the Code of Business Conduct had the participant been employed by the company or any of its defined subsidiaries at the time of the activity in question, then any outstanding Options and SARs which have not been exercised and any awards other than Options and SARs that have not vested will be forfeited. The decision of the Committee as to the nature of a participant’s conduct, the damage done to the company or any of its defined subsidiaries and the extent of the participant’s competitive activity will be final. No decision of the Committee, however, will affect the finality of the discharge of the participant in any manner. The Committee may, in its discretion, include a form of non-compete, non-solicitation and/or non-disparagement agreement in any award agreement, and such non-compete, non-solicitation or non-disparagement agreement may be personalized, in the Committee’s discretion, to fit the circumstances of any specific grantee.

Change in Control

In the event of a specified change in control of the company (a “Change in Control”), including but not limited to, certain acquisitions of 20% or more of the Company’s outstanding common stock, certain changes in the identity of a majority of the members of the Board of Directors and certain mergers in which the company’s then existing shareholders do not own at least 60% of the outstanding voting securities of the surviving entity, all outstanding Options and SARs shall vest and become exercisable and all other outstanding awards shall vest and all restrictions pertaining to such other awards shall lapse and have no further effect. In the event that the employment of a participant who is an employee of the company or any of its defined subsidiaries is terminated by the company other than for cause, as defined below, during the 24-month period following a Change in Control, all of such participant’s outstanding Options and SARs may thereafter be exercised by the participant, to the extent that such Options and SARs were exercisable as of the date of such termination of employment, for (x) a period of 24 months from such date of termination or (y) until expiration of the stated term of such Option or SAR, whichever period is shorter. The forfeiture provisions relating to competition as described in the immediately preceding paragraph shall not apply to any participant who incurs a termination of employment pursuant to the Change in Control provisions in the Plan. For purposes of these provisions, the term “cause” shall mean “cause” as defined in the participant’s award agreement or written employment, consulting or other agreement with the company or a subsidiary, or if not defined in any such agreement, “cause” shall mean conviction of the participant for a felony, dishonesty while performing his employment duties, or a participant’s willful or deliberate failure to perform his or her duties in any material respect.

Tax Withholding

Issuance of shares under the Plan is subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the participant, through the surrender of shares of common stock which the participant already owns, or through the surrender of shares of common stock to which the participant is otherwise entitled under the Plan, but only to the extent of the minimum amount required to be withheld under applicable law.

Term of the Plan

Unless earlier terminated by the Board of Directors, the Plan will terminate on November 9, 2014. No awards may be granted under the Plan subsequent to that date. As discussed above under “Proposed Amendments to the 2007 Stock Incentive Plan,” the proposed amendments would clarify an ambiguity contained within the Plan regarding the Plan’s duration.

Amendment and Termination

The Board may, at any time, amend or terminate the Plan, except that the following actions may not be taken without stockholder approval: (i) any increase in the number of shares that may be issued under the Plan (except by certain adjustments provided under the Plan); (ii) any change in the class of persons eligible to receive ISOs under the Plan; (iii) any change in the requirements of the Plan regarding the exercise price of Options or grant price of SARs; (iv) any repricing or cancellation and regrant of any Option or, if applicable, other award at a lower exercise, base or purchase price, whether in the form of an amendment, cancellation or replacement grant, or a cash-out of underwater options or any action that provides for awards that contain a so- called “reload” feature under which additional Options or other awards are granted automatically to the grantee upon exercise of the original Option or award; or (v) any other amendment to the Plan that would require approval of the company’s stockholders under applicable law, regulation, rule or stock exchange listing requirement.

Federal Income Tax Consequences

The following discussion addresses certain anticipated United States federal income tax and certain employment tax consequences to the company and to recipients of awards made under the Plan who are citizens or residents of the United States for federal income tax purposes. It is based on the Internal Revenue Code and interpretations thereof as in effect on the date of this proxy statement. This summary is not intended to be exhaustive and, among other things, does not describe the state, local, or foreign tax consequences of a grant of awards under the Plan. Moreover, it is not intended as tax advice to any individual.

IRS Circular 230 Notice

To ensure compliance with requirements imposed by the Internal Revenue Service, you are hereby notified that any discussion of tax matters set forth in this prospectus was written in connection with the promotion or marketing (within the meaning of IRS Circular 230) of awards made under the Plan, and was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any tax-related penalties under federal law. Each recipient of an award under the Plan should seek advice based on his or her particular circumstances from an independent tax advisor.

Summary of Current Federal Income Tax Rates for Individuals

Ordinary income of individuals, such as compensation income, is currently taxed at a top marginal rate of 35%. In addition, for capital assets sold the maximum long-term capital gains rate for individuals is currently 15%. The maximum federal income tax rate for qualifying dividends received by individuals is currently 15%.

Options

Grant of Options.  There are no federal income tax consequences to the grantee of an Option or the company upon the grant of either an ISO or an NQO under the Plan.

Exercise of NQOs.  Upon the exercise of an NQO, the grantee generally will recognize ordinary compensation income, subject to withholding and employment taxes, in an amount equal to: (a) the fair market value, on the date of exercise, of the acquired shares of common stock, less (b) the exercise price paid for those shares. In general, as long as the company satisfies the applicable reporting requirements, the company will be entitled to a tax deduction equal to the compensation income recognized by the grantee. Gains or losses recognized by the grantee upon a subsequent disposition of the shares will be treated as long-term capital gain or loss if the shares are held for more than a year from the date of exercise. Such gains or losses will be short-term capital gains or losses if the shares are held for one year or less. For purposes of computing gain or loss, the grantee’s basis in the shares received will be the exercise price paid for the shares plus the amount of compensation income, if any, recognized upon exercise of the Option.

Exercise of ISOs.  Upon the exercise of an ISO, the grantee will recognize no immediate taxable income for regular income tax purposes, provided the grantee was continuously employed by the company or a subsidiary from the date of grant through the date which is three months prior to the date of exercise (or through the date which is one year prior to the exercise date in the case of termination of employment as a result of total disability). If an Option originally designated as an ISO is exercised after those employment periods, the exercise of the Option will be treated as the exercise of an NQO for income tax purposes, and compensation income will be recognized by the optionee and the company will be entitled to a deduction in accordance with the rules discussed above concerning NQOs.

The exercise of an ISO will, however, result in an adjustment for alternative minimum tax purposes in an amount equal to the excess of the fair market value of the shares at exercise over the exercise price. That adjustment may result in alternative minimum tax liability to the grantee upon the exercise of the ISO. Subject to certain limitations, alternative minimum tax paid in one year may be carried forward and credited against regular federal income tax liability for subsequent years. If the grantee retains the shares acquired upon the exercise of the ISO for more than two years from the date of grant and one year from the date of exercise, any gain or loss on a later sale of the shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any tax deduction with respect to the ISO.

If the grantee disposes of the shares of common stock received upon the exercise of an ISO before the expiration of the two-year and one-year holding periods discussed above, a “Disqualifying Disposition” occurs. In that event, the grantee will have ordinary compensation income, subject to income tax withholding and employment taxes, and the company will be entitled to a corresponding deduction at the time of the Disqualifying Disposition. The amount of ordinary income and deduction generally will be equal to the lesser of: (a) the fair market value of the shares of common stock on the date of exercise minus the exercise price; or (b) the amount realized upon disposition of the common stock minus the exercise price. If the amount realized in the Disqualifying Disposition exceeds the value of the shares on the date of exercise, that additional amount will be taxable as either a long-term or short-term capital gain depending on how long the shares were held by the grantee following exercise of the Option. To be entitled to a deduction as a result of a Disqualifying Disposition, the company must satisfy applicable reporting requirements.

Stock Appreciation Rights

Grant of SARs.  There will be no federal income tax consequences to either the grantee or the company upon the grant of an SAR.

Exercise of SARs.  The grantee generally will recognize ordinary compensation income upon the exercise of an SAR in an amount equal to the aggregate amount of cash and the fair market value of any shares of common stock received upon exercise. Subject to the company satisfying applicable reporting requirements with respect to shares issued upon exercise, the company will be entitled to a deduction equal to the amount includible in the grantee’s income as compensation income as a result of the exercise of the SAR. Any shares of common stock received by the grantee upon the exercise of an SAR will have a tax basis equal to the fair market value of the common stock on the date of exercise. Upon a subsequent sale of those shares, any gain or loss realized by the grantee will be long-term or short-term capital gain or loss, depending upon whether the shares were held for more than one year from the date of exercise.

Restricted Stock and Restricted Stock Units

Restricted Stock.  A recipient of Restricted Stock generally does not recognize income and the company generally is not entitled to a deduction at the time of grant. Instead, the recipient recognizes compensation income and the company is generally entitled to a deduction on the date on which the stock vests or the substantial risk of forfeiture lapses with respect to the Restricted Stock (“Vesting Date”). The amount of income recognized and the amount of the company’s deduction will equal the fair market value of the vested stock on the Vesting Date. However, the recipient may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to include in income the fair market value of Restricted Stock at the time of grant. If a Section 83(b) Election is made, the company’s deduction will equal the fair market value of the Restricted Stock at the time of grant. If a grantee of Restricted Stock is retirement eligible at the time of grant or becomes retirement eligible at any time prior to the date on which the stock vests, the Restricted Stock is no longer subject to a substantial risk of forfeiture as of such date and these grantees are required to include in income the fair market value of any unvested Restricted Stock held by the grantee at the time the grantee becomes retirement eligible. The company will be entitled to a deduction equal to the fair market value of the Restricted Stock as of such time.

The Restricted Stock received by the grantee will have a tax basis equal to the fair market value of the Restricted Stock as of the Vesting Date or, if the grantee makes a Section 83(b) Election the fair market value of the Restricted Stock on the date of grant. Upon a subsequent sale of those shares, any gain or loss realized by the grantee will be long-term or short-term capital gain or loss, depending upon whether the shares were held for more than one year from the Vesting Date or, if the grantee makes a Section 83(b) Election, the date of grant.

Restricted Stock Units.  A recipient of a Restricted Stock Unit generally does not recognize income and the company is not entitled to a deduction at the time of grant. Instead, the recipient recognizes compensation income at the time payment for the Restricted Stock Units is received by the recipient. The amount of compensation income recognized by the recipient will equal the fair market value of any shares of company common stock received at the time payment for the Restricted Stock Units is received by the recipient. Subject to the company satisfying applicable reporting requirements, the company generally will be entitled to a deduction equal to the amount included in the recipient’s income at the time payment for the Restricted Stock Units is received by the recipient. Any shares of common stock received by the grantee upon payment for the Restricted Stock Units will have a tax basis equal to the fair market value of the common stock on the date of payment. Upon a subsequent sale of those shares, any gain or loss realized by the grantee will be long-term or short-term capital gain or loss, depending upon whether the shares were held for more than one year from the date of payment.

Dividends or Dividend Equivalent Payments.  Any dividends on Restricted Stock, or dividend equivalent payments with respect to Restricted Stock Units, paid to the recipient prior to the Vesting Date for Restricted Stock or the time of payment for Restricted Stock Units will be includible in the recipient’s income as compensation income and deductible as such by the company. If the recipient makes a Section 83(b) Election with respect to Restricted Stock, any dividends received by the recipient will be taxed as a dividend to the recipient and the company will not be entitled to a deduction.

Section 162(m) Limitation

In general, Section 162(m) of the Internal Revenue Code limits to $1 million the federal income tax deduction that may be claimed in any tax year of the company with respect to certain compensation payable to any employee who is the chief executive officer or one of the other three highest paid executive officers of the company, other than the chief financial officer, on the last day of that tax year. This limit does not apply to “performance-based compensation” paid under a plan that meets the requirements of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. The company believes that Options granted under the Plan qualify for the performance-based compensation exception to the Section 162(m) limitations under current law because stockholder approval has been obtained for the Plan, and any taxable compensation with respect to Options granted is based solely on an increase in value of the stock after the date of grant of the Option since the Option exercise price will be no less than the fair market value of the company common stock on the date of grant. Compensation from Restricted Stock, Restricted Stock Units and Other Stock-Based Awards generally will be performance-based compensation only if the vesting conditions as established by the Committee are based upon the Performance Goals and the grant of the awards otherwise complies with Section 162(m).

Golden Parachute Tax and Section 280G of the Internal Revenue Code

The Plan provides for immediate vesting of all then outstanding unvested awards upon a Change in Control. If the vesting of the award is accelerated as the result of a Change in Control, all or a portion of the value of the award at that time might be a “parachute payment” under Section 280G of the Code for certain employees of the company. Section 280G generally provides that if compensation received by the grantee that is contingent on a Change in Control equals or exceeds three times the grantee’s average annual compensation for the five taxable years preceding the Change in Control (a “parachute payment”), the company will not be entitled to a deduction, and the recipient will be subject to a 20% excise tax with respect to that portion of the parachute payment in excess of the grantee’s average annual compensation. See “Severance Arrangements — Tax Gross-Up

Payments” for a description of the company’s payment obligations under its outstanding severance agreement with respect to this excise tax. Section 280G of the Code generally applies to employees or other individuals who perform services for the company if, within the 12-month period preceding the Change in Control, the individual is an officer of the company, a shareholder owning more than 1% of the stock of the company, or a member of the group consisting of the lesser of the highest paid 1% of the employees of the company or the highest paid 250 employees of the company.

Deferred Compensation

Awards made under the Plan, including awards granted under the Plan that are considered to be deferred compensation for purposes of Section 409A of the Internal Revenue Code, must satisfy the requirements of Internal Revenue Code Section 409A to avoid adverse tax consequences to recipients, which could include the inclusion of amounts not payable currently in income, an excise tax of 20% tax on any amount included in income and interest. The company intends to structure any awards under the Plan such that the requirements under Internal Revenue Code Section 409A are either satisfied or are not applicable to such awards.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the Plan. We have not undertaken to discuss the tax treatment of awards under the Plan in connection with a merger, consolidation or similar transaction. Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.

Certain Interests of Directors

In considering the recommendation of the Board of Directors with respect to the proposed amendments to the Plan, stockholders should be aware that members of the Board of Directors may from time to time have interests that present them with conflicts of interest in connection with this proposal to approve amendments to the Plan. For example, Directors who are also employees of the company will be eligible for the grant of awards under the Plan; however, only Messrs. DeLaney and Spitler are currently both a director and employee of the company, and neither individual serves on the Compensation Committee. The Board of Directors believes that approval of the proposed amendments to the Plan will advance the interests of the company and its stockholders by encouraging employees to make significant contributions to the long-term success of the company.

New Plan Benefits

Because of the discretionary nature of any future awards under the Plan, the amount of such awards is not determinable at this time with respect to the company’s executive officers, including the named executive officers, and the company’s other employees. Information regarding options and restricted stock granted in fiscal 2009 to certain executive officers of the company under the Plan is set forth in the table captioned “Grants of Plan-Based Awards,” and information regarding outstanding options and restricted stock under the Plan and the Company’s prior stock and stock option plans is set forth in the table captioned “Outstanding Equity Awards at Fiscal Year-End.”

Required Vote

The affirmative vote of a majority of votes cast, either for, against or abstain, is required to approve this proposal. In addition, the total votes cast on the proposal must represent over 50% of shares outstanding. Broker non-votes are not considered to be votes cast for either of these purposes.

The Board of Directors recommends a vote FOR approval of the amendments to 2007 Stock Incentive Plan.

PROPOSAL TO APPROVE THE 2009 MANAGEMENT INCENTIVE PLAN
ITEM NO. 4 ON THE PROXY CARD

The 2009 Management Incentive Plan (the “2009 MIP” or the “Plan”) was recommended by the Compensation Committee (the “Committee”) on September 3, 2009, and adopted by the Board of Directors on September 3, 2009, subject to stockholder approval. If approved by the stockholders, the 2009 MIP will become effective on November 30, 2009 for awards granted on or after May 1, 2010. The 2009 MIP will terminate on November 30, 2014 unless earlier terminated by action of the Board of Directors. Awards made prior to termination of the Plan with respect to the 2015 fiscal year will remain in effect following termination of the Plan. The Committee will not make any awards or pay any compensation under the 2009 MIP without stockholder approval.

The 2009 MIP will replace the 2005 Management Incentive Plan (the “2005 MIP”). However, awards made with respect to fiscal year 2010 will be governed by the terms of the 2005 MIP.

Stockholder Approval

Stockholder approval of the 2009 MIP is necessary to ensure that certain compensation paid under the Plan can be eligible for an exemption from the limits on tax deductibility imposed by Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) limits the deductibility of certain compensation paid to individuals, referred to herein as Section 162(m) Officers, who are, at the end of the tax year in which the company would otherwise claim its tax deduction, the company’s chief executive officer and its other three highest-paid executive officers other than the chief financial officer. Compensation that qualifies as performance-based for purposes of Section 162(m) is not subject to the annual Section 162(m) limit on the deductibility of compensation in excess of $1 million with respect to Section 162(m) Officers. One of the requirements for compensation to constitute performance-based compensation is that the material terms under which compensation is to be paid to Section 162(m) Officers, including any performance goals, be disclosed to and voted on by the Company’s stockholders in a separate stockholder vote before the payment of the compensation. It is intended that such approval apply to all awards payable with respect to fiscal years 2011, 2012, 2013, 2014 and 2015.

The following summary of the material terms of the 2009 MIP is qualified in its entirety by the terms of the 2009 MIP, a copy of which is attached as Annex C hereto.

Purpose of the 2009 MIP

The purpose of the 2009 MIP is to promote the interests of the Company and its stockholders by providing incentives to (i) certain key management personnel for outstanding performance in the management of one or more of the Company’s Operating Companies, as defined below, and (ii) certain corporate personnel for managing the operations of the Company as a whole and/or managing the operations of one or more of the Company’s Operating Companies. To achieve that purpose, the 2009 MIP permits the grant of performance-based bonus awards, payable in cash, as further explained below.

Administration of the 2009 MIP

The Committee will administer the 2009 MIP, except that it may delegate administrative powers with respect to awards to non-executive officers. The Committee is composed entirely of “non-employee directors” within the meaning of SEC Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m). The members of the Committee are also “independent” as that term is defined by New York Stock Exchange listing requirements and the Company’s Corporate Governance Guidelines.

The Committee will have the power in its discretion to grant awards under the 2009 MIP, to select the individuals to whom awards are granted, to determine the terms of all awards under the 2009 MIP, to interpret the provisions of the 2009 MIP, including the manner of determining financial and accounting concepts discussed in the Plan, and to otherwise administer the Plan.

Eligibility and Participation

The Committee designates those employees of the Company and its Operating Companies who are eligible to receive a bonus under the 2009 MIP. Operating Companies, for purposes of the 2009 MIP, are 1) entities in which the Company, directly or indirectly, owns more than 50% of the vote or value of the equity interests issued by such entity or 2) any other entity, operating division, employment location or business unit designated by the Committee as such.

To the extent possible, the Committee will designate participants for a particular fiscal year before the start of that year, or as soon as practicable during the fiscal year in which a person first becomes eligible. Except as described below in connection with a Change of Control, the Committee may remove an employee from participation in the Plan, with or without cause, at any time, even if he or she has already been designated to participate, and such an employee will not be entitled to any bonus under the Plan for the year in which he or she is removed, regardless of when during such year he or she is removed.

If the Committee determines that a participant is a Section 162(m) Officer for a particular fiscal year, the officer will be deemed a “Senior Executive Participant” for purposes of the Plan. Such officer’s bonus will be calculated without regard to such designation; however, any bonus for Senior Executive Participants shall be subject to certain limitations and restrictions further described herein.

Currently, approximately 170 employees of the Company and its subsidiaries are within the class eligible to participate in the 2009 MIP.

Payment of Bonuses

The Committee will designate the particular fiscal year over which performance is to be measured (the “Performance Period”), the date that payment of bonuses will be made with respect to any Performance Period, the Performance Goals, as described below, for the Performance Period, and the method for evaluating performance for the Performance Period. Bonuses are paid solely in cash within 90 days following the end of the Performance Period in which the bonus is earned.

Performance Goals

Performance Goals for a Performance Period may include any one or more of the following criteria:

•	Return on capital;
•	Return on assets;
•	Sales growth;
•	Market share;
•	Margin growth;
•	Return on equity;
•	Total shareholder return;
•	Increase in net after-tax earnings per share;
•	Increase in operating pre-tax earnings;
•	Operating profit or improvements in operating profit;
•	Improvements in certain asset or financial measures (including working capital and the ratio of sales to net working capital);
•	Reductions in certain costs (including reductions in inventories or accounts receivable or reductions in operating or non-operating expenses);
•	Net earnings;
•	Pre-tax earnings or variations of income criteria in varying time periods;
•	Economic value added, defined as a formula equal to:

◦	net operating profit after tax, less
◦	average total assets, net of intercompany balances and non-interest liabilities, times weighted average cost of capital;

•	General comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria; or
•	Market price of the Company’s securities.

With respect to participants other than Senior Executive Participants, the Committee may establish Performance Goals pursuant to other factors directly tied to the performance of the Company or its Operating Companies.

The relative weights of criteria that comprise the Performance Goals are determined by the Committee in its sole discretion. In establishing the Performance Goals for a Performance Period, the Committee may establish different Performance Goals for different individuals and groups. Also, the Committee may alter the performance criteria with respect to any participant, provided that any such alteration with respect to a Senior Executive Participant must comply with the requirements of the “performance-based compensation” exception under Section 162(m).

Additional Bonuses

Participants who are employed by an Operating Company are also eligible for an additional bonus, as determined by the Committee and without respect to the Performance Goals described above; provided, however, that Senior Executive Participants are only eligible for such additional bonus to the extent that the additional bonus is established in accordance with the requirements of the “performance-based compensation” exception under Section 162(m).

Accounting Principles for Performance Periods

In calculating whether or not a bonus is earned for a particular Performance Period, generally accepted accounting principles shall be applied on a basis consistent with prior periods unless otherwise modified by the Committee; provided, however, that no such modification shall apply to a Senior Executive Participant unless the requirements for the “performance-based compensation” exception under Section 162(m) have been satisfied with respect to such modification.

Limitations on Bonuses

Bonus opportunities awarded to Senior Executive Participants depend upon the criteria described above. However, no Senior Executive Participant may receive a bonus for any given Performance Period in excess of $10,000,000. Otherwise, there is no limit to the bonus that participants can earn under the 2009 MIP.

Adjustments for Long Fiscal Years

In calculating whether or not a bonus has been earned, or the amount of any bonus earned, Performance Goals for fiscal years containing 53 weeks are subject to adjustment in order to provide comparability with 52-week years, at the discretion of the Committee; provided that the Committee may not exercise such discretion after the first 90 days of the Performance Period with respect to Senior Executive Participants unless such exercise of discretion results in a reduction of the bonus payable.

Clawback of Bonus

If a restatement of the Company’s financial results, other than a restatement due to a change in accounting policy, occurs within 36 months of the payment of a bonus under the 2009 MIP, the Committee has the right, subject to applicable law, to recoup from any recipient the portion of the bonus payment that would not have been earned had the bonus been calculated based on the restated results, in such form and at such time as determined in the sole discretion of the Committee.

Change of Control

In the event of a specified change of control of the Company (a “Change of Control”), including but not limited to, certain acquisitions of 20% of more of the Company’s outstanding common stock, certain changes in the identity of a majority of the members of the Board of Directors and certain mergers in which the Company’s then existing stockholders do not own at least 60% of the outstanding voting securities of the surviving entity, in lieu of any award he or she might otherwise be entitled to under the 2009 MIP, each participant will generally be entitled, within 90 days following the Change of Control, to a bonus amount that is prorated based on:

•	the portion of the year that has elapsed; and
•	an amount equal to the award to which the participant would have been entitled based on annualized performance results for the interim period ending with the most recently completed fiscal quarter.

For example, if a Change of Control occurred exactly 90 days through the fiscal year, and the Company’s most recently completed interim results on an annualized basis would have entitled a participant to a $50,000 bonus for that year, then he or she would instead be entitled to $12,328.77 (or $50,000 × 90/365).

Participants Remaining at End of Year

If a participant remains employed by the Company or any Operating Company through the last day of the fiscal year in which the Change of Control occurs, and if the bonus that would have been paid to him or her for such fiscal year under the Plan based on the Company’s actual performance for the entire year would have been greater than the amount he or she received under the foregoing paragraph, then a cash sum equal to the difference in value will be paid.

Participants with Severance Arrangements

Notwithstanding the foregoing, with respect to any participant who has a severance agreement with the Company, any bonus paid pursuant to the foregoing paragraphs shall be reduced by any portion of the participant’s severance which is determined by reference to payments received or to be received under the 2009 MIP or any of its predecessor or successor plans. Currently, only Mr. Spitler is a party to a severance agreement. See “Executive Compensation-Severance Arrangements.”

Amendment and Early Termination

The 2009 MIP allows amendment at any time by the Board of Directors. Any such amendment shall be effective as of commencement of the Performance Period during which the 2009 MIP is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors. The 2009 MIP may be terminated at any time by the Board of Directors and termination will be effective as of the commencement of the Performance Period in which such action to terminate the 2009 MIP is taken.

Federal Income Tax Consequences

The following discussion addresses certain anticipated United States federal income tax and certain employment tax consequences to the Company and to recipients of awards made under the Plan who are citizens or residents of the United States for federal income tax purposes. It is based on the Internal Revenue Code and interpretations thereof as in effect on the date of this proxy statement. This summary is not intended to be exhaustive and, among other things, does not describe the state, local, or foreign tax consequences of a grant of awards under the Plan. Moreover, it is not intended as tax advice to any individual.

Cash Bonuses

A participant will recognize ordinary compensation income at the time a participant’s bonus is paid and will be subject to withholding for federal, and generally for state and local, income taxes at the time the participant recognizes ordinary income with respect cash received. Ordinary income of individuals, such as compensation income, is currently taxed at a top marginal rate of 35%.

Deductibility — In General

Subject to the discussion below, the Company will be entitled to a deduction for federal income tax purposes that corresponds to the timing and amount of compensation income recognized by a participant.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Tax and Section 280G of the Internal Revenue Code

The ability of the Company to obtain a deduction for future payments under the 2009 MIP could be limited by the golden parachute rules of Section 280G of the Internal Revenue Code (“Section 280G”). Section 280G generally provides that if compensation received by the grantee that is contingent on a change of control equals or exceeds three times the grantee’s average annual compensation for the five taxable years preceding the change of control (a “parachute payment”), the company will not be entitled to a deduction, and the recipient will be subject to a 20% excise tax with respect to that portion of the parachute payment in excess of the grantee’s average annual compensation. See “Severance Arrangements — Tax Gross-Up Payments” for a description of the company’s payment obligations under its outstanding severance agreement with respect to this excise tax. Section 280G generally applies to employees or other individuals who perform services for the company if, within the 12-month period preceding the change of control, the individual is an officer of the company, a shareholder owning more than 1% of the stock of the company, or a member of the group consisting of the lesser of the highest paid 1% of the employees of the company or the highest paid 250 employees of the company.

Section 162(m) Limitation

As noted above, Section 162(m) limits to $1 million the federal income tax deduction that may be claimed in any tax year of the company with respect to certain compensation payable to Section 162(m) Officers. This limit does not apply to “performance-based compensation” paid under a plan that meets the requirements of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. The 2009 MIP has been drafted and is intended to be administered in a manner that would enable the compensation paid to Section 162(m) Officers to qualify as performance-based for purposes of Section 162(m). Stockholder approval of the 2009 MIP is necessary in order for compensation paid under the 2009 MIP to qualify as performance-based for purposes of Section 162(m).

Deferred Compensation

Awards made under the 2009 MIP, including awards granted under the 2009 MIP that are considered to be deferred compensation for purposes of Section 409A of the Internal Revenue Code, must satisfy the requirements of Internal Revenue Code Section 409A to avoid adverse tax consequences to recipients, which could include the inclusion of amounts not payable currently in income, an excise tax of 20% tax on any amount included in income and interest. The Company intends to structure any awards under the Plan such that the requirements under Internal Revenue Code Section 409A are either satisfied or are not applicable to such awards.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the 2009 MIP. We have not undertaken to discuss the tax treatment of awards under the 2009 MIP in connection with a merger, consolidation or similar transaction. Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.

New Plan Benefits

Because of the discretionary nature of any future awards under the Plan, the amount of such awards is not determinable at this time with respect to the Company’s executive officers, including the named executive officers, and the Company’s other employees.

Executive Deferred Compensation Plan

Participants in the 2009 MIP will be entitled to defer portions of any bonus payable under the 2009 MIP and receive matching contributions to their accounts under the Company’s Executive Deferred Compensation Plan. See “Compensation Discussion and Analysis — Retirement/Career Incentives — Nonqualified Executive Deferred Compensation Plan”.

Supplemental Executive Retirement Plan

Bonuses payable under the 2009 MIP capped at 150% of the participant’s base salary in effect at the end of the relevant fiscal year will be included in calculating a participant’s final average compensation for purposes of determining benefits payable under the current Supplemental Executive Retirement Plan. See “Compensation Discussion and Analysis — Retirement/Career Incentives — Supplemental Executive Retirement Plan”.

Certain Interests of Directors

In considering the recommendation of the Board of Directors with respect to this proposal to approve the 2009 MIP, stockholders should be aware that members of the Board of Directors may from time to time have interests that present them with conflicts of interest in connection with this proposal. For example, Directors who are also employees of the company will be eligible for the grant of awards under the 2009 MIP; however, only Messrs. DeLaney and Spitler are currently both a director and employee of the company, and neither individual serves on the Compensation Committee. The Board of Directors believes that approval of the 2009 MIP will advance the interests of the Company and its stockholders by encouraging employees to make significant contributions to the long-term success of the Company.

Required Vote

The affirmative vote of a majority of votes cast, either for or against, is required to approve this proposal. Broker non-votes and abstentions are not considered to be votes cast for this purpose.

The Board of Directors recommends a vote FOR approval of the 2009 Management Incentive Plan.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITEM NO. 5 ON THE PROXY CARD

The Audit Committee of the Board has appointed Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2010. Ernst & Young LLP has served as the company’s independent public registered public accounting firm providing auditing, financial and tax services since their engagement in fiscal 2002. In determining to appoint Ernst & Young, the Audit Committee carefully considered Ernst & Young’s past performance for the company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Although the company is not required to seek ratification, the Audit Committee and the Board believe it is sound corporate governance to do so. If stockholders do not ratify the appointment of Ernst & Young, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint Ernst & Young as the company’s independent registered public accounting firm for fiscal 2010.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm for fiscal 2010.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
PHILOSOPHY, POLICIES AND PROCEDURES
ITEM NO. 6 ON THE PROXY CARD

We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders.

We also believe that both Sysco and its stockholders benefit from corporate governance policies that are responsive to stockholder concerns. A number of our stockholders have expressed an interest in a non-binding advisory vote on the overall executive compensation philosophy, policies and procedures employed by the Company. Thus, with the approval of the Board of Directors and its Compensation Committee, the Company is voluntarily providing stockholders with the right to cast an advisory vote on our executive compensation philosophy, policies and procedures at the 2009 annual meeting of stockholders.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive pay philosophy, policies and procedures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. The Compensation Committee and the Board intend to take into account the outcome of the vote when considering future executive compensation arrangements. However, because your vote is an advisory, non-binding vote, it will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers. As described in the “Compensation Discussion and Analysis”, the following key principles remain the cornerstone of Sysco’s executive compensation philosophy:

•	Pay for performance
•	Enhance stockholder value
•	Strike appropriate balance between short-term and long-term compensation and short-term and long-term interests of the business
•	Provide competitive executive compensation and benefits

By adhering to these key principles, we believe that the application of our compensation philosophy, policies and procedures have resulted in executive compensation decisions that are appropriate and that have benefitted the Company over time. Sysco’s executive compensation program has resulted in a corporate culture that recognizes and incents individual and team performance and that aligns the interests of stockholders and executives by linking a substantial portion of compensation to the Company’s performance. For example:

•	The named executive officers did not receive an annual bonus for fiscal 2009 because the minimum performance criteria of a 4% increase in diluted earnings per share was not satisfied;
•	Approximately 83% of the total fiscal 2008 compensation disclosed in the 2008 Summary Compensation Table for our named executive officers (excluding the increase in the value of retirement benefits and earnings on deferred compensation), were annual and longer-term incentives, including MIP bonus, supplemental bonus, cash performance unit grants and stock option grants, that were at risk if certain performance criteria were not satisfied or were subject to our future performance; and
•	Despite the fact that our corporate officers earned no MIP bonus for fiscal 2009, approximately 59% of the total fiscal 2009 compensation disclosed in the Summary Compensation Table for our named executive officers (excluding the increase in the value of retirement benefits and earnings on deferred compensation), were annual and longer-term incentives, including cash performance unit grants and stock option grants, that were at risk if certain performance criteria were not satisfied or were subject to our future performance.

The Compensation Committee of our Board of Directors, which is responsible for determining the compensation of our executive officers, is composed solely of outside directors who satisfy the independence requirements of the New York Stock Exchange. To assist it, the Compensation Committee engages Mercer, an independent compensation consultant. As a result, the Compensation Committee provides independent oversight and engages in an ongoing independent review of all aspects of our executive compensation programs.

In addition, during fiscal 2009, the Compensation Committee and Board adopted a policy that requires the Company to recapture incentive payments paid to an executive if, within 36 months after the payment and following certain specified restatements of financial results, it is determined that such incentive payments would have been lower had they been calculated based on such restated results. Specific provisions enforcing this clawback policy were included in the fiscal 2010 MIP awards granted in May 2009 and are expected to be included in the CPU awards to be issued in November 2009.

We invite you to consider the details provided in the “Compensation Discussion and Analysis”, as well as the Summary Compensation Table and the tables and other information that follow it. These will provide you with the breadth of the considerations that are taken into account when setting compensation, as well as details of the valuation of the individual elements of the compensation program. The Summary Compensation Table and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the years presented.

Given the information provided above and elsewhere in this proxy statement, the Board of Directors asks you to approve the following resolution:

“Resolved, that Sysco’s stockholders approve the compensation philosophy, policies and procedures employed by Sysco’s Compensation Committee, as described in the “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement”

The Board of Directors recommends that you vote “FOR” this proposal approving the compensation philosophy, policies and procedures of the Compensation Committee.

STOCKHOLDER PROPOSAL TO REQUEST THAT THE
BOARD OF DIRECTORS ADOPT CERTAIN PRINCIPLES FOR HEALTH CARE REFORM
ITEM NO. 7 ON THE PROXY CARD

The AFL-CIO Reserve Fund of 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 455 shares of Sysco common stock, has notified us that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which Sysco accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

RESOLVED:  Shareholders of Sysco Corporation (the “Company”) urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1. Health care coverage should be universal.

2. Health care coverage should be continuous.

3. Health care coverage should be affordable to individuals and families.

4. The health insurance strategy should be affordable and sustainable for society.

5. Health insurance should enhance health and well being by promoting access to high-quality that is effective, efficient, safe, timely, patient-centered, and equitable.

SUPPORTING STATEMENT

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (BusinessWeek, July 3, 2007).

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION OF THE PROPOSAL

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

While we recognize the ongoing national dialogue related to health care and the importance of providing comprehensive employee benefits (including health care) to attract and retain employees, the Board has considered the stockholder proposal and believes its adoption is unnecessary. Furthermore, the Board does not believe that Sysco’s Annual Meeting is the proper forum for this national policy debate.

The Board believes that supplying efficient and effective health care coverage at the company level is an important employee benefit issue best addressed by Sysco’s management. Sysco is committed to providing its employees, retirees and their families with quality, cost-effective health and life management benefits designed to meet their diverse and changing needs. We provide medical, dental and vision coverage with the majority of the cost borne by Sysco. We also offer wellness programs to many of our employees, including on-site health screenings, on-site fitness centers at selected locations, a smoking cessation program, lifestyle coaching, disease management and decision-making tools to help employees better manage their overall health. These benefits, which are highly valued by our employees, also help our business by enhancing employee well-being and productivity.

Comprehensive health care reform involves complex legislative and public policy issues. Furthermore, the IOM principles upon which the proposal is based are very complex. A full and complete explanation of the IOM principles and how they relate to the many pending health care reform proposals would require voluminous detail and analysis. This would be an expensive and time consuming project, and we believe that Sysco’s Annual Meeting is not the proper forum to consider these matters. The Board believes that such issues are best addressed by elected officials, health care and public policy experts, and industry groups. Furthermore, the Board does not believe that Sysco’s adoption of the broad and vague health care principles in this proposal would effectively contribute to the ongoing debate surrounding health care reform.

Finally, it is not in the best interests of Sysco and our stockholders for the Board to potentially constrain the Company’s ability to provide health care programs to our employees by adopting the principles of any single organization. We must be able to make appropriate determinations about what health care alternatives are in the best interests of our employees and their families and to offer innovative health care solutions.

For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interest of Sysco and its stockholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

STOCKHOLDER PROPOSALS

Presenting Business

If you would like to present a proposal under Rule 14a-8 of the Securities Exchange Act of 1934 at our 2010 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 9, 2010. If the date of our 2010 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2010 Annual Meeting outside of the shareholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article I, Section 8 of the company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 20, 2010, but not before July 11, 2010, and you must be a stockholder of record on the date you provide notice of your proposal to the company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

Nominating Directors for Election

The Corporate Governance and Nominating Committee will consider any director nominees you recommend in writing for the 2010 Annual Meeting if you submit such written recommendation in conformity with the procedural and informational requirements set forth at “Corporate Governance And Board Of Directors Matters — Nominating Committee Policies and Procedures in Identifying and Evaluating Potential Director Nominees” no later than May 1, 2010. You may also nominate someone yourself at the 2010 Annual Meeting, as long as the Corporate Secretary receives notice of such nomination between July 11, 2010 and August 20, 2010, and you follow the procedures outlined in Article I, Section 7 of the company’s Bylaws.

Meeting Date Changes

If the date of next year’s Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year’s Annual Meeting, we will inform you of the change, and we must receive your director nominee notices or your stockholder proposals outside of Rule 14a-8 of the Exchange Act by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

ANNEX A

SYSCO CORPORATION
2009 NON-EMPLOYEE DIRECTORS STOCK PLAN

ARTICLE 1
GENERAL

This 2009 Non-Employee Directors Stock Plan (the “Plan”) is established to attract, retain and compensate for service as members of the Board of Directors highly qualified individuals who are not current employees of Sysco Corporation (the “Corporation”) and to enable them to increase their ownership in the Corporation’s common stock. This Plan will be beneficial to the Corporation and its stockholders since it will allow these Directors to have a greater personal financial stake in the Corporation through the ownership of the Corporation’s common stock, in addition to underscoring their common interest with stockholders in increasing the value of the Corporation over the longer term. The Plan provides for the grant of Restricted Stock, Restricted Stock Units, Elected Shares and Additional Shares (all as defined herein, and collectively, “Awards”)

Section 1.1  Eligibility.  All members of the Corporation’s Board of Directors who are not current employees of the Corporation or any of its subsidiaries (“Non-Employee Directors”) are eligible to participate in this Plan.

Section 1.2   Shares Available.

(a) Number of Shares Available.  There are reserved for issuance under this Plan 750,000 shares of the Corporation’s Common Stock, $1.00 par value (“Common Stock”), which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

(b) Recapitalization Adjustment.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, adjustments in the number and kind of shares authorized by this Plan and in the number and kind of shares that may or are required to be issued hereunder pursuant to any type of Award hereunder shall automatically be made if, and in the same manner as, similar adjustments are made to awards issued under the Corporation’s incentive plans for management of the Corporation then in effect.

(c) Replenishment.  If any shares of Common Stock subject to an Award are forfeited or cancelled, or if an Award terminates or expires without a distribution of shares to the grantee, the shares of Common Stock with respect to such Award shall, to the extent of any such forfeiture or cancellation, again be available for Awards under the Plan. Shares of Common Stock shall not again be available if such shares are surrendered or withheld as payment of withholding taxes in respect of an Award. Awards that are settled solely in cash shall not reduce the number of shares of Common Stock available for Awards.

Section 1.3  Deferral of Shares.  A Non-Employee Director may elect to defer receipt of all or any portion of any shares of Common Stock to be issued under this Plan, whether such shares are to be issued as a grant of Restricted Stock, Elected Shares or Additional Shares, or upon the vesting of a Restricted Stock Unit grant. Deferral elections shall be made in accordance with terms and conditions set forth in the Sysco Corporation 2009 Board of Directors Stock Deferral Plan (the “Deferred Stock Plan”). Shares of Common Stock to be issued to the Non-Employee Director as a result of a deferral election, without regard to the reinvestment of deemed dividends, if any, at the times and in the form provided under the Deferred Stock Plan shall not be available for other Awards under this Plan. Notwithstanding the foregoing, in the event that Common Stock to be issued under the Deferred Stock Plan resulting from the reinvestment of deemed dividends, if any, would cause the Corporation to exceed the maximum number of shares of Common Stock that may be issued under this Plan, the Common Stock attributable to such dividends shall be paid to the Non-Employee Director in cash based on the Fair Market Value on the date the Non-Employee Director’s deferral otherwise is paid. For purposes of determining the “Fair Market Value” of a share of Common Stock as of any date, the “Fair Market Value” as of that date shall be the last closing price of the Common Stock on the first business day prior to that date on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on any other exchange or quotation system on which the Common Stock is listed or quoted.

ARTICLE 2
ELECTION TO RECEIVE COMMON STOCK

Section 2.1  Eligibility.

(a) A Non-Employee Director who is otherwise eligible to receive cash payment for services provided as a Director may elect to receive up to 100% of his or her annual retainer fee (excluding (i) any additional retainer fee paid for serving as a committee chairman (a “Committee Chairman”), (ii) any fees or other amounts payable for attendance at the meetings of the Board or for service on any committee thereof and (iii) any additional retainer fee paid to a Non-Executive Chairman of the Board (a “Board Chairman”) for his or her service in such capacity), in 10% increments, in the form of Common Stock (a “Stock Election”), subject to the following terms of this Article 2.

(b) In addition to the Stock Election, a Board Chairman or a Committee Chairman who is otherwise eligible to receive an additional cash payment for his or her service in such capacity (the “Chairman’s Fee”) may elect to receive up to 100% of such Chairman’s Fee, in 10% increments, in the form of Common Stock (a “Chairman’s Stock Election”), subject to the following terms of this Article 2.

(c) The amount of the fee which a Non-Employee Director, Board Chairman or Committee Chairman elects to receive in Common Stock is referred to herein as the “Elected Amount.” The Elected Amount shall be deducted ratably from the quarterly payments of the annual retainer fee payable to such Non-Employer Director, Board Chairman or Committee Chairman in that calendar year in which the Elected Amount would have been paid but for the Stock Election.

Section 2.2  Common Stock.

(a) Any Non-Employee Director, Board Chairman or Committee Chairman who makes a Stock Election or Chairman’s Stock Election pursuant to Section 2.1 (an “Electing Director”) shall have an account created on the books of the Corporation to which shares of Common Stock shall be credited and debited as provided in this Article 2 (the “Stock Account”).

(b) The “Eligible Elected Amount” is the lesser of a Non-Employee Director’s Stock Election made pursuant to Section 2.1(a) or 50% of his or her annual retainer fee eligible for a Stock Election made pursuant to Section 2.1(a). With respect to this Section 2.2(b), only a Non-Employee Director’s Eligible Elected Amount shall be used in the calculation of Additional Shares, as described in Section 2.2(b)(ii) below. Each Electing Director who makes a Stock Election pursuant to Section 2.1(a) shall, except as provided in Section 1.3, have credited to his or her Stock Account on the date of each quarterly payment of the annual retainer fee (the “Quarterly Payment Date”) the sum of (i) that number of shares of Common Stock determined by dividing his or her Elected Amount attributable to a Stock Election made pursuant to Section 2.1(a) by the Fair Market Value on such Quarterly Payment Date (such shares are referred to as “Elected Shares”) and (ii) that number of shares of Common Stock determined by dividing 50% of the Eligible Elected Amount by the Fair Market Value on such Quarterly Payment Date (such shares are referred to as “Additional Shares”).

(c) Any Board Chairman or Committee Chairman who makes a Chairman’s Stock Election pursuant to Section 2.1(b) shall, except as provided in Section 1.3, have credited to his or her Stock Account on the Quarterly Payment Date that number of shares of Common Stock determined by dividing his or her Elected Amount attributable to a Chairman’s Stock Election made pursuant to Section 2.1(b) by the Fair Market Value on such Quarterly Payment Date (such shares are referred to as “Chairman’s Elected Shares”). For purposes of this Plan, all references to “Elected Shares” shall be deemed to include the Chairman’s Elected Shares.

Section 2.3  Vesting.  All Elected Shares and Additional Shares shall be 100% vested as of the date they are credited to the Electing Director’s Stock Account. Elected Shares may not be sold or transferred prior to the date they are issued. Additional Shares may not be sold or transferred for a period of one year after the date as of which they are issued (or, if deferred, the date as of which they would have been issued, but for the deferral) and such shares shall bear a legend setting forth this restriction (the “Restriction”). The Restriction shall remain in effect after the date an Electing Director ceases to be a Director; provided, however, that (i) if an Electing Director ceases to be a Director by reason of death, disability or cessation of service under the circumstances described in Section 4.1 (a) or (b), or as otherwise determined by the Board of Directors, the Restriction shall lapse and be of no further force or effect on or after the date of such death, disability, cessation of service or determination; and (ii) the Restriction shall lapse and be of no further force or effect on the date of a Change in Control, as defined below.

For purposes of this Plan, “Change in Control” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation or (4) any acquisition by any corporation pursuant to a transaction that complies with subparagraphs (iii)(A), (iii)(B) and (iii)(C) below;

(ii) The occurrence of the following: Individuals who, as of November 18, 2009, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 18, 2009 whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Section 2.4  Date of Issuance.  The effective date of issuance of Common Stock issued pursuant to this Article 2 (the “Issue Date”) shall be December 31 for any year as to which a Non-Employee Director, Board Chairman or Committee Chairman has made a Stock Election or Chairman’s Stock Election as described in Section 2.1 hereof, or if December 31 is not a business day for the Corporation’s transfer agent, the last business day of the Corporation’s transfer agent prior to December 31. On, or as soon as practicable after, the Issue Date, a certificate for the total number of vested shares in his or her account on the Issue Date shall be issued to such Electing Director subject to the other terms and conditions of this Plan, and at that time, the balance in such Electing Director’s Stock Account shall be debited by the number of shares issued. Notwithstanding the foregoing, if a Non-Employee Director, Board Chairman or Committee Chairman ceases to be a director for any reason when there are shares credited to such director’s Stock Account, certificates for such shares shall be issued within 60 days of the date such Non-Employee Director, Board Chairman or Committee Chairman ceases to be a Director and the Issue Date of such shares shall be the date such Non-Employee Director ceased to be a director.

Section 2.5  Method of Election.  A Non-Employee Director, Board Chairman or Committee Chairman who wishes to make a Stock Election or Chairman’s Stock Election must deliver to the Secretary of the Corporation a written irrevocable election specifying the Elected Amount by December 31 of the calendar year immediately prior to the calendar year to which the Stock Election or Chairman’s Stock Election relates (or at such other time required under rules established by the Board).

Section 2.6  Calendar 2009 Stock Elections.  Elected Shares and Additional Shares may be issued under the Plan pursuant to Stock Elections made in calendar 2009 pursuant to the Corporation’s Amended and Restated 2005 Non-Employee Directors Stock Plan (the “Prior Directors Plan”); provided, however, that such shares shall be subject to the provisions of the Prior Directors Plan.

ARTICLE 3
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Section 3.1  Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Board of Directors, at any time and from time to time, may grant shares of Restricted Stock and/or Restricted Stock Units, as such terms are defined below, to participants in such amounts and upon such terms and conditions as the Board shall determine; provided, however, that no grant of Restricted Stock or of any Restricted Stock Unit shall in any event vest earlier than one year following the date of grant. “Restricted Stock” means an award of Common Stock subject to forfeiture based on the passage of time, the achievement of performance goals, and/or upon the occurrence of other events as determined by the Board in its discretion, granted subject to the terms of this Plan. “Restricted Stock Unit” means an award denominated in units whose value is derived from Common Stock and which is subject to forfeiture based on the passage of time, the achievement of performance goals, and/or upon the occurrence of other events as determined by the Board in its discretion, granted subject to the terms of this Plan.

Section 3.2  Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement duly executed by the Corporation and the Non-Employer Director to whom the award is granted that shall specify the period(s) and types of restrictions, the number of shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Board shall determine.

Section 3.3  Other Restrictions.

(a) The Board shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that participants pay a stipulated purchase price for each share of Restricted Stock or each Restricted Stock Unit, that specific performance goals be obtained, the imposition of time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such shares are listed or traded, or holding requirements or sale restrictions placed on the shares by the Corporation upon vesting of such Restricted Stock or Restricted Stock Units. Except as otherwise provided in this Article 3 or the applicable Award Agreement, shares of Restricted Stock covered by each Restricted Stock award shall become freely transferable by the participant, subject to compliance with applicable laws, after all conditions and restrictions applicable to such shares have been satisfied or lapse.

(b) Common Stock subject to a Restricted Stock award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date it is vested, and except as otherwise specified by the Board, Restricted Stock Units may not be transferred.

(c) Each certificate issued in respect of Common Stock pursuant to a Restricted Stock award shall be registered in the name of the Non-Employee Director and deposited with the Corporation until such time as all restrictions have lapsed.

Section 3.4  Certificate Legend.  In addition to any other legends placed on certificates, each certificate representing shares of Restricted Stock granted pursuant to the Plan may bear a legend such as the following:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Sysco Corporation 2009 Non-Employee Directors Stock Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Sysco Corporation.

Section 3.5  Voting Rights.  To the extent required by law, participants in whose names shares of Restricted Stock granted hereunder shall be issued, shall be granted the right to exercise full voting rights with respect to those shares during the period of restriction. A participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

Section 3.6  Dividends and Other Distributions.  During the period of restriction, participants holding shares of Restricted Stock or Restricted Stock Units granted hereunder may, if the Board so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Board in its sole discretion. The Board may apply any restrictions to the dividends or dividend equivalents that the Board deems appropriate. The Board, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, unrestricted Common Stock, Restricted Stock, or Restricted Stock Units.

Section 3.7  Payment in Consideration of Restricted Stock Units.  When and if Restricted Stock Units become payable, a participant having received the grant of such units shall be entitled to receive payment from the Corporation in cash, shares of Common Stock of equivalent value (based on the Fair Market Value thereof), in some combination thereof, or in any other form determined by the Board in its sole discretion. The Board’s determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement pertaining to the grant of the Restricted Stock Unit.

ARTICLE 4
MISCELLANEOUS

Section 4.1  Cessation of Service.  Except as set forth below and unless otherwise determined by the Board, upon cessation of service as a Non-Employee Director (for reasons other than death), all Restricted Stock and Restricted Stock Units shall be forfeited by the grantee; provided, however, that, unless otherwise determined by the Board, if (a) any Non-Employee Director serves out his/her term but does not stand for re-election at the end thereof or (b) any Non-Employee Director shall retire from service on the Board (for reasons other than death) prior to the expiration of his or her term and on or after the date he or she attains age 71, such grantee’s Restricted Stock and Restricted Stock Units shall remain in effect and vest as if the grantee had remained a Non-Employee Director of the Corporation. The status of Elected Shares and Additional Shares shall be governed by Section 2.3.

Section 4.2  Death.  Upon the death of a Non-Employee Director, all Restricted Stock and Restricted Stock Units shall vest and all restrictions with respect to Additional Shares shall lapse.

Section 4.3  Administration.  This Plan shall be administered by the Board of Directors of the Corporation. This Plan may be terminated or amended by the Board of Directors as they deem advisable. The Board may delegate its authority hereunder to the Non-Employee Directors, or to any two or more thereof.

Section 4.4  Amendments.  No amendment may revoke or alter in a manner unfavorable to the grantees any Restricted Stock, Restricted Stock Units, Elected Shares or Additional Shares then outstanding, and no amendment, unless approved by the Corporation’s stockholders, can increase the number of shares authorized for issuance hereunder.

Section 4.5  Term.  No Restricted Stock, Restricted Stock Unit, Elected Shares or Additional Shares may be credited or awarded under this Plan after November 18, 2016. Restricted Stock and Restricted Stock Units granted prior to November 18, 2016 shall continue to vest in accordance with their terms and may be paid in accordance with the terms thereof and Elected Shares and Additional Shares credited prior to November 18, 2016 shall continue to be subject to the provisions hereof and may be issued in accordance with the terms hereof.

Section 4.6  No Other Rights.  Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted or issued a Restricted Stock Award, Restricted Stock Unit, Elected Shares or Additional Shares under this Plan. Neither this Plan nor any actions hereunder shall be construed as giving any Director any right to be retained as a director of the Corporation.

Section 4.7  Regulations and Other Approvals.

(a) The obligation of the Corporation to deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

(b) Each Award is subject to the requirement that, if at any time the Board determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act, or regulations thereunder, and applicable state securities laws, and the Board may require a grantee receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Corporation in writing that the Common Stock acquired by such grantee is acquired for investment only and not with a view to distribution.

(d) With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Corporation that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3, as promulgated under the Exchange Act.

Section 4.8  Prior Plan.  This Plan supersedes the Prior Directors Plan. Options granted under the Prior Directors Plan shall continue to become exercisable and may be exercised according to their terms, Restricted Stock Awards and retainer stock awards granted under the Prior Directors Plan shall continue to vest in accordance with their terms and Additional Shares (as defined in the Prior Directors Plan) granted under the Prior Directors Plan shall continue to be subject to the provisions thereof. Awards (as defined within the Prior Directors Plan) with respect to a Non-Employee Director’s service in calendar 2009 may be issued under the Prior Directors Plan.

ANNEX B

SYSCO CORPORATION
2007 STOCK INCENTIVE PLAN
(conformed version as amended)

SECTION 1
GENERAL

1.1  Purpose.  The Sysco Corporation 2007 Stock Incentive Plan (the “Plan”) has been established by Sysco Corporation (the “Company”) to promote the interests of the Company and the stockholders of the Company by providing executive officers and other employees of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant, in the sole discretion of the Committee, as defined below, of options (including “incentive stock options” and “nonqualified stock options”), stock appreciation rights, restricted stock, restricted stock units and other stock- based awards. The Plan is designed so that awards granted hereunder intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code may comply with such requirements, and the Plan and such awards shall be interpreted in a manner consistent with such requirements.

1.2  Definitions.  Capitalized terms in the Plan shall be defined as set forth below:

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Affiliated Company.  The term “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(b) Award.  The term “Award” shall mean any award or benefit granted under the Plan, including, without limitation, Options, SARs, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards.

(c) Award Agreement.  The term “Award Agreement” means a written employment, consulting or similar agreement between a Grantee and the Company or a written Award grant agreement under the Plan.

(d) Board.  The term “Board” shall mean the Board of Directors of the Company.

(e) Cause.  The term “Cause” means, unless otherwise provided by the Committee, (1) “Cause” as defined in any Award Agreement to which the Grantee is a party, or (2) if there is no such Award Agreement or if it does not define Cause: (A) conviction of the Grantee for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the Grantee’s employment duties or (C) willful and deliberate failure on the part of the Grantee to perform the Grantee’s employment duties in any material respect. The Committee shall, unless otherwise provided in an Award Agreement with a Grantee, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(f) Change in Control.  The term “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (4) any acquisition by any corporation; pursuant to a transaction that complies with subparagraphs (iii)(A), (iii)(B) and (iii)(C) below;

(ii) The occurrence of the following: Individuals who, as of November 9, 2007, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 9, 2007 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g) Code.  The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(h) Committee.  The term “Committee” means the committee of the Board described in Section 3 hereof and any sub-committee established by such Committee pursuant to Section 2.3.

(i) Covered Employee.  The term “Covered Employee” means an employee who is, or who is anticipated to become, between the time of grant and payment of the Award, a “covered employee,” as such term is defined in Section 162(m)(3) of the Code (or any successor section thereof).

(j) Eligible Grantee.  The term “Eligible Grantee” shall mean any executive officer or employee of the Company or a Subsidiary, as determined by the Committee in its sole discretion.

(k) Fair Market Value.  For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the “Fair Market Value” as of that date shall be the closing sale price of the Stock on the first business day prior to that date on the New York Stock Exchange.

(l) Grantee.  The term “Grantee” means an executive officer or employee of the Company or a Subsidiary who has been granted an Award under the Plan.

(m) ISO.  The term “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(n) NQSO.  The term “NQSO” means any Option that is not designated as an ISO, or which is designated by the Committee as an ISO but which subsequently fails or ceases to qualify as an ISO.

(o) Option.  The term “Option” means a right, granted to an Eligible Grantee under Section 4.2(a), to purchase shares of Stock. An Option may be either an ISO or an NQSO.

(q) Other Stock-Based Award.  The term “Other Stock-Based Award” means a right or other interest granted to an Eligible Grantee under Section 4.2(e) of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including but not limited to (i) unrestricted Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to an Eligible Grantee to acquire Stock from the Company containing terms and conditions prescribed by the Committee.

(r) Performance Goals.  The term “Performance Goals” means performance goals based on the attainment by the Company or any Subsidiary of the Company or any Affiliated Company (or any division or business unit of any such entity), or any two or more of the foregoing, of performance goals pre-established by the Committee in its sole discretion, based on one or more of the following criteria (if applicable, such criteria shall be determined in accordance with generally accepted accounting principles (“GAAP”) or based upon the Company’s GAAP financial statements): (1) return on total stockholder equity; (2) earnings per share of Stock; (3) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (4) economic profit; (5) sales or revenues; (6) return on assets, capital or investment; (7) market share; (8) control of operating or non-operating expenses; (9) implementation or completion of critical projects or processes; (10) operating cash flow, (11) free cash flow, (12) return on capital or increase in pretax earnings; (13) net earnings; (14) margins; (15) market price of the Company’s securities, and (16) any combination of, or a specified increase in, any of the foregoing. The Performance Goals may be based upon the attainment of specified levels of performance under one or more of the criteria described above relative to the performance of other comparable entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee in its sole discretion may designate additional business criteria on which the Performance Goals may be based or adjust, or modify or amend the aforementioned business criteria. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. The Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or any Affiliated Company or the financial statements of the Company or any Subsidiary of the Company or any Affiliated Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, as applicable.

(s) Restricted Stock.  The term “Restricted Stock” means an Award of shares of Stock to an Eligible Grantee under Section 4.2(c) that may be subject to certain restrictions and to a risk of forfeiture. Stock issued upon the exercise of Options or SARs is not “Restricted Stock” for purposes of the plan, even if subject to post-issuance transfer restrictions or forfeiture conditions. When Restricted Stock vests, it ceases to be “Restricted Stock” for purposes of the Plan.

(t) Restricted Stock Unit.  The term “Restricted Stock Unit” means a right granted to an Eligible Grantee under Section 4.2(d) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(u) Rule 16b-3.  The term “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, including any successor to such Rule.

(v) Stock.  The term “Stock” means shares of the common stock, par value $1 per share, of the Company.

(w) Stock Appreciation Right or SAR.  The term “Stock Appreciation Right” or “SAR” means the right, granted to an Eligible Grantee under Section 4.2(b), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(x) Subsidiary.  The term “Subsidiary” means any present or future subsidiary corporation of the Company within the meaning of Section 424(f) of the Code, and any present or future business venture designated by the Committee in which the Company has a significant interest, including, without limitation, any subsidiary corporation in which the Company has at least a 20% ownership interest, as determined in the discretion of the Committee, and also including the Baugh Supply Chain Cooperative, Inc. and all of its members.

SECTION 2
ADMINISTRATION

2.1  Committee.  The authority to manage the operation of and administer the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 2. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are non-employee directors within the meaning of Rule 16b-3 and are outside directors within the meaning of Code Section 162(m). Unless otherwise determined by the Board, Sysco’s Compensation Committee shall be designated as the “Committee” hereunder.

2.2  Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Grantees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, and to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards.

(b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(d) In managing the operation of and administering the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and by-laws of the Company, and applicable state corporate law.

(e) Subject to Section 3.2 hereof, neither the Board, the Committee nor their respective delegates shall have the authority to (i) reprice (or cancel and regrant) any Option, SAR or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s stockholders, (ii) take any other action (whether in the form of an amendment, cancellation or replacement grant, or a cash-out of underwater options) that has the effect of repricing an Option, SAR or other Award, or (iii) grant any Option, SAR or other Award that contains a so-called “reload” feature under which additional Options, SARs or other Awards are granted automatically to the Grantee upon exercise of the original Option, SAR or Award.

(f) Anything in the Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

(g) Anything in the Plan to the contrary notwithstanding, neither the Board nor the Committee may accelerate the payment or vesting of any Option, SAR or other Award except in the event of death, disability, retirement or a Change in Control.

2.3  Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members, including without limitation, the power to designate Grantees hereunder and determine the amount, timing and terms of Awards hereunder. Any such allocation or delegation may be revoked by the Committee at any time.

2.4  Information to be Furnished to Committee.  The Company and its Subsidiaries and Affiliated Companies shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries and Affiliated Companies as to an employee’s or Grantee’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive unless the Committee determines such records to be incorrect. Grantees and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

2.5  Indemnification.  Each person who is or shall have been a member of the Committee, or the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification or elimination of liability to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 3
STOCK SUBJECT TO PLAN

3.1  Shares Available for Awards; Individual Limitations.  Subject to the adjustments described below, the maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 55 million shares of Stock. Of the 55 million shares of Stock reserved for the grant of Awards under the Plan, up to 55 million shares of Stock may be issued in the aggregate pursuant to Options, which may be either ISOs or NQSOs, and SARs, and up to 10 million shares of Stock may be awarded under the Plan in the aggregate in respect of Awards other than Options and SARs. The maximum number of shares of Stock that may be covered by all Options and/or SARs granted to any individual during any fiscal year under the Plan is 750,000. The maximum number of shares of Stock that may be covered by all Awards other than Options or SARs granted to any individual during any fiscal year under the Plan is 250,000. Shares of Stock issuable hereunder may, in whole or in part, be authorized but unissued shares or shares of Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. The Company’s three-year rolling average annual usage of shares under the Plan will not exceed 1 1/2% of total shares outstanding, measured as of the first day of each fiscal year in which grants are being made. If any shares of Stock subject to an Award are forfeited or cancelled, or if an Award terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture or cancellation, again be available for Awards under the Plan; provided, however, that with respect to SARs that are settled in Stock, the aggregate number of shares of Stock subject to the SAR grant shall be counted against the shares available for issuance under the Plan as one share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise. Shares of Stock shall not again be available if such shares are surrendered or withheld as payment of either the exercise price of an Award and/ or withholding taxes in respect of an Award. Awards that are settled solely in cash shall not reduce the number of shares of Stock available for Awards. Upon the exercise of any Award granted in tandem with any Award pursuant to Section 4.2(b)(i), such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

3.2  Adjustments for Changes in Capitalization.  If the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination, subdivision or similar transaction, or if the Company makes an extraordinary dividend or distribution to its stockholders (including without limitation to implement a spinoff) (each, a “Corporate Transaction”) then, subject to any required action by the stockholders of the Company, the number and kind of shares of Stock available under the Plan or subject to any limit or maximum hereunder shall automatically be proportionately adjusted, with no action required on the part of the Committee or otherwise. Subject to any required action by the stockholders, the number and kind of shares covered by each outstanding Award, and the price per share in each such Award, to the extent applicable, shall be automatically proportionately adjusted for any increase or decrease in the number of issued shares of the Company resulting from a Corporate Transaction to the extent necessary to prevent dilution or enlargement of the rights of Grantees under the Plan.

3.3  Certain Mergers and Other Extraordinary Events.  If the Company merges or consolidates with another corporation, whether or not the Company is a surviving corporation, or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets while unexercised Options or other Awards remain outstanding under the plan, (A) subject to the provisions of clause (C) below, after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of an outstanding Option or other Award shall be entitled, upon exercise of that Option or Award or in place of it, as the case may be, to receive, at the option of the Committee and in lieu of shares of Stock, (i) the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of shares of Stock equal to the number of shares of Stock as to which that Option may be exercised or are subject to the Award or (ii) shares of stock of the company that is the surviving corporation in such merger, consolidation, liquidation, sale or other disposition having a value, as of the date of payment under (i) above, as determined by the Committee in its sole discretion, equal to the value of the shares of stock or other securities or property otherwise payable under (i) above; (B) if Options or other Awards have not already become exercisable or vested under Section 4.2(g) hereof, the Committee may waive any limitations set forth in or imposed pursuant to the Plan so that all Options or other Awards, from and after a date prior to the effective date of that merger, consolidation, liquidation, sale or other disposition, as the case may be, specified by the Committee, shall be exercisable in full and/or fully vested; and (C) all outstanding Options or SARs may be cancelled by the Committee as of the effective date of any merger, consolidation, liquidation, sale or other disposition, provided that any such cancellation pursuant to this Section 3.3 shall be contingent upon the payment to the affected Grantees, in the case of an in-the-money Option or SAR, cash, property or a combination thereof having an aggregate value equal to the excess of the value of the per-share amount of consideration paid pursuant to the merger, consolidation, liquidation, sale or other disposition, as the case may be, giving rise to such cancellation, over the exercise price of such Option or SAR multiplied by the number of shares of Stock subject to the Option or SAR. Any adjustments pursuant to this Section 3.3 shall be made by the Committee in its sole discretion, and its determination in that respect shall be final, binding and conclusive, regardless of whether or not any such adjustment shall have the result of causing an ISO to cease to qualify as an ISO.

3.4  Limitation on Grantees’ Rights.  Except as hereinbefore expressly provided in this Section 3, a Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an Award, unless the Committee shall otherwise determine.

3.5  Company Right and Power.  The grant of any Award pursuant to the Plan shall not affect in any way the right or power of the Company (A) to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, (B) to merge or consolidate, (C) to dissolve, liquidate, sell, or transfer all or any part of its business or assets or (D) to issue any bonds, debentures, or preferred or other preference stock ahead of or affecting the Stock.

3.6  Fractional Shares.  Notwithstanding anything contained in this Section 3, if any action described in this Section 3 results in a fractional share for any Grantee under any Award hereunder, such fraction shall be completely disregarded and the Grantee shall only be entitled to the whole number of shares resulting from such adjustment. All adjustments made by the Committee to effect the terms of this Section 3 shall be final, conclusive and binding upon the holders of Options, SARS and other Awards.

SECTION 4
AWARDS

4.1  General.  The term of each Award shall be for such period as may be determined by the Committee, subject to the limitations set forth below. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary of the Company upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine; provided, however, that any such terms and conditions shall not be inconsistent with Section 409A of the Code.

4.2  Types of Awards.  The Committee is authorized to grant the Awards described in this Section 4.2, under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon Performance Goals. Each Award shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine.

(a) Options.  The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(i) Type of Award.  The Award Agreement evidencing an Option shall designate the Option as either an ISO or an NQO, as determined in the discretion of the Committee.

(ii) Exercise Price.  The exercise price of each Option granted under this Section 4.2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the Award.

(iii) Exercise.

(A) Subject to the provisions of the Plan, Options shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee; provided, however, that no Option may be exercised more than seven years after its grant date.

(B) Except as set forth in Section 5.11, no Option granted hereunder may be exercised after the earlier of (I) the expiration of the Option or (II) ninety days after the severance of an Option holder’s employment with the Company or any Subsidiary. At the time of the grant of Options, the Committee may place restrictions on the exercisability or vesting of Options that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the Award is granted to a Covered Employee, the grant of the Award and the establishment of the Performance Goals shall be made during the period required under Code Section 162(m).

(C) Whether an authorized leave of absence, or an absence for military or government service, constitutes severance of an Option holder’s employment relationship with the Company or a Subsidiary will be determined by the Committee at the time of the event, in its sole discretion.

(iv) Payment of Option Exercise Price.  The payment of the exercise price of an Option granted under this Section 4 shall be subject to the following:

(A) Subject to the following provisions of this Section 4.2(a)(iv), the full exercise price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 4.2(a)(iv)(C) payment may be made as soon as practicable after the exercise).

(B) The exercise price shall be payable in cash or by tendering (either by actual delivery of shares or by attestation) shares of Stock that are acceptable to the Committee and were valued at Fair Market Value as of the day the shares are tendered, or in any combination of cash, shares, or attested shares, as determined by the Committee.

(C) To the extent permitted by applicable law and the policies adopted from time to time by the Committee, a Grantee may elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

(b) SARs.  The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(i) In General.  SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Payment of an SAR may be made in cash, Stock, property, or a combination of the foregoing, as specified in the Award Agreement or determined in the sole discretion of the Committee. At the time of the grant of SARs, the Committee may place restrictions on the exercisability or vesting of SARs that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the Award is granted to a Covered Employee, the grant of the Award and the establishment of the Performance Goals shall be made during the period required under Code Section 162(m).

(ii) Term and Exercisability of SARs.  SARs shall be exercisable over the exercise period at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, however, that no SAR may be exercised more than seven years after its grant date. Except as set forth in Section 5.11, no SAR granted hereunder may be exercised after the earlier of (A) the expiration of the SAR or (B) ninety days after the severance of an SAR holder’s employment with the Company or any Subsidiary.

(iii) Payment.  An SAR shall confer on the Grantee a right to receive an amount with respect to each share of Stock subject thereto, upon exercise thereof, equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the Fair Market Value of a share of Stock on the date of grant of such SAR). An SAR may be exercised by giving written notice of such exercise to the Committee or its designated agent.

(c) Restricted Stock.  The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(i) Issuance and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. The Committee may place restrictions on Restricted Stock that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the Award is granted to a Covered Employee, the grant of the Award and the establishment of the Performance Goals shall be made during the period required under Code Section 162(m). Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

(ii) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate.

(iii) Dividends.  Except to the extent restricted under the applicable Award Agreement, cash dividends paid on Restricted Stock shall be paid at the dividend payment date subject to no restriction. Unless otherwise determined by the Committee, Stock distributed in connection with a stock split or stock dividend shall be subject to the transfer restrictions, forfeiture risks and vesting conditions to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(d) Restricted Stock Units.  The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(i) Conditions to Vesting.  At the time of the grant of Restricted Stock Units, the Committee may place restrictions on Restricted Stock Units that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the Award is granted to a Covered Employee, the grant of the Award and the establishment of the Performance Goals shall be made during the period required under Code Section 162(m).

(ii) Benefit Upon Vesting.  Unless otherwise provided in an Award Agreement, upon the vesting of a Restricted Stock Unit, there shall be delivered to the Grantee, within 30 days of the date on which such Award (or any portion thereof) vests, the number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.

(iii) Dividend Equivalents.  Subject to the requirements of Section 409A of the Code, an Award of Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Grantee, and may be settled in cash or Stock, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may, at the time of grant of the Restricted Stock Unit, be made subject to the transfer restrictions, forfeiture risks, vesting and conditions of the Restricted Stock Units and subject to such other conditions, restrictions and contingencies as the Committee shall establish at the time of grant of the Restricted Stock Unit, including the reinvestment of such credited amounts in Stock equivalents, provided that all such conditions, restrictions and contingencies shall comply with the requirements of Section 409A of the Code.

(e) Other Stock-Based Awards.  The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. At the time of the grant of Other Stock-Based Awards, the Committee may place restrictions on the payout or vesting of Other Stock-Based Awards that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the Award is granted to a Covered Employee, the grant of the Award and the establishment of the Performance Goals shall be made during the period required under Code Section 162(m).

The Committee shall determine the terms and conditions of such Awards at the date of grant. Other Stock-Based Awards may not be granted with the right to receive dividend equivalent payments.

(f) Settlement of Options and SARs.  Shares of Stock delivered pursuant to the exercise of an Option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Award Agreement. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

(g) Vesting; Additional Terms.  Except as set forth below and in Sections 3.3 and 5.11, and other than Options, SARs, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards conditioned upon the attainment of Performance Goals that relate to performance periods of at least one fiscal year, no Award granted hereunder may vest in excess of 1/3 of the number of shares subject to the Award per year for the first three years after the grant date. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Award shall be considered the day on which such Award is granted. The term of any Award granted under the Plan will not exceed seven years from the date of grant. Notwithstanding the foregoing, if before the expiration of an Option or SAR, the holder’s employment relationship with the Company or a Subsidiary terminates as a result of retirement in good standing or disability under the established rules of the Company then in effect, the Option or SAR will remain in effect, vest and be exercisable in accordance with its terms as if the holder remained an employee of the Company or Subsidiary. In the event of an Option or SAR holder’s death during the term of his or her Option or SAR, all unvested Options and SARs will vest immediately and may be exercised by the holder’s estate, or by the person to whom such right devolves from the holder by reason of his or her death, at any time within three years after the date of the holder’s death but in no event later than the original termination date of the Option or SAR. In no event may an Option or SAR be exercised after three years following the holder’s death. With respect to all other Awards, any unvested Awards shall immediately vest, and all restrictions pertaining to such other Awards shall lapse and have no further effect, upon the holder’s death or retirement in good standing or disability under the established rules of the Company then in effect, except as otherwise provided by the Committee at grant of the Award. Upon the occurrence of a Change in Control, all outstanding Options and SARs shall vest and become exercisable and all other outstanding Awards shall vest and all restrictions pertaining to such other Awards shall lapse and have no further effect.

SECTION 5
OPERATION

5.1  Duration.  Grants may be made under the Plan through November 9, 2014. In the event of Plan termination while Awards remain outstanding, the Plan shall remain in effect as long as any Awards under it are outstanding, although no further grants may be made following Plan termination.

5.2  Uncertificated Stock.  Nothing contained in the Plan shall prohibit the issuance of Stock on an uncertificated basis, to the extent allowed by the Company’s Certificate of Incorporation and Bylaws, by applicable law and by the applicable rules of any stock exchange.

5.3  Tax Withholding.  All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Grantee, through the surrender of shares of Stock which the Grantee already owns, or through the surrender of unrestricted shares of Stock to which the Grantee is otherwise entitled under the Plan, but only to the extent of the minimum amount required to be withheld under applicable law.

5.4  Use of Shares.  Subject to the limitations on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

5.5  Transferability.  Except as otherwise provided by the Committee, Options, SARs and any other unvested Awards or Awards subject to any restrictions hereunder are not transferable except as designated by the Grantee by will or by the laws of descent and distribution. Notwithstanding the foregoing, in no event may any such Award be transferred to a third party for consideration at any time.

5.6  Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Grantee or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.7  Agreement With Company.  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Grantee shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Grantee, and the Committee may, but need not, require that the Grantee shall sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Grantee signature is required.

5.8  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.9  Limitation of Implied Rights.

(a) Neither a Grantee nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Grantee shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Grantee will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan or the Award Agreement, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.10  Forfeiture; Non-Competition Agreements.  Notwithstanding any other provision of the Plan, except as provided in Section 5.11 below, if the Committee finds by a majority vote that: (i) the Grantee, before or after termination of his or her employment or consulting relationship with the Company or a Subsidiary (as used in this Section 5.10, an “Employer”) for any reason, (a) committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his or her employment or other engagement by Employer, and by such act damaged Employer, or (b) disclosed trade secrets of Employer; or (ii) the Grantee, before or after termination of his or her employment or other engagement with Employer for any reason, participated, engaged or had a financial or other interest (whether as an employee, officer, director, consultant, contractor, stockholder, owner, or otherwise) in any commercial endeavor in the United States competitive with the business of Employer (a) in violation of the Sysco Corporation Code of Business Conduct, as in effect on the date of such participation or other engagement, or (b) in such a manner that would have violated the Code of Business Conduct had Grantee been employed by Employer at the time of the activity in question, then any outstanding Awards which, in the case of Options or SARs, have not been exercised and, in the case of Awards other than Options or SARs, have not vested, will be forfeited. The decision of the Committee as to the nature of a Grantee’s conduct, the damage done to Employer and the extent of the Grantee’s competitive activity will be final. No decision of the Committee, however, will affect the finality of the discharge of the Grantee by Employer in any manner. The Committee may, in its discretion, include a form of non-compete, non-solicitation and/or non-disparagement agreement in any Award Agreement, and such non-compete, non-solicitation or non-disparagement agreement may be personalized, in the Committee’s discretion, to fit the circumstances of any specific Grantee.

5.11  Termination of Employment Following Change In Control.  In the event that the employment of a Grantee who is an employee of the Company or a Subsidiary is terminated by the Company other than for Cause during the 24-month period following a Change in Control, all of such Grantee’s outstanding Options and SARs may thereafter be exercised by the Grantee, to the extent that such Options and SARs were exercisable as of the date of such termination of employment (x) for a period of 24 months from such date of termination or (y) until expiration of the stated term of such Option or SAR, whichever period is the shorter. The provisions of clause (ii) of Section 5.10 of the Plan shall not apply to any Grantee who incurs a termination of employment pursuant to this Section 5.11 with respect to activity after such termination of employment.

5.12  Section 409A.  It is intended that all Options and SARs granted under the Plan shall be exempt from the provisions of Section 409A of the Code and that all other Awards under the Plan, to the extent that they constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder). The Plan and any Award Agreements issued hereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

5.14  Regulations and Other Approvals.

(a) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(c) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, or regulations thereunder, and applicable state securities laws, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(d) With respect to persons subject to section 16 of the Securities and Exchange Act of 1934, as amended, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3.

5.15  Awards to Employees Subject to Taxation Outside of the United States.  Without amending the plan, Awards may be granted to Grantees who are foreign nationals or who are employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan. Such different terms and conditions may be reflected in Addenda to the Plan or in the applicable Award Agreement. However, no such different terms or conditions shall be employed if such terms or conditions constitute, or in effect result in, an increase in the aggregate number of shares which may be issued under the Plan or a change in the definition of Eligible Grantee.

SECTION 6
AMENDMENT AND TERMINATION

(a) The Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without stockholder approval:

(i) any increase in the number of shares that may be issued under the Plan (except by certain adjustments provided for under the Plan);

(ii) any change in the class of persons eligible to receive ISOs under the Plan;

(iii) any change in the requirements of Sections 4.2(a)(ii) and 4.2(b)(iii) hereof regarding the exercise price of Options and the grant price of SARs; or

(iv) any repricing or cancellation and regrant of any Option or, if applicable, other Award at a lower exercise, base or purchase price, whether in the form of an amendment, cancellation or replacement grant, or a cash-out of underwater options or any action that provides for Awards that contain a so-called “reload” feature under which additional Options or other Awards are granted automatically to the Grantee upon exercise of the original Option or Award.

(v) any other amendment to the Plan that would require approval of the Company’s stockholders under applicable law, regulation or rule or stock exchange listing requirement.

Notwithstanding any of the foregoing, adjustments pursuant to Section 3 shall not be subject to the foregoing limitations of this Section 6.

(b) Options may not be granted under the Plan after the date of termination of the Plan, but Options granted prior to that date shall continue to be exercisable according to their terms.

SECTION 7
GOVERNING LAW

The plan shall be governed by, and construed in accordance with, the laws of the State of Texas, except to the extent that the General Corporation Law of the State of Delaware shall be applicable.

ANNEX C

SYSCO CORPORATION
2009 MANAGEMENT INCENTIVE PLAN

This SYSCO CORPORATION 2009 MANAGEMENT INCENTIVE PLAN (the “Plan”) effective for awards granted on or after May 1, 2010, was recommended by the Compensation Committee (the ‘‘Committee”) of the Board of Directors (the “Board of Directors”) of Sysco Corporation (the “Company”) on September 3, 2009, and adopted by the Board of Directors of the Company on September 3, 2009.

1.  Statement of Principle

The purpose of the Plan is to reward (i) certain key management personnel for outstanding performance in the management of one or more Operating Companies (as defined herein) and (ii) certain corporate personnel for managing the operations of the Company as a whole and/or managing the operations of one or more Operating Companies (as defined herein). For purposes of the Plan, the term “Operating Company” means (i) any entity in which the Company, directly or indirectly, owns more than 50% of the vote or value of the equity interests issued by such entity, or (ii) any other entity, operating division, employment location or business unit designated by the Committee as an “Operating Company” for purposes of this Plan. All references to ‘‘Performance Periods” in the Plan are to fiscal years of the Company unless otherwise specifically noted.

2.  Plan Compensation Committee

The Committee is charged with structuring, proposing the implementation of, and implementing the terms and conditions of the Plan. The Committee shall have the authority to: (i) adopt, alter, amend and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (ii) interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto), including without limitation the manner of determining financial and accounting concepts discussed in the Plan; (iii) otherwise supervise the administration of the Plan; and, (iv) except as to the application of the Plan to executive officers, delegate such authority provided to the Committee under the Plan as it may deem necessary or appropriate to the Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President and any Executive Vice President, and any of them individually. All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and all Participants (as defined herein).

3.  Participation

(A) Designation of Participants.  The Committee shall designate from time to time those employees of the Company and it’s Operating Companies who are eligible to receive a bonus (each a, “Participant” and collectively, the “Participants”) under the Plan. To the extent possible, the Committee shall make such designation prior to the commencement of the Performance Period for which such employee will be eligible for a bonus under the Plan, or as soon as practicable during the Performance Period in which an employee first becomes eligible to participate in the Plan. Except as otherwise provided herein, once an employee has been designated as a Participant for a Performance Period, the Committee shall have the right to remove such employee as a Participant in the Plan for such Performance Period, with or without cause, at any time on or before the last day of such Performance Period and except as otherwise provided herein, the Participant shall not be entitled to any bonus under the Plan for the Performance Period in which such Participant is removed regardless of when during the Performance Period the Participant is removed.

(B) Senior Executive Participants.  Notwithstanding anything to the contrary contained herein, if it is determined that a Participant is a “covered employee” of the Company within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (and any Treasury Regulations or guidance issued thereunder) (the “Code”) for a Performance Period (a ‘‘Senior Executive Participant”), such Participant’s bonus shall be calculated without regard to such Participant’s status as a Senior Executive Participant, provided, however, that such Participant’s bonus shall be subject to any and all limitations and restrictions applicable to Senior Executive Participants under the Plan and the annual incentive program (and any related agreements) for the Performance Period.

4.  Determination of Performance Goals.

(A) In General.  Before the beginning of the relevant Performance Period, but in no event later than ninety (90) days after the beginning of such Performance Period, the Committee, in its sole discretion, shall establish for such Performance Period (i) the Performance Period over which performance is to be measured; (ii) the payment date for the Performance Period; (iii) the Performance Goals (as defined below) for each Participant; and (iv) the method for evaluating performance for the Performance

Period. Notwithstanding the foregoing, the Committee shall have the right to alter the bonus formula with respect to any Participant by changing the performance targets or otherwise as determined in the sole discretion of the Committee; provided that any such change shall not apply to a Participant who is also a Senior Executive Participant with respect to such Performance Period unless such change complies with the requirements of the “performance based compensation” exception under Section 162(m) of the Code.

(B) Performance Goals.  The Performance Goals established by the Committee for a Performance Period may include any one or more of the following criteria (i) return on capital, (ii) return on assets, (iii) sales growth, (iv) market share, (v) margin growth, (vi) return on equity, (vii) total shareholder return, (viii) increase in net after-tax earnings per share, (ix) increase in operating pre-tax earnings, (x) operating profit or improvements in operating profit, (xi) improvements in certain asset or financial measures (including working capital and the ratio of sales to net working capital), (xii) reductions in certain costs (including reductions in inventories or accounts receivable or reductions in operating or non-operating expenses), (xiii) net earnings, (xiv) pre-tax earnings or variations of income criteria in varying time periods, (xv) economic value added, (xvi) general comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria; (xvii) market price of the Company securities or (xviii) with respect to a Participant (other than a Senior Executive Participant) other factors directly tied to the performance of the Company or an Operating Company (the ‘‘Performance Goals”). Subject to the Committee’s discretion to formulate a different bonus structure as to any Participant other than Senior Executive Participants, the Performance Goals may be based on one or more of the following: (i) the performance of the Company as a whole; (ii) the performance of the Operating Company which employs such Participant (or the Operating Company designated by the Committee as the Operating Company by reference to which performance is to be measured); or (iii) the aggregate performance of the Operating Companies over which such Participant has managerial authority. The relative weights of the criteria that comprise the Performance Goals shall be determined by the Committee in its sole discretion. In establishing the Performance Goals for a Performance Period, the Committee may establish different Performance Goals for individual Participants or groups of Participants.

(C) Additional Bonus.  In addition to the bonus determined using the Performance Goals set forth above, a Participant employed by an Operating Company may also be eligible for an additional bonus (“Additional Bonus”) as determined by the Committee in its sole discretion. The Additional Bonus may be established by the Committee at one or more times during such Performance Period or within ninety (90) days following the end of such Performance Period based on such criteria as the Committee may develop in its sole discretion; provided however, any Participant who is also a Senior Executive Participant with respect to such Performance Period shall not be eligible for an Additional Bonus unless such Additional Bonus is established in accordance with the requirements of the “performance based compensation” exception under Section 162(m) of the Code.

(D) General Rules Regarding Bonus Calculation.

(i) Whether or not the results of operations of one or more Operating Companies or the Company for a given Performance Period result in a bonus, generally accepted accounting principles shall be applied on a basis consistent with prior periods unless otherwise modified by the Committee; provided however, no such modification shall apply to a Senior Executive Participant unless the requirements for the “performance based compensation” exception under Section 162(m) of the Code have been satisfied with respect to such modification. Any determination made pursuant to this Section 4(D)(i) shall be based on the calculations made by the Company and shall be binding on each Participant.

(ii) Except as provided in Section 9, as to Senior Executive Participants, there is no limit to the bonus that can be earned under this Plan. Prior to the payment of a bonus to a Senior Executive Participant, other than a bonus payable following a Change of Control pursuant to Section 7, the Committee shall certify that the Performance Goals and other material terms of the Plan have been achieved with respect to such Senior Executive Participant.

(iii) This Section 4(D)(iii) shall apply whenever the Performance Goals for a Performance Period take into account performance for one or more fiscal years of 53 weeks (each, a “Long Fiscal Year”). In making any determination as to whether the Performance Goals have been satisfied or as to the amount of the bonus payable with respect to a Performance Period, the relevant Performance Goals for a Long Fiscal Year shall be deemed to be a number equal to the numerical measure of each such Performance Goal based on the performance of the Company and/or its Operating Companies for such Long Fiscal Year minus an amount equal to the product of (i) 1/14th; and (ii) the numerical measure of each such Performance Goal based on the performance of the Company and/or its Operating Companies for the last fiscal quarter of such Long Fiscal Year. Notwithstanding the foregoing, the Committee may exercise its discretion in determining the extent of the adjustment, if any, to the calculation of any Performance Goal for a Long Fiscal Year appropriate to more accurately compare performance during a Long Fiscal Year to that during a 52-week fiscal year; provided that, the Committee may not exercise such discretion after the first ninety (90) days of the Performance Period with respect to Senior Executive Participants unless such exercise of discretion results in a reduction of the bonus payable to the Senior Executive Participants for such Performance Period.

5.  Payment

The bonus payable to Participants under this Plan shall be paid solely in cash and shall be paid on or before ninety (90) days following the end of each Performance Period; provided, however, subject to the requirements of the applicable deferred compensation plan and such other rules and requirements as the Committee may from time to time prescribe, the Committee may allow a Participant to defer receipt of all or a portion of the Participant’s bonus under the Plan if permitted under the terms of the deferred compensation plan sponsored by the Company in which the Participant is eligible to participate.

6.  Clawback of Bonus.

In accordance with the Company’s incentive payment clawback policy, in the event of a restatement of financial results (other than a restatement due to a change in accounting policy) within thirty-six (36) months of the payment of a bonus under the Plan, if the Committee determines in its sole and absolute discretion, that the bonus paid to a Participant under the Plan would have been lower had it been calculated based on such restated results (the “Adjusted MIP Bonus”), then the Committee shall, subject to applicable governing law, have the right to recoup from such Participant, in such form and at such time as the Committee determines in its sole and absolute discretion, the difference between the amount previously paid to such Participant pursuant to the Plan (without regard to amounts deferred by such Participant under the Company’s executive benefit plans) and the Adjusted MIP Bonus.

7.  Change of Control

(A) “Change of Control” means the occurrence of one or more of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a ‘‘Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 7(A)(i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company or (4) any acquisition by any corporation pursuant to a transaction that complies with Sections 7(A)(iii)(1), 7(A)(iii)(2) and 7(A)(iii)(3);

(ii) The occurrence of the following: Individuals who, as of September 9, 2009, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 9, 2009 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Operating Companies, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Operating Companies (each, a ‘‘Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Operating Companies) in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Securities immediately prior to such Business Combination) as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(B) Notwithstanding anything to the contrary contained herein, and in lieu of any other payments due hereunder other than pursuant to this Section 7, within ninety (90) days following the date on which a Change of Control has occurred, each person who was a Participant at the time of the Change of Control shall be paid a cash bonus hereunder, equal to the following (subject to reduction in the case of certain severance payments, as set forth below): the product of (i) a fraction equal to the number of days in the Performance Period in which the Change of Control occurs up to and including the date of the Change of Control divided by 365, and (ii) the bonus that would have been paid under this Plan, calculated using a Performance Goal equal to the product of (a) the Company’s and/or one or more Operating Companies’ performance through and including the end of the most recently completed fiscal quarter occurring prior to and in the same Performance Period as the Change of Control (the “Measurement Date”), calculated in accordance with generally accepted accounting principles, if applicable, and (b) a fraction, the numerator of which is 365 and the denominator of which is the number of days in such Performance Period up to and including the Measurement Date.

(C) In addition to any bonus paid or payable pursuant to Section 7(B), any Participant who remains in the employ of the Company or any Operating Company on the last day of the Performance Period in which a Change of Control occurs shall be entitled to receive, in cash, within ninety (90) days after the end of the Performance Period, an amount equal to the positive difference, if any, between (a) the bonus that would have been paid to the Participant for such Performance Period under the Plan as in effect on the date of the Change of Control, using the actual Performance of the Company and/or one or more Operating Companies for the entire Performance Period, and (b) the amount paid pursuant to Section 7(B).

(D) Notwithstanding the foregoing, with respect to any Participant who is a party to the Company’s form of severance agreement on file with the Securities and Exchange Commission, or any future severance agreement with the Company, the bonus paid pursuant to this Section 7 shall be reduced, but to not less than zero, by the amount of any payment pursuant to such Participant’s severance agreement that is determined or calculated with respect to payments received or to be received under this Plan or any predecessor or successor thereof.

8.  No Employment Arrangements Implied

Nothing herein shall imply any right of continued employment for a Participant, and except as set forth in Section 7 with respect to a Change of Control or as otherwise determined by the Committee in its discretion, if a Participant is terminated, voluntarily or involuntarily, with or without cause, prior to the end of a given Performance Period, such Participant shall not be entitled to any bonus for such Performance Period regardless of whether or not a bonus would have been earned had such Participant remained employed by the Company or an Operating Company through the end of the relevant Performance Period, provided, however, any bonus earned with respect to a Performance Period that remains unpaid at the time of any such termination shall not be affected.

9.  Term; Amendment or Termination.

(A) Effective Date and Term.  The Plan has been adopted by the Board of Directors on September 3, 2009 and is effective, subject to obtaining stockholder approval of the material terms of the 2009 MIP Plan at the 2009 annual meeting, for awards granted on or after November 18, 2009 (the “Effective Date”). In no events will payments be made under this Plan to Senior Executive Participants unless this Plan has been approved by the Company’s stockholders in a vote meeting the requirements of Section 162(m) of the Code. The term of the Plan shall continue until November 18, 2014, unless sooner terminated by the Board of Directors. No new awards may be made after the termination of the Plan, but any awards granted prior to November 18, 2014 that have not yet been paid in will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Plan and the applicable grant agreements and programs.

(B) Amendment or Termination.  The Plan may be amended at any time by the Board of Directors and any such amendment shall be effective as of commencement of the Performance Period during which the Plan is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors. The Plan may be terminated at any time by the Board of Directors and such termination will be effective as of the commencement of the Performance Period in which such action to terminate the Plan is taken. Notwithstanding the foregoing, no amendment or termination following a Change of Control may in any way decrease or eliminate a payment due to a Participant pursuant to Section 7.

10.  Overall Limitation upon Payments under Plan to Senior Executive Participants

Notwithstanding any other provision in the Plan to the contrary, in no event shall any Senior Executive Participant be entitled to a bonus amount for any Performance Period in excess of $10 million.

11.  Prior Plan

As of the Effective Date, this Plan shall supersede the Sysco Corporation 2005 Management Incentive Plan, as amended and restated (the “Prior Plan”). No further awards will be granted under the Prior Plan following such date, but any awards granted under the Prior Plan before November 18, 2009 that have not yet been paid as of that date will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Prior Plan and the applicable grant agreements or programs.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and SYSCO CORPORATION follow the instructions to obtain your records and to create an electronic voting 1390 ENCLAVE PARKWAY instruction form. HOUSTON, TX 77077-2099 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS ATTN: LEGAL DEPARTMENT If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M17202-P84920 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SYSCO CORPORATION The Board of Directors recommends a vote “FOR” each of the nominees for director, “FOR” proposals 2, 3, 4, 5 and 6 and “AGAINST” proposal 7. Vote on Directors Vote on Proposals For Against Abstain 1. Election of Directors to serve until the Annual Meeting of Stockholders in 2012 Nominees: For Against Abstain 2. To approve the 2009 Non-Employee Directors Stock Plan; 0 0 0 1a. Jonathan Golden 0 0 0 3. To authorize amendments to Sysco’s 2007 Stock Incentive 0 0 0 Plan, as amended; 1b. Joseph A. Hafner. Jr. 0 0 0 4. To approve the material terms of, and the payment of compensation to certain executive officers pursuant to, 1c. Nancy S. Newcomb 0 0 0 0 0 0 the 2009 Management Incentive Plan, so that the deductibility of such compensation will not be limited by 1d. Kenneth F. Spitler 0 0 0 Section 162(m) of the Internal Revenue Code; 5. To ratify the appointment of Ernst & Young LLP as Sysco’s 0 0 0 independent accountants for fiscal 2010; 6. To consider and approve an advisory proposal relating to 0 0 0 the company’s executive compensation philosophy, policies and procedures; For address changes and/or comments, please check 0 7. To consider a stockholder proposal, if presented at the 0 0 0 this box and write them on the back where indicated. meeting, requesting that the Board of Directors adopt certain principles for health care reform; and 8. To transact such other business as may properly come Only stockholders of record at the close of business on September 21, 2009 will before the meeting or any adjournment thereof. be entitled to receive notice of and to vote at the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M17203-P84920 SYSCO CORPORATION Annual Meeting of Stockholders November 18, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Manual A. Fernandez and William J. DeLaney, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sysco Corporation to be held on Wednesday, November 18, 2009 at 10:00 a.m., at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 or any adjournment thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated October 8, 2009, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitues, may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side. Those proxies signed and returned with no choice indicated will be voted “FOR“each of the nominees for director, “FOR” Proposals 2, 3, 4, 5 and 6 and “AGAINST” Proposal 7 and will be voted in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting. Address Changes/Comments: ___ ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 679462